As filed with the Securities and Exchange Commission on July 24, 2012

Registration No. 333-144865

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eMagin Corporation
(Name of small business issuer in its charter)

Delaware	3679	56-1764501
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

3006 Northup Way, Suite 103,
Bellevue, WA 98004
(425)-284-5200
 (Address and telephone number of principal executive offices and principal place of business)

Andrew G. Sculley, Chief Executive Officer
eMagin Corporation
3006 Northup Way, Suite 103,
Bellevue, WA 98004
(425)-284-5200
(Name, address and telephone number of agent for service)

Copies to:
  Richard A. Friedman, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐

Note Regarding Registration Fees:

All fees for the registration of the shares registered on this Post-Effective Amendment No. 2 were paid upon the initial filing of the previously filed registration statements covering such shares.  No additional shares are registered and accordingly, no additional fees are payable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement is filed by the registrant as a post-effective amendment on Form S-1 to update the Post- Effective Registration Statement on Form S-1 SEC file No 333-144865, as amended, which was declared effective by the Securities and Exchange Commission on December 27, 2011.   The registrant is not seeking to register any additional shares pursuant to this Registration Statement.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED July 24, 2012

eMagin Corporation

11,646,723 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 11,646,723 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

Our common stock is listed on the NYSE AMEX under the symbol “EMAN”. The last reported sales price per share of our common stock as reported by the NYSE AMEX July 19, 2012 was $3.07.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this prospectus carefully before you invest.

The date of this prospectus is ___, 2012

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by eMagin Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

eMagin Corporation (“eMagin, “we,” “our,” or “us,”) is a leader in the manufacture of microdisplays using OLED (organic light emitting diode) technology. We design, develop, manufacture, and market OLED on silicon microdisplays, virtual imaging products which utilize OLED microdisplays, and related products. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer (“OEM”) customers to develop and market improved or new electronic products, especially products that are mobile and highly portable so that people have immediate access to information and may experience immersive forms of communications and entertainment.

We believe our OLED microdisplays offer a number of significant advantages over comparable liquid crystal microdisplays (LCDs) including greatly increased power efficiency, less weight, and dramatically higher contrast, with expected lower overall system costs relative to alternative microdisplay technologies. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay silicon backplane, resulting in compact, high resolution, power efficient systems. Already proven in military and commercial systems, our portfolio of OLED microdisplays deliver high-resolution, flicker-free virtual images, working effectively even in extreme temperatures and high-vibration conditions We have developed our own intellectual property and accumulated over 10 years of manufacturing know-how to create high performance OLED microdisplays.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED. The merged company changed its name to eMagin Corporation. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

We derive the majority of our revenue from sales of our OLED microdisplay products. We also generate revenue from sales of optics, microdisplays combined with optics (“microviewers”), and virtual imaging systems.  In addition we earn revenue from both government and commercial development contracts that in some cases complement and support our internal research and development programs.

Our website is located at www.emagin.com.  The contents of our website are not part of this Prospectus.

The Offering

Common stock offered by selling stockholders	Up to 11,646,723 shares, consisting of the following:

•  up to 1,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $1.03 per share and 663,294 shares of common stock issued upon the cashless exercise of common stock purchase warrants*;

• 1,000,000 shares of common stock issued upon the exercise of common stock purchase warrants at an exercise price of $0.48 per share**;

• 1,438,096 shares of common stock, consisting  of (i) 1,428,572 shares issued upon conversion of the note (“Stillwater Note”) issued to Stillwater Holdings LLC (f/k/a Stillwater LLC) (“Stillwater”) representing $500,000 of the principal amount of the Stillwater Note and (ii) 9,524 shares issued for accrued and unpaid interest under the Stillwater Note***; and

• up to 7,545,333 shares of common stock issuable upon the conversion of Series B Convertible Preferred Stock.

Common Stock to be outstanding after the offering	32,088,186 shares assuming the full exercise of the warrants and full conversion of Series B Convertible Preferred Stock underlying shares which are included in this prospectus.****

Use of Proceeds	We will not receive any proceeds from the sale of the common stock; however, we will receive proceeds from the exercise of our warrants.

NYSE AMEX Symbol	EMAN

*	On April 14, 2010, Stillwater elected to exercise 875,467 of its common stock purchase warrants on a cashless basis and received 663,294 shares of common stock.
**	On July 18, 2011, Stillwater elected to exercise its common stock purchase warrants at an exercise price of $0.48 per share and received 1,000,000 shares of common stock.
***
On July, 23 2007, Stillwater elected to convert $252,166.50 of the Stillwater Note, then outstanding, representing $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest into shares of common stock. Stillwater received 720,476 shares of the common stock at the conversion price of $0.35. On December 22, 2008, Stillwater elected to convert the $251,166.67 of the remaining Stillwater Note representing $250,000 of the principal amount of the Note due on December 22, 2008, and $1,166.67 of accrued and unpaid interest, into shares of common stock. Stillwater received 717,620 shares of the common stock at the conversion price of $0.35.

****	The information above regarding the common stock to be outstanding after the offering is based on 23,542,853 shares of the Company’s common stock outstanding as of June 15, 2012.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The consolidated statements of operations data for the years ended December 31, 2011, 2010 and 2009 and the balance sheet data at December 31, 2011 and 2010 are derived from our audited financial statements which are included elsewhere in this prospectus.  The consolidated statements of operations data for the years ended December 31, 2008 and 2007 and the balance sheet data at December 31, 2009, 2008 and 2007 are derived from our audited financial statements which are not included in this prospectus.   The statements of operations data for the three months ended March 31, 2012 and 2011 and the balance sheet data at March 31, 2012 are derived from our unaudited condensed consolidated interim financial statements filed with the Securities and Exchange Commission on May 10, 2012 which are included elsewhere in this prospectus.  The balance sheet data at March 31, 2011was derived from our unaudited condensed consolidated interim financial statements filed with the Securities and Exchange Commission on October 11, 2011 which is not included in this prospectus.  The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

Consolidated Statements of Operations Data:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2011	2010	2009	2008	2007	2012	2011
	(In thousands, except per share data)

Revenue	$29,181	$30,458	$23,822	$18,739	$17,554	$6,137	$5,441
Cost of goods sold	13,707	12,018	10,175	10,673	12,628	3,456	3,195
Gross profit (loss)	15,474	18,440	13,647	8,066	4,926	2,681	2,246
Operating expenses:
Research and development	3,063	2,370	1,996	2,081	2,949	1,140	532
Selling, general and administrative	9,136	10,055	6,900	6,254	6,591	2,263	2,141
Total operating expenses	12,199	12,425	8,896	8,335	9,540	3,403	2,673
Income (loss) from operations	3,275	6,015	4,751	(269)	(4,614)	(722)	(427)
Other income (expense), net	2,486	(16,086)	(6,932)	(1,590)	(13,874)	4	(3,070)
Net income (loss) prior to income tax provision	5,761	(10,071)	(2,181)	(1,859)	(18,488)	(718)	(3,497)
Income tax expense (benefit)	795	(8,931)	90	—	—	(266)	(158)
Net income (loss)	$4,966	$(1,140)	$(2,271)	$(1,859)	$(18,488)	$(452)	$(3,339)

Income (loss) per share, basic	$0.17	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(0.02)	(0.16)
Income (loss) per share, diluted	$0.07	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(0.02)	(0.16)

Shares used in calculation of income (loss) per share:
Basic	22,448	19,240	16,344	14,175	11,633	23,507	21,523
Diluted	25,575	19,240	16,344	14,175	11,633	23,507	21,523

Consolidated Balance Sheet Data:
(In thousands)
	December 31,					March 31,
	2011	2010	2009	2008	2007	2012	2011
Cash and cash equivalents	$7,571	$7,796	$5,295	$2,404	$713	$5,832	$7,763
Working capital (deficit)	$18,839	$5,881	$8,581	$3,300	$(4,708)	$18,624	$6,217
Total assets	$37,932	$32,702	$13,980	$10,104	$6,648	$37,589	$33,288
Long-term obligations	$—	$5,158	$6,844	$—	$60	$—	$5,966
Total shareholders’ equity (capital deficit)	$34,111	$14,697	$2,893	$3,661	$(4,170)	$34,437	$14,725

ITEM 1A.  RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock.  The following factors, as well as other factors affecting our operating results and financial condition, could cause our actual future results and financial condition to differ materially from those projected. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have had losses in the past and may incur losses in the future.

Our accumulated deficit is approximately $187 million as of March 31, 2012.  We have been EBITDA positive every quarter for 16 consecutive quarters since the second quarter of 2008. We can give no assurances that we will continue to be profitable in the future. We cannot assure investors that we will sustain profitability or that we will not incur operating losses in the future.

We may not be able to execute our business plan due to a lack of cash from operations.

We anticipate that our cash from operations will be sufficient to meet our requirements over the next twelve months.  In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we may have to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. No assurance can be given that if additional financing is necessary, that it will be available, or if available, will be on acceptable terms.

Our operating results have significant fluctuations.

In addition to the variability resulting from the short-term nature of commitments from our customers, other factors contribute to significant periodic quarterly fluctuations in results of operations. These factors include, but are not limited to, the following:

•	the receipt and timing of orders and the timing of delivery of orders;
•	the inability to adjust expense levels or delays in adjusting expense levels, in either case in response to lower than expected revenues or gross margins;
•	the volume of orders relative to our manufacturing capacity;
•	product introductions and market acceptance of new products or new generations of products;
•	changes in cost and availability of labor and components;
•	product mix;
•	variation in operating expenses; regulatory requirements and changes in duties and tariffs;
•	pricing and availability of competitive products and services; and
•	changes, whether or not anticipated, in economic conditions.

Accordingly, the results of any past periods should not be relied upon as an indication of our future performance.

RISKS RELATED TO MANUFACTURING

The manufacture of active matrix OLED microdisplays continues to evolve as better methods are discovered and employed and therefore we may encounter manufacturing issues or delays.

Ours is an evolving technology and we are pioneers in this active matrix OLED microdisplay manufacturing technique. As such, we cannot assure you that we will be able to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we cannot assure you that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery, installation and testing of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line.

We rely on key sole source and limited source suppliers.

We depend on a number of sole source or limited source suppliers for certain raw materials, components, and services. These include circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support.  We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could be detrimental to operating results. We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we provide the design layouts to a sole semiconductor contract manufacturer who manufactures the integrated circuits on silicon wafers. Our inability to obtain sufficient quantities of components and other materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.  Generally, we do not have long term contracts or written agreements with our source suppliers, but instead operate on the basis of short term purchase orders.

Our results of operations, financial condition, and business would be harmed if we were unable to balance customer demand and capacity.

As customer demand for our products changes, and as we enter new markets which may require higher volume mass production, we must be able to ramp up or adjust our production capacity to meet demand. We are continually taking steps to address our manufacturing capacity needs for our products. If we are not able to expand or if we increase our capacity too quickly, our prospects may be limited and our business and results of operations could be adversely impacted. If we experience delays or unforeseen costs associated with adjusting our capacity levels, we may not be able to achieve our financial targets. For some of our products, vendor lead times exceed our customers’ required delivery time causing us to order to forecast rather than order based on actual demand. Ordering raw material and building finished goods based on forecasts exposes us to numerous risks including potential inability to service customer demand in an acceptable timeframe, holding excess inventory or having unabsorbed manufacturing overhead.

Variations in our production yields impact our ability to reduce costs and could cause our margins to decline and our operating results to suffer.

All of our products are manufactured using technologies that are highly complex. The number of usable items, or yield, from our production processes may fluctuate as a result of many factors, including but not limited to the following:

•	variability in our process repeatability and control;
•	contamination of the manufacturing environment or equipment;
•	equipment failure, power outages, or variations in the manufacturing process;
•	lack of consistency and adequate quality and quantity of piece parts and other raw materials;
•	defects in packaging either within or without our control; and
•	any transitions or changes in our production process, planned or unplanned.

We could experience manufacturing interruptions, delays, or inefficiencies if we are unable to timely and reliably procure components from single-sourced suppliers.

We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations.  If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner.  Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may not be successful in protecting our intellectual property and proprietary rights.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, and protection of our intellectual property rights may be limited in certain foreign countries. On April 30, 2007, the U.S. Supreme Court, in KSR International Co. vs. Teleflex, Inc., mandated a more expansive and flexible approach towards a determination as to whether a patent is obvious and invalid, which may make it more difficult for patent holders to secure or maintain existing patents. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. For a period prior to 2008, we were not in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

In addition to patent protection, we also rely on trade secrets and other non-patented proprietary information relating to our product development and manufacturing activities. We try to protect this information through appropriate efforts to maintain its secrecy, including requiring employees and third parties to sign confidentiality agreements. We cannot be sure that these efforts will be successful or that the confidentiality agreements will not be breached. We also cannot be sure that we would have adequate remedies for any breach of such agreements or other misappropriation of our trade secrets or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

The commercial market for microdisplays is still emerging. Our long-term success may depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market.

The microdisplay systems business is intensely competitive.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
•	our ability to address the needs of our customers and the quality of our customer services;
•	the quality, performance, reliability, features, ease of use and pricing of our products;
•	successful expansion of our manufacturing capabilities;
•	our efficiency of production, and ability to manufacture and ship products on time;
•	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
•	the market acceptance of our customers' products; and
•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry may be cyclical.

Our business strategy is dependent on OEM manufacturers building and selling products that incorporate our OLED displays as components into those products. Industry-wide fluctuations could cause significant harm to our business. The OLED microdisplay sector may experience overcapacity, if and when all of the facilities presently in the planning stage come on line, leading to a difficult market in which to sell our products.

Our competitors have many advantages over us.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies who may be subsidized by their governments.  We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our products are subject to lengthy OEM development periods.

We sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant, often with a duration of between one and three years. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

In order to increase or maintain our profit margins we may have to continuously develop new products, product enhancements and new technologies.

In some markets, prices of established products tend to decline over time. In order to increase or maintain our profit margins over the long term, we believe that we will need to continuously develop new products, product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that  these cost reduction plans will be successful, that we will have the resources to fund the expenditures necessary to implement certain cost-saving measures, or that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products with higher selling prices that may or may not offset price declines in more mature products.   If we fail to do so, our results of operations could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of attracting and retaining new personnel may have a materially adverse affect on our business and our operating results.

Our success depends in a large part on the continuing service of key personnel.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel and will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our operating results are substantially dependent on the development and acceptance of new products and technology innovations.

Our future success may depend on our ability to develop new and lower cost solutions for existing and new markets and for customers to accept those solutions. We must introduce new products in a timely and cost-efficient manner, and we must secure production orders for those products from our customers. The development of new products is a highly complex process, and we historically have experienced delays in completing the development and introduction of new products. Some or all of those technologies or products may not successfully make the transition from the research and development lab. Even when we successfully complete a research and development effort with respect to a particular product or technology, it may fail to gain market acceptance.  The successful development and introduction of these products depends on a number of factors, including the following:

•	achievement of technology breakthroughs required to make commercially viable devices;
•	the accuracy of our predictions of market requirements;
•	acceptance of our new product designs;
•	acceptance of new technology in certain markets;
•	the availability of qualified research and development and product development personnel;
•	our timely completion of product designs and development;
•	our ability and available resources to expand sales;
•	our ability to develop repeatable processes to manufacture new products in sufficient quantities and at low enough costs for commercial sales;
•	our customers’ ability to develop competitive products incorporating our products; and
•	acceptance of our customers’ products by the market.

If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

If government agencies or companies discontinue or curtail their funding for our research and development programs our business may suffer.

Changes in federal budget priorities could adversely affect our contract and display product revenue.  Historically, government agencies have funded a significant part of our research and development activities. Our funding has the risk of being redirected to other programs when the government changes budget priorities, such as in time of war or for other reasons. Government contracts are also subject to the risk that the government agency may not appropriate and allocate all funding contemplated by the contract. In addition our government contracts generally permit the contracting authority to terminate the contract for the convenience of the government. The full value of the contracts would not be realized if they were prematurely terminated. We may be unable to incur sufficient allowable costs to generate the full estimated contract values. Furthermore, the research and development and product procurement contracts of the customers we supply may be similarly impacted. If the government funding is discontinued or reduced, our ability to develop or enhance products could be limited and our business results or operations and financial conditions could be adversely affected.

Our business depends on new products and technologies.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

Our business has primarily operated on the basis of short-term purchase orders.  We receive some longer term purchase agreements, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production primarily on the basis of internally generated forecasts of demand based on communications with customers, and available industry data which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in eMagin may decline.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our active matrix OLED technology.

Our prospects could be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our active matrix OLED microdisplay technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so could have a material adverse effect on our business.

Our business depends to some extent on international transactions.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with foreign entities. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the foreign OEMs that are the most likely long-term purchasers of our microdisplays expose us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

Some of our business is subject to U.S. government procurement laws and regulations.

We must comply with certain laws and regulations relating to the formation, administration and performance of federal government contracts. These laws and regulations affect how we conduct business with our federal government contracts, including the business that we do as a subcontractor. In complying with these laws and regulations, we may incur additional costs, and non-compliance may lead to the assessment of fines and penalties, including contractual damages, or the loss of business.

Our business is subject to export laws and regulations.

We engage in international work falling under the jurisdiction of U.S. export control laws. Failure to comply with these control regimes can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. government.

Current adverse economic conditions may adversely impact our business, operating results and financial condition.

The current economic conditions and market instability may affect our customers and suppliers.  Any adverse financial or economic impact to our customers may impact their ability to pay timely, or result in their inability to pay.  It may also impact their ability to fund future purchases, or increase the sales cycles which could lead to a reduction in revenue and accounts receivable.  Our suppliers may increase their prices or may be unable to supply needed raw materials on a timely basis which could result in our inability to meet customers’ demand or affect our gross margins.  Our suppliers may, also, impose more stringent payment terms on us.  The timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not be materially and adversely affected.

RISKS RELATED TO OUR STOCK

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if eMagin is successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of June 15, 2012, we have outstanding common shares of 23,542,853 plus (i) options to purchase 4,857,516 shares, (ii) warrants to purchase 1,000,000 shares and (iii) convertible preferred stock to purchase 7,545,333 shares of common stock.

Changes in internal controls or accounting guidance could cause volatility in our stock price.

Guidance regarding implementation and interpretation of the provisions of Section 404 of the Sarbanes-Oxley Act continues to be issued by the standards-setting community.  In July 2010, smaller reporting companies were granted permanent exemption from having to obtain an auditors’ report on management’s assertion of the effectiveness of its internal control over financial reporting.   We became an accelerated filer as of December 31, 2011 and are subject to an audit of our internal controls.   As a result of the ongoing interpretation of new guidance and the audit testing which may be required to be completed in the future, our internal controls over financial reporting may include an unidentified material weakness which would result in receiving an adverse opinion on our internal controls over financial reporting from our independent registered public accounting firm. This could result in significant additional expenditures responding to the Section 404 internal control audit, heightened regulatory scrutiny and potentially an adverse effect to the price of our stock.

In addition, due to increased regulatory scrutiny surrounding publicly traded companies, the possibility exists that a restatement of past financial results could be necessitated by an alternative interpretation of present accounting guidance and practice. Although management does not currently anticipate that this will occur, a potential result of such interpretation could be an adverse effect on our stock price.

The market price of our common stock may be volatile.

The market price of our common stock has been subject to wide fluctuations. Since January 1, 2012, the closing price of our stock ranged from $2.70 to $4.71.  The market price of our common stock in the future is likely to continue to be subject to wide fluctuations in response to various factors, including, but not limited to, the following:

•	variations in our operating results and financial conditions;
•	actual or anticipated announcements of technical innovations, new product developments, or design wins by us or our competitors;
•	general conditions in the semiconductor and flat panel display industries; and
•	worldwide economic and financial conditions.

In addition, the public stock markets have experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. The broad market fluctuations and other factors may continue to adversely affect the market price of our common stock.

Concentration of ownership of our stock may enable one shareholder or a small number of shareholders to significantly influence matters requiring shareholder approval.

Stillwater Holdings LLC (f/k/a Stillwater LLC) currently owns approximately 31.9% of our outstanding voting stock and the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation, which currently owns approximately 5.5% of our outstanding voting stock.  Together such shareholders currently own approximately 37.4% of our outstanding voting stock.  As a result, these shareholders, if they act together, may be able to exert a significant degree of influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  Further, if these shareholders act together with another shareholder, Ginola Limited, which has common directors with Mount Union Corp., Chelsea Trust Company and Crestflower Corporation, they would collectively represent approximately 46.5% of our outstanding voting stock.  This concentration of ownership may facilitate or hinder a change of control and might affect the market price of our common stock.  Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders.   Nevertheless, the ability to influence the election of the Board of Directors or otherwise have influence does not modify the fiduciary duties of the Board of Directors to represent the interests of all shareholders.

      FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We have not declared or paid any dividends and do not currently expect to do so in the near future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

During 2009 and until May 17, 2010, our common stock was quoted on the OTC Bulletin Board under the symbol "EMAN".  As of May 18, 2010, our common stock trades on the NYSE Amex under the symbol “EMAN”.   The following table sets forth the range of high and low prices per share of our common stock for each period indicated.

	High	Low
Fiscal 2010
First Quarter	$3.90	$1.47
Second Quarter	$5.49	$2.88
Third Quarter	$3.65	$1.91
Fourth Quarter	$6.00	$3.00

Fiscal 2011
First Quarter	$9.31	$5.91
Second Quarter	$8.94	$4.41
Third Quarter	$6.49	$2.60
Fourth Quarter	$4.94	$2.28

Fiscal 2012
First Quarter	$4.74	$2.93
Second Quarter	$3.34	$2.70

As of June 30, 2012, there were 299 holders of record of our common stock. Because brokers and other institutions hold many of the shares on behalf of shareholders, we are unable to determine the actual number of shareholders represented by these record holders.

Dividends

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings to fund the operation of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Stock Performance

The following graph shows the comparison of total stockholder return for holders of our common stock (EMAN), the New York Stock Exchange Composite Index (NYSE) and the Philadelphia Stock Exchange Semiconductor Index (SOX) from December 31, 2006 through December 31, 2011.  The graph and table assume that $100 was invested on December 31, 2006 in each of our common stock, the NASDAQ Composite Index and the Philadelphia Stock Exchange Semiconductor Index and that all dividends are reinvested.  The comparisons in the table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

	2006	2007	2008	2009	2010	2011

EMAN	$100.00	$123.08	$51.92	$180.77	$576.92	$355.77
NYSE	$100.00	$87.37	$45.40	$77.09	$88.22	$77.94
SOX	$100.00	$106.58	$62.99	$78.61	$87.14	$81.81

Equity Compensation Plan Information

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2011:

Plan	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders – 2011 Incentive Stock Plan	473,499	$4.03	926,501
Equity compensation plans approved by security holders – Amended and Restated 2003 Employee Stock Option Plan	2,939,238	$4.26	125,978
Equity compensation plans not approved by security holders – 2008 Incentive Stock Plan	829,514	$2.70	45,500

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The consolidated statements of operations data for the years ended December 31, 2011, 2010 and 2009 and the balance sheet data at December 31, 2011, and 2010 are derived from our audited financial statements which are included elsewhere in this prospectus.  The consolidated statements of operations data for the years ended December 31, 2008 and 2007 and the balance sheet data at December 31, 2009, 2008 and 2007 are derived from our audited financial statements which are not included in this prospectus.   The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

Consolidated Statements of Operations Data:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2011	2010	2009	2008	2007	2012	2011
	(In thousands, except per share data)

Revenue	$29,181	$30,458	$23,822	$18,739	$17,554	$6,137	$5,441
Cost of goods sold	13,707	12,018	10,175	10,673	12,628	3,456	3,195
Gross profit (loss)	15,474	18,440	13,647	8,066	4,926	2,681	2,246
Operating expenses:
Research and development	3,063	2,370	1,996	2,081	2,949	1,140	532
Selling, general and administrative	9,136	10,055	6,900	6,254	6,591	2,263	2,141
Total operating expenses	12,199	12,425	8,896	8,335	9,540	3,403	2,673
Income (loss) from operations	3,275	6,015	4,751	(269)	(4,614)	(722)	(427)
Other income (expense), net	2,486	(16,086)	(6,932)	(1,590)	(13,874)	4	(3,070)
Net income (loss) prior to income tax provision	5,761	(10,071)	(2,181)	(1,859)	(18,488)	(718)	(3,497)
Income tax expense (benefit)	795	(8,931)	90	—	—	(266)	(158)
Net income (loss)	$4,966	$(1,140)	$(2,271)	$(1,859)	$(18,488)	$(452)	$(3,339)

Income (loss) per share, basic	$0.17	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(0.02)	(0.16)
Income (loss) per share, diluted	$0.07	$(0.06)	$(0.14)	$(0.13)	$(1.59)	$(0.02)	(0.16)

Shares used in calculation of income (loss) per share:
Basic	22,448	19,240	16,344	14,175	11,633	23,507	21,523
Diluted	25,575	19,240	16,344	14,175	11,633	23,507	21,523

Consolidated Balance Sheet Data:
(In thousands)
	December 31,					March 31,
	2011	2010	2009	2008	2007	2012	2011
Cash and cash equivalents	$7,571	$7,796	$5,295	$2,404	$713	$5,832	$7,763
Working capital (deficit)	$18,839	$5,881	$8,581	$3,300	$(4,708)	$18,624	$6,217
Total assets	$37,932	$32,702	$13,980	$10,104	$6,648	$37,589	$33,288
Long-term obligations	$—	$5,158	$6,844	$—	$60	$—	$5,966
Total shareholders’ equity (capital deficit)	$34,111	$14,697	$2,893	$3,661	$(4,170)	$34,437	$14,725

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion should be read in conjunction with the Financial Statements and Notes thereto. Our fiscal year ends December 31. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. (See, "Risk Factors "). Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) various competitive market factors that may prevent us from competing successfully in the marketplace.

Overview

We design and manufacture miniature displays, which we refer to as OLED-on-silicon-microdisplays, and microdisplay modules for virtual imaging, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than many postage stamps, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through the device. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

We believe that our OLED-on-silicon microdisplays offer a number of advantages in near to the eye applications over other current microdisplay technologies, including lower power requirements, less weight, fast video speed without flicker, and wider viewing angles. In addition, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with lower expected overall system costs relative to alternate microdisplay technologies.

We have devoted significant resources to the development and commercial launch of our OLED microdisplay products into military, industrial and medical applications world-wide. First sales of our SVGA+ microdisplay began in May 2001 and we launched the SVGA-3D microdisplay in February 2002. Over 200,000 of these products have been sold and fielded. In 2008 the SXGA microdisplay became our first digital display, and in 2011 we introduced the VGA OLED-XL, our lowest powered microdisplay, and the WUXGA OLED-XL which exceeds 1080p HD resolution.  As of March 31, 2012, we had a backlog of approximately $13.9 million in products ordered for delivery through December 31, 2012 as compared to a backlog of $10.5 million as of March 31, 2011.   This backlog consists of non-binding purchase orders and purchase agreements. These products are being applied or considered for near-eye and headset applications in products such as thermal imagers, night vision goggles, entertainment headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by original equipment manufacturer (OEM) customers. We have also continued to ship our Z800 3DVisor personal display systems.

In addition to marketing OLED-on-silicon microdisplays as components, we also offer microdisplays as an integrated package, which we call microviewer that includes a compact lens for viewing the microdisplay and electronic interfaces to convert the signal from our customer's product into a viewable image on the microdisplay. We have also expanded our design and production activities to include display/optical subsystem assemblies for both military and commercial end-use products.  We have developed a strong intellectual property portfolio that includes patents, manufacturing know-how and unique proprietary technologies to create high performance OLED-on-silicon microdisplays and related optical systems. We believe our technology, intellectual property portfolio and position in the marketplace, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology.  We are one of only a few companies in the world to market and produce significant quantities of high resolution full-color small molecule OLED-on-silicon microdisplays.

In June, 2012 we announced an award from ITT Exelis Corporation for initial production volumes of a display/optical assembly for the Spiral Enhanced Night Vision Goggle for the U.S. Army.    In 2011, we opened additional avenues of growth by securing R&D contracts with ITT, the Department of Energy and others while completing contacts with TATRC and other government agencies.  We won a contract to commercialize our new WUXGA high-resolution (1920 x 1200) display.  We secured important new customers in a new market for eMagin, electronic viewfinders, while continuing display shipments under the FELIN soldier program, Javelin program, U.S. Army thermal weapon sight remote viewer program, the Viper II thermal sight program and others.

Company History

As of January 1, 2003, we were no longer classified as a development stage company. We transitioned to manufacturing our product and have significantly increased our marketing, sales, and research and development efforts, and expanded our operating infrastructure. Currently, most of our operating expenses are labor related and semi-fixed.  If we are unable to generate significant revenues, our net income in any given period could be less than expected.

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates.  However, the following policies could be deemed to be critical within the SEC definition.

Revenue and Cost Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the price is fixed, title and risk of loss to the goods has changed and there is a reasonable assurance of collection of the sales proceeds. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment. Products sold directly to consumers have a thirty day right of return.  Revenue on consumer products is deferred until the right of return has expired.

Revenues from research and development activities relating to firm fixed-price contracts and cost-type contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Product Warranty

We offer a one-year product replacement warranty. In general, our standard policy is to repair or replace the defective products. We accrue for estimated returns of defective products at the time revenue is recognized based on historical activity as well as for specific known product issues. The determination of these accruals requires us to make estimates of the frequency and extent of warranty activity and estimate future costs to replace the products under warranty. If the actual warranty activity and/or repair and replacement costs differ significantly from these estimates, adjustments to cost of revenue may be required in future periods.

Use of Estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to, among others, allowance for doubtful accounts, warranty reserves, inventory reserves, stock-based compensation expense, deferred tax asset valuation allowances, litigation and other loss contingencies. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Fair Value of Financial Instruments

eMagin’s cash, cash equivalents, accounts receivable, short-term investments, and accounts payable are stated at cost which approximates fair value due to the short-term nature of these instruments.  In addition, the long-term investments are stated at cost which approximates fair value.  eMagin measures the fair value of our warrants based on the Monte Carlo Simulation approach.

Stock-based Compensation

eMagin maintains several stock equity incentive plans.  The 2005 Employee Stock Purchase Plan (the “ESPP”) provides our employees with the opportunity to purchase common stock through payroll deductions.  Employees may purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates.  As of December 31, 2011, the number of shares of common stock available for issuance was 300,000 and the plan had not been implemented.

The 2003 Stock Option Plan (the”2003 Plan”) provides for grants of shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.   Under the 2003 plan, an ISO grant is granted at the market value of our common stock at the date of the grant and a non-ISO is granted at a price not to be less than 85% of the market value of the common stock.  These options have a term of up to 10 years and vest over a schedule determined by the Board of Directors, generally over a five year period.  The amended 2003 Plan provides for an annual increase in common stock available for issuance by 3% of the diluted shares outstanding on January 1 of each year for a period of 9 years which commenced January 1, 2005.

The 2008 Incentive Stock Plan (“the 2008 Plan”) adopted and approved by the Board of Directors on November 5, 2008 provides for shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.   The 2008 Plan has an aggregate of 2,000,000 shares.

The Amended and Restated 2011 Incentive Stock Plan (“the 2011 Plan”) adopted and approved by the shareholders on June 7, 2012 provides for shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.   The 2011 Plan has an aggregate of 1,400,000 shares.

We account for the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors by estimating the fair value of stock awards at the date of grant using the Black-Scholes option valuation model.  Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

Income Taxes

We are required to estimate income taxes in each of the jurisdictions in which we operate.  The process involves estimating our current tax expense together with assessing temporary differences resulting from the differing treatment of items for accounting and tax purposes.  These differences result in deferred tax assets and liabilities.  Operating losses and tax credits, to the extent not already utilized to offset taxable income also represent deferred tax assets.  We must assess the likelihood that any deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance.   Significant judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets.

In assessing the realizabiliy of deferred tax assets, we evaluate both positive and negative evidence that may exist and consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  From inception through 2009, we maintained a full valuation allowance against our deferred tax assets as we were unable to determine that it was more likely than not that we would generate sufficient future taxable income to utilize them.  In 2010, we determined that based on all available evidence, both positive and negative, and based on the weight of the available evidence, including our cumulative taxable income over the past three years and expected profitability in 2011 through 2013 that certain of our deferred tax assets were more likely than not realizable through future earnings.   Accordingly, we reduced our valuation allowance by $9.1 million and recorded a corresponding tax benefit of $9.1 million. In 2011, we determined that based on all available evidence, both positive and negative, and based on the weight of the available evidence, including our projected cumulative taxable income through 2016 that certain of our deferred tax assets were more likely than not realizable through future earnings. The projected cumulative taxable income through 2016 was less than the projected cumulative tax benefit used in an analysis prepared in 2010.  We determined that the realizable asset was less than the amount recorded in the prior year and accordingly the net asset after the valuation allowance is approximately $ 1 million less as of December 31, 2011.  We used projected taxable income though 2016 based on our history of taxable income and losses and estimates that the taxable income through 2016 is more likely than not to be realized and is less likely in periods after 2016.

In determining future taxable income, assumptions are made to forecast operating income, the reversal of temporary timing differences and the implementation of tax planning strategies.  Management uses significant judgment in the assumptions it uses to forecast future taxable income which are consistent with the forecasts used to manage the business.  Realization of the deferred tax asset is dependent upon future earnings which there is uncertainty as to the timing.  We will continue to monitor the realizability of the deferred tax asset.

Our effective income tax rate was a provision of 14% in 2011, compared to a benefit of 89% in 2010.  The year over year change in our effective tax rate was primarily due to the recognition of an $8.9 million benefit in 2010 due to the $9.1 million reduction of our deferred tax asset valuation allowance.

Results of Operations

The following table presents certain financial data as a percentage of total revenue for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	As a Percentage of Total Revenue
	Year Ended December 31,			Three Months Ended March 31,
	2011	2010	2009	2012	2011

Consolidated Statements of Operations Data:

Revenue	100%	100%	100%	100%	100%
Cost of goods sold	47	39	43	56	59
Gross profit	53	61	57	44	41
Operating expenses:
Research and development	11	8	8	19	10
Selling, general and administrative	31	33	29	37	39
Total operating expenses	42	41	37	56	49
Income (loss) from operations	11	20	20	(12)	(8)
Other income (expense), net	9	(52)	(29)	0	(56)
Income (loss) before provision for income taxes	20	(33)	(9)	(12)	(64)
Income tax expense (benefit)	3	(29)	—	(4)	(3)
Net income (loss)	17%	(4)%	(9)%	(8)%	(61)%

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenues

Revenues for the three months ended March 31, 2012 were approximately $6.1 million, as compared to approximately $5.4 million for the three months ended March 31, 2011, an increase of approximately 13%.  Revenue was higher for the three month period as there was an increase in volume of units sold offset by a decrease in contract revenue.

Product revenue is comprised of sales of displays, Z800 systems, and other hardware.  For the three months ended March 31, 2012, product revenue increased approximately $1.5 million or 35% as compared to the three months ended March 31, 2011.  The increase was driven by an increase in volume of displays sold coupled with a slightly higher average sales price per display than the first quarter of 2011 and an increase in display production which allowed more units to be sold.

Contract revenue is comprised of revenue from research and development or non-recurring engineering (“NRE”) contracts.  For the three months ended March 31, 2012, contract revenue decreased approximately $0.8 million or 73% as compared to the first quarter of 2011.   We had fewer active contracts in the first quarter of 2012 as compared to the first quarter of 2011.  There were 5 active contracts during the first quarter 2012 compared to 8 in the first quarter 2011.  The dollar value, the amount of activity and the timing of the milestones generally combined for more revenue generation in first quarter 2011.  We expect contract revenue to increase in the coming quarters from the amount generated in Q1 12 due to new contracts and more activity on the existing contracts.

Cost of Goods Sold

Cost of goods sold is comprised of costs of product revenue and contract revenue.  Cost of product revenue includes materials, labor and manufacturing overhead related to our products.  Cost of contract revenue includes direct and allocated indirect costs associated with performance of contracts.  Cost of goods sold for the three months ended March 31, 2012 was approximately $3.5 million as compared to approximately $3.2 million for the three months ended March 31, 2011, an increase of approximately $0.3 million.  Cost of goods sold as a percentage of revenues was 56% for the three months ended March 31, 2012 as compared to 59% for the three months ended March 31, 2011.  The improvement in the cost of goods sold percentage of revenues was primarily due to the increased production of displays and to the increase in average sales price.

The following table outlines product, contract and total gross profit and related gross margins for the three months ended March 31, 2012 and 2011 (dollars in thousands):

	Three months ended March 31,
	2012	2011
	(unaudited)
Product revenue gross profit	$2,528	$1,701
Product revenue gross margin	43%	39%
Contract revenue gross profit	$153	$545
Contract revenue gross margin	50%	48%
Total gross profit	$2,681	$2,246
Total gross margin	44%	41%

The gross profit for the three months ended March 31, 2012 was approximately $2.7 million as compared to approximately $2.2 million for the three months ended March 31, 2011, an increase of $0.5 million.  Gross margin was 44% for the three months ended March 31, 2012 up from 41% for the three months ended March 31, 2011.

The product gross profit for the three months ended March 31, 2012 was approximately $2.5 million as compared to approximately $1.7 million for the three months ended March 31, 2011, an increase of $0.8 million.  Product gross margin was 43% for the three months ended March 31, 2012 up from 39% for the three months ended March 31, 2011.   The gross margin was favorably impacted by the higher revenue volume and higher average selling price per display and offset by an increase in cost of goods sold which primarily related to an increase in labor costs.    In the latter half of March 2011, we added additional production shifts as compared to the quarter ended March 31, 2012 where the additional production shifts operated the entire quarter.

Changes in product gross margin are primarily a function of units produced and average price per unit.  An increase in units produced lowers the cost per unit, thereby increasing the margin.  Even though the margin for the first quarter of 2012 exceeded that of the first quarter of 2011, we believe the 43% product revenue gross margin will increase in the coming quarters due to increased production volume and lower costs of production.

The contract gross profit for the three months ended March 31, 2012 was approximately $0.2 million as compared to approximately $0.5 million for the three months ended March 31, 2011, a decrease of $0.3 million.  Contract gross margin was 50% for the three months ended March 31, 2012 up from 48% for the three months ended March 31, 2011.   The contract gross margin is dependent upon the mix of costs, internal versus external third party costs, with external third party costs causing a lower gross margin and reducing the contract gross profit.

Operating Expenses

Research and Development.  Research and development expenses include salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  They do not, however, include research and development costs associated with the fulfillment of research and development contracts as these are contract cost of goods sold even though they are often also costs associated with development of new products.  Research and development expenses for the three months ended March 31, 2012 were approximately $1.1 million as compared to $0.5 million for the three months ended March 31, 2011, an increase of approximately $0.6 million related to internal research and development of new products.

Selling, General and Administrative.  Selling, general and administrative expenses consist principally of salaries and fees for professional services, legal fees incurred in connection with patent filings and related matters, as well as other marketing and administrative expenses.  Selling, general and administrative expenses for the three months ended March 31, 2012 were approximately $2.3 million as compared to approximately $2.1 million for the three months ended March 31, 2011, a slight increase of $0.2 million related to personnel costs.

Other Income (Expense), net.  Other income (expense), net consists primarily of interest income earned on investments, interest expense related to the secured debt, and income from the licensing of intangible assets.

For the three months ended March 31, 2012, interest expense was approximately $3 thousand as compared to $29 thousand for the three months ended March 31, 2011. These amounts are fees to keep our line of credit open.  We have no debt upon which we are incurring interest expense.  For the three months ended March 31, 2012, interest expense associated with debt was $11 thousand offset by the capitalization of interest of $8 thousand. For the three months ended March 31, 2011, the interest expense associated with debt was $22 thousand and the accrued interest on liquidated damages was $7 thousand.

Other income for the three months ended March 31, 2012 was approximately $7 thousand as compared to $16 thousand for the three months ended March 31, 2011.  The other income for the three months ended March 31, 2012 was interest income of approximately $6 thousand and $1 thousand from equipment salvage.  The other income for the three months ended March 31, 2011was interest income of approximately $4 thousand and $12 thousand from equipment salvage.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

Revenues decreased by approximately $1.3 million to a total of approximately $29.2 million for the year ended December 31, 2011 from approximately $30.5 million for the year ended December 31, 2010, representing a decrease of 4%. The decrease in revenue was due to a 17% decrease in contract revenue and a 54% decrease in headset revenue offset by a 2% increase in display revenues.

For the years ended December 31, 2011 and 2010, product revenue was approximately $23.5 million and $23.6 million, respectively. In 2011, there was a 7% increase in the number of displays sold however it was offset by a 4% decrease in the average selling price, a result of product and customer mix as compared to 2010.  The 2011 product revenue was also impacted by the decrease in headset sales as we decided to suspend production of 3D displays for our headset product in order to allocate all production capacity to our customers’ display products.  Contract revenue was approximately $5.7 million in 2011 as compared to $6.9 million for 2010, a decrease of approximately $1.2 million, which was a result of the change in the mix of contracts.

Cost of Goods Sold

Cost of goods sold is comprised of costs of product revenue and contract revenue.  Cost of product revenue includes materials, labor and manufacturing overhead related to our products.  Cost of contract revenue includes direct and allocated indirect costs associated with performance on contracts.  Cost of goods sold for the year ended December 31, 2011 was approximately $13.7 million as compared to approximately $12.0 million for the year ended December 31, 2010, an increase of approximately $1.7 million.  Cost of goods sold as a percentage of revenues was 47% for the year ended December 31, 2011 up from 39% for the year ended December 31, 2010 which is a result of increased labor and material costs due to the Company increasing the number of production shifts.   Additional shifts were required to maximize output.  The Company produced 13% more displays in 2011 as compared to 2010.

The following table outlines product, contract and total gross profit and related gross margins for the years ended December 31, 2011 and 2010 (dollars in thousands):
	For the Year ended December 31,
	2011	2010

Product revenue gross profit	$12,427	$15,223
Product revenue gross margin	53%	65%
Contract revenue gross profit	$3,047	$3,217
Contract revenue gross margin	54%	47%
Total gross profit	$15,474	$18,440
Total gross margin	53%	61%

The gross profit for the year ended December 31, 2011 was approximately $15.5 million as compared to approximately $18.4 million for the year ended December 31, 2010, a decrease of $2.9 million.  Gross margin was 53% for the year ended December 31, 2011 down from 61% for the year ended December 31, 2010.

The product gross profit for the year ended December 31, 2011 was approximately $12.4 million as compared to approximately $15.2 million for the year ended December 31, 2010, a decrease of $2.8 million.  Product gross margin was 53% for the year ended December 31, 2011 down from 65% for the year ended December 31, 2010.   The decrease in product gross profit and gross margin was due to lower average selling price and higher labor and material costs.   In 2010, the average selling price was higher due to the mix of products sold which included custom display revenues which had a higher sales price.  In 2011, production costs per unit including labor and materials were higher due to our output maximization effort including additional production shifts. Additional production personnel were hired to fill the extra shifts.  The increased costs combined with the lower average selling price produced the lower gross margin.

The contract gross profit for the year ended December 31, 2011 was approximately $3.0 million as compared to approximately $3.2 million for the year ended December 31, 2010, a decrease of $0.2 million.  Contract gross margin was 54% for the year ended December 31, 2011 up from 47% for the year ended December 31, 2010.  The contract gross margin is dependent upon the mix of internal versus external third party costs, with the external third party costs causing a lower gross margin and reducing the contract gross profit.  In 2011, we added an in-house design team that reduces the amount of external third party costs.

Research and Development Expenses

Research and development expenses include salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the year ended December 31, 2011 were approximately $3.1 million as compared to approximately $2.4 million for the year ended December 31, 2010, an increase of approximately $0.7 million.  The increase was primarily related to an increase in personnel expense of $1.0 million which includes the addition of an in-house design team and a decrease in internal research and development of $0.3 million.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist principally of salaries, fees for professional services including legal fees, as well as other marketing and administrative expenses.  Selling, general and administrative expenses for the year ended December 31, 2011 were approximately $9.1 million as compared to approximately $10.1 million for the year ended December 31, 2010, a decrease of approximately $1.0 million.   The decrease is primarily related to a decrease in severance expense of $1.1 million, litigation settlement and legal fees of $1.3 million offset by an increase in non-cash compensation of $0.8 million, accounting fees of $0.2 million and recruiting expenses of $0.2 million.

Other Income (Expense)

Other income (expense), net consists primarily of interest income earned on investments, interest expense and income (expense) applicable to the change in the fair value of the warrant liability.

For the year ended December 31, 2011, interest expense was approximately $103 thousand as compared to approximately $115 thousand for the year ended December 31, 2010.   For the year ended December 31, 2011, the interest expense associated with debt was approximately $44 thousand, loan fees associated with the new line of credit was approximately $31 thousand, and interest on liquidated damages expense related to registration payment arrangements of approximately $28 thousand.  For the year ended December 31, 2010, the interest expense associated with debt was approximately $60 thousand, loan fees associated with the new line of credit was approximately $27 thousand, and interest on liquidated damages expense related to registration payment arrangements of approximately $28 thousand.  The decrease in interest expense was primarily a result of renewing the line of credit in September 2011 and negotiating lower interest payments.

Other income for the year ended December 31, 2011 was approximately $44 thousand as compared to approximately $16 thousand for the year ended December 31, 2010.  The other income for the year ended December 31, 2010 was interest income of approximately $31 thousand and $11 thousand from equipment salvage.  The other income for the year ended December 31, 2010 was interest income of approximately $10 thousand and $6 thousand from equipment salvage.

Change in Fair Value of Warrant Liability.  For the year ended December 31, 2011, the change in fair value of the warrant liability was income of $2.5 million as compared to a charge of $16.0 million for the year ended December 31, 2010.  The change in the fair value of the warrant liability is primarily due to the change in the common stock price of eMagin period over period.  The change in fair value of the warrant liability had no impact on our cash balances, operations, or operating income.  As of December 31, 2011, all warrants have been exercised, expired, or modified to remove the anti-dilution provisions which reclassified the warrant liability to equity and therefore there will be no future effect on earnings.

Income Tax (Benefit) Expense

For the year ended December 31, 2011, income tax provision was approximately $0.8 million and for the year ended December 31, 2010, income tax benefit was approximately $8.9 million.

Net Income (Loss)

Net income totaled approximately $5.0 million for the year ended December 31, 2011 as compared to a net loss of approximately $1.1 million for the year ended December 31, 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

Revenues increased by approximately $6.7 million to a total of approximately $30.5 million for the year ended December 31, 2010 from approximately $23.8 million for the year ended December 31, 2009, representing an increase of 28%. The increase in revenue was due to increased customer demand of our OLED displays and active research and development contracts.

For the year ended December 31, 2010, product revenue increased approximately $3.8 million as compared to the year ended December 31, 2009.  The 19% increase was due to higher customer demand along with a shift in the mix of products.  For the year ended December 31, 2010, contract revenue increased 70% or approximately $2.9 million as compared to the year ended December 31, 2009. The increase was a result of an increase in the number of active research and development projects in 2010 as compared to 2009.

Cost of Goods Sold

Cost of goods sold is comprised of costs of product revenue and contract revenue.  Cost of product revenue includes materials, labor and manufacturing overhead related to our products.  Cost of contract revenue includes direct and allocated indirect costs associated with performance on contracts.  Cost of goods sold for the year ended December 31, 2010 were approximately $12.0 million as compared to approximately $10.2 million for the year ended December 31, 2009, an increase of approximately $1.8 million.  Cost of goods sold as a percentage of revenues improved to 39% for the year ended December 31, 2010 from 43% for the year ended December 31, 2009.

The following table outlines product, contract and total gross profit and related gross margins for the years ended December 31, 2010 and 2009 (dollars in thousands):
	For the Year ended December 31,
	2010	2009

Product revenue gross profit	$15,223	$11,910
Product revenue gross margin	65%	60%
Contract revenue gross profit	$3,217	$1,737
Contract revenue gross margin	47%	43%
Total gross profit	$18,440	$13,647
Total gross margin	61%	57%

The gross profit for the year ended December 31, 2010 was approximately $18.4 million as compared to approximately $13.6 million for the year ended December 31, 2009, an increase of $4.8 million.  Gross margin was 61% for the year ended December 31, 2010 up from 57% for the year ended December 31, 2009.   The increase was attributable to increases in product gross margin of 5% and the contract gross margin of 4%.

The product gross profit for the year ended December 31, 2010 was approximately $15.2 million as compared to approximately $11.9 million for the year ended December 31, 2009, an increase of $3.3 million.  Product gross margin was 65% for the year ended December 31, 2010 up from 60% for the year ended December 31, 2009.   The increase in product gross profit and gross margin was due to higher sales volumes and improved product mix resulting in a higher average selling price in conjunction with a reduction of the warranty accrual.  The higher average selling price was a result of the mix of products sold which included custom displays with a higher sales price.

The contract gross profit for the year ended December 31, 2010 was approximately $3.2 million as compared to approximately $1.7 million for the year ended December 31, 2009, an increase of $1.5 million.  Contract gross margin was 47% for the year ended December 31, 2010 up from 43% for the year ended December 31, 2009.  The contract gross margin is dependent upon the mix of internal versus external third party costs, with the external third party costs causing a lower gross margin and reducing the contract gross profit.

Research and Development Expenses

Research and development expenses include salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the year ended December 31, 2010 were approximately $2.4 million as compared to approximately $2.0 million for the year ended December 31, 2009, an increase of approximately $0.4 million.  The increase was primarily related to an increase in internal research and development of $0.3 million and personnel expense of $0.1 million.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist principally of salaries, fees for professional services including legal fees, as well as other marketing and administrative expenses.  Selling, general and administrative expenses for the year ended December 31, 2010 were approximately $10.1 million as compared to approximately $6.9 million for the year ended December 31, 2009, an increase of approximately $3.2 million.   The increase is primarily related to severance expense of $1.1 million, personnel costs including non-cash compensation of $1.1 million, litigation settlement and legal fees of $1.5 million offset by a decrease in professional services of $0.1 million, accounting fees of $0.1 million and recruiting expenses of $0.2 million.

Other (Expense) Income

Other income (expense), net consists primarily of interest income earned on investments, interest expense and other costs related to the debt, miscellaneous income and expense applicable to the change in fair value of the warrant liability.

For the year ended December 31, 2010, interest expense was approximately $115 thousand as compared to approximately $466 thousand for the year ended December 31, 2009.   For the year ended December 31, 2010, the interest expense associated with debt was approximately $60 thousand, loan fees associated with the new line of credit was approximately $27 thousand, and interest on liquidated damages expense related to registration payment arrangements of approximately $28 thousand.  For the year ended December 31, 2009, the interest expense associated with debt was approximately $63 thousand, loan fees associated with the new line of credit were approximately $13 thousand, interest on liquidated damages expense related to registration payment arrangements was approximately $28 thousand and the amortization of the deferred costs associated with the debt was approximately $362 thousand. The decrease in interest expense was primarily a result of fully amortizing the deferred debt issuance costs in 2009.

Other income for the year ended December 31, 2010 was approximately $16 thousand as compared to approximately $67 thousand for the year ended December 31, 2009.  The other income for the year ended December 31, 2010 was interest income of approximately $10 thousand and $6 thousand from equipment salvage.  The other income for the year ended December 31, 2009 was interest income of approximately $6 thousand; approximately $4 thousand of miscellaneous income; and approximately $57 thousand for a settlement of a liability.

Change in Fair Value of Warrant Liability.  In accordance with ASC 815, adopted January 1, 2009, certain warrants previously classified within equity are reclassified as liabilities.  As a result of this reclassification, the accounting guidance requires revaluation of this liability every reporting period.  The fair value of the liability at December 31, 2010 and 2009 was measured by using the Monte Carlo Simulation model.  The revaluation resulted in a charge of approximately $16.0 million for the year ended December 31, 2010 as compared to $6.5 million for the year ended December 31, 2009.  This revaluation resulted in non-cash changes to other income (expense) and had no impact on our cash balances, operations, or operating income.

Income Tax (Benefit) Expense

For the year ended December 31, 2010, income tax benefit was approximately $8.9 million and for the year ended December 31, 2009, the income tax expense was $90 thousand.    For 2010, we incurred $0.13 million of income tax expense related to alternative minimum tax, which is not offset by operating loss carryforwards.  As a result of taxable income over the past two years, we concluded that it was more likely than not that we would continue to generate sufficient taxable income to utilize the benefit from a portion of our net operating loss carry forwards; therefore, we recorded a $9.1 million reduction of our deferred tax asset valuation allowance and corresponding income tax benefit.

Net Loss

Net loss totaled approximately $1.1 million for the year ended December 31, 2010 as compared to approximately $2.3 million for the year ended December 31, 2009.   Net loss for the year ended December 31, 2010 would have been approximately $8.4 million excluding the one-time charges of a $1.1 million severance charge, $0.7 million litigation settlement offer, and the tax benefit of $9.1 million related to the reversal of valuation allowance.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Liquidity and Capital Resources

As of March 31, 2012, we had approximately $14.1 million of cash, cash equivalents, and investments in certificates of deposit (“CDs”) as compared to $14.3 million at December 31, 2011.  Of the $14.1 million in cash, approximately $8.2 million was invested in CDs.

Sources and Uses of Cash

	Year ended December 31,			Three Months Ended March 31,
	2011	2010	2009	2012	2011
Cash flow data:				(unaudited)

Net cash provided by operating activities	$3,545	$8,294	$5,260	$330	$797
Net cash used in investing activities	(5,006)	(6,848)	(721)	(2,098)	(934)
Net cash provided by (used in) financing activities	1,236	1,055	(1,648)	29	104
Net increase (decrease) in cash and cash equivalents	(225)	2,501	2,891	(1,739)	(33)
Cash and cash equivalents, beginning of period	7,796	5,295	2,404	7,571	7,796
Cash and cash equivalents, end of period	$7,571	$7,796	$5,295	$5,832	$7,763

	Year ended December 31,			Three Months Ended March 31,
	2011	2010	2009	2012	2011
Cash, cash equivalents, and investments in certificates of deposits	$14,316	$12,396	$5,395	$14,077	$13,013

Cash Flows from Operating Activities

Cash flow provided by operating activities during the three months ended March 31, 2012 was approximately $0.3 million, approximately $0.8 million was from net non-cash expenses offset by the net loss of $0.5 million. Cash flow provided by operating activities during the three months ended March 31, 2011 was approximately $0.8 million, approximately $0.5 million was from the change in operating assets and liabilities and net non-cash expenses of $3.6 million offset by the net loss of $3.3 million.

Cash flow provided by operating activities for the years ended December 31, 2011, 2010, and 2009 were $3.5 million, $8.3 million, and $5.3 million, respectively. For the year ended December 31, 2011, operating activities provided $3.5 million in cash, which was attributable to our net income of approximately $5.0 million and approximately $1.3 million from the net non-cash expenses and offset by the change in operating assets and liabilities of $2.7 million.  For the year ended December 31, 2010, operating activities provided $8.3 million in cash, which was attributable to our net loss of approximately $1.1 million offset by approximately $0.8 million from the change in operating assets and liabilities and the net non-cash expenses of $8.6 million including approximately $9.1 million of non-cash income related to reversal of a portion of a deferred tax valuation allowance and approximately $16.0 million of non-cash loss related to the change in the fair value of the warrant liability.  For the year ended December 31, 2009, net cash provided by operating activities was approximately $5.3 million, attributable to our net loss of approximately $2.3 million and approximately $0.5 million from the change in operating assets and liabilities and offset by non-cash expenses of approximately $8.1 million.

Cash Flows from Investing Activities

Cash used in investing activities during the three months ended March 31, 2012 was approximately $2.1 million of which $1.5 million purchased CDs and approximately $0.6 million for equipment purchases primarily for upgrading our production line.  Cash used in investing activities during the three months ended March 31, 2011 was approximately $0.9 million of which $0.6 million purchased CDs and approximately $0.3 million for equipment purchases primarily for upgrading our production line.

Cash used in investing activities for the years ended December 31, 2011, 2010, and 2009 were $5.0 million, $6.8 million, and $0.7 million, respectively.  For the year ended December 31, 2011, investing activities used approximately $5.0 million in cash, which was primarily the result of approximately $2.1 million in purchases of CDs and approximately $2.9 million for equipment purchases primarily for upgrading our production line.  For the year ended December 31, 2010, investing activities used approximately $6.9 million in cash, which was primarily the result of approximately $4.5 million in purchases of CDs and approximately $2.4 million for equipment purchases primarily for upgrading our production line. For the year ended December 31, 2009, net cash used in investing activities was approximately $0.7 million primarily related to the purchase of equipment.

Cash Flows from Financing Activities

Cash provided by financing activities during the three months ended March 31, 2012 was approximately was $29 thousand, representing proceeds from the exercise of stock options. Cash provided by financing activities during the three months ended March 31, 2011 was approximately was $104 thousand, representing proceeds from the exercise of stock options and warrants.

Cash provided by financing activities was $1.2 million and $1.1 million for the years ended December 31, 2011 and 2010, respectively, and cash used in financing activities was $1.6 million for the year ended December 31, 2009.  For the year ended December 31, 2011, financing activities provided approximately $1.2 million in cash which was the result of proceeds from the exercise of stock options and warrants of $1.3 million offset by the purchase of treasury stock of $0.1 million.  For the year ended December 31, 2010, financing activities provided approximately $1.1 million in cash which was the result of proceeds from the exercise of stock options and warrants.  Net cash used by financing activities for the year ended December 31, 2009 was approximately $1.6 million primarily to pay down the line of credit.

Credit Facility

At March 31, 2012, we had a credit facility with Access Business Finance, LLC (“Access”) that provides for up to a maximum amount of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The interest on the credit facility is equal to the Prime Rate plus 5% but may not be less than 8.25% with a minimum monthly interest payment of $1 thousand.  The credit facility will automatically renew on September 1, 2012 for a one year term unless written notice is provided.  We did not draw on our credit facility during the quarter ended March 31, 2012, there is no outstanding balance, and there have been no draws on the line of credit since its inception in September 2010.

The credit facility contains the customary representations and warranties as well as affirmative and negative covenants.  We were in compliance with all debt covenants as of March 31, 2012.

We expect our business to experience revenue growth which may result in higher accounts receivable levels and may require increased production and/or higher inventory levels.  We anticipate that our cash needs to fund these requirements as well as other operating or investing cash requirements over the next twelve months will be less than our current cash on hand, investments and the cash we anticipate generating from operations.  We anticipate that we will not require additional funds over the next twelve months other than perhaps for discretionary capital spending.  If unanticipated events arise during the next twelve months, we believe we can raise sufficient funds. However, if we are unable to obtain sufficient funds, we may have to reduce the size of our organization and/or be forced to reduce and/or curtail our production and operations, all of which could have a material adverse impact on our business prospects.

Contractual Obligations

The following chart describes the outstanding contractual obligations of eMagin as of March 31, 2012 (in thousands):

	Payments due by period
	Total	1 Year	2-3 Years	4-5 Years
Operating lease obligations	$2,628	1,222	1,406	—
Line of credit	5	5	—	—
Equipment purchase obligations	1,706	1,706	—	—
Purchase obligations (a)	1,528	1,528	—	—
Total	$5,867	4,461	1,406	—

(a) The majority of purchase orders outstanding contain no cancellation fees except for minor re-stocking fees.

Effect of Recently Issued Accounting Pronouncements

In May 2011, the FASB issued an accounting standard update related to fair value measurements and disclosures to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with United States GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurement requirements, while other amendments change a principle or requirement for measuring fair value or for disclosing information about fair value measurements. Specifically, the guidance requires additional disclosures for fair value measurements that are based on significant unobservable inputs. On January 1, 2012, the Company adopted this guidance on a prospective basis and there was no impact on the Company's condensed consolidated financial statements.

BUSINESS
Recent Developments

Introduction

eMagin Corporation (“eMagin, “we,” “our,” or “us,”) is a leader in the manufacture of microdisplays using OLED (organic light emitting diode) technology. We design, develop, manufacture, and market OLED on silicon microdisplays, virtual imaging products which utilize OLED microdisplays, and related products. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer (“OEM”) customers to develop and market improved or new electronic products, especially products that are mobile and highly portable so that people have immediate access to information and may experience immersive forms of communications and entertainment.

We believe our OLED microdisplays offer a number of significant advantages over comparable liquid crystal microdisplays (LCDs) including greatly increased power efficiency, less weight, and dramatically higher contrast, with expected lower overall system costs relative to alternative microdisplay technologies. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay silicon backplane, resulting in compact, high resolution, power efficient systems. Already proven in military and commercial systems, our portfolio of OLED microdisplays deliver high-resolution, flicker-free virtual images, working effectively even in extreme temperatures and high-vibration conditions We have developed our own intellectual property and accumulated over 10 years of manufacturing know-how to create high performance OLED microdisplays.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. Simultaneous with this merger, we changed our name to eMagin Corporation. eMagin is incorporated in the state of Delaware.

We derive the majority of our revenue from sales of our OLED microdisplay products. We also generate revenue from sales of optics, microdisplays combined with optics (“microviewers”), and virtual imaging systems.  In addition we earn revenue from both government and commercial development contracts that in some cases complement and support our internal research and development programs.

Our Technology Platforms

Small Molecule, Top-Emitting Active Matrix OLED Technology

There are two basic classes of OLED technology, dubbed single molecule or small molecule (monomer) and polymer. Our microdisplays are currently based upon active matrix small molecule OLED technology, which we refer to as active matrix OLED (“AMOLED”) because we build the displays directly onto silicon chips. Our AMOLED technology uniquely permits millions of individual low-voltage light sources to be built on low-cost, silicon computer chips to produce single color, white or full-color display arrays.  Using our OLED technology, many computer and video electronic system functions can be built directly into the silicon chip, under the OLED film, resulting in very compact, integrated systems with lower overall system costs relative to alternative technologies.

OLEDs are thin films of stable organic materials that emit light of various colors when a voltage is impressed across them. OLEDs are emissive devices, which mean they create their own light, as opposed to liquid crystal displays, which require a separate light source. As a result, our OLED microdisplays use less power and can be capable of higher brightness and fuller color than liquid crystal microdisplays. Because the light they emit is Lambertian, which means that it appears equally bright from most forward directions, a moderate movement in the eye does not change the image brightness or color as it does in other technologies.

We have developed numerous and significant enhancements to OLED microdisplay technology as well as key silicon circuit designs to effectively incorporate the OLED film on a silicon integrated circuit. For example, we have developed a unique, top-emitting structure for our OLED devices that enables OLED displays to be built on opaque silicon integrated circuits rather than only on glass. Our OLED microdisplays emit full visible spectrum light that is isolated with color filters to create full color images. Our microdisplays have a brightness that can be greater than that of a typical notebook computer and can have a potential useful life of over 50,000 operating hours, in certain applications. New materials and device improvements, such as our recently developed OLED-XL™ technology, offer the potential for even better performance for brightness, efficiency, and lifespan. In addition to our active matrix OLED technology, we have developed compact optic and lens enhancements which, when coupled with the microdisplay, provide the high quality large screen appearance that we believe a large proportion of the marketplace demands.

We believe that our AMOLED technology provides significant advantages over other microdisplay technologies in our targeted microdisplay markets. We believe these key advantages include:

•	Low power consumption for improved battery life and longer system life;
•	High-speed performance resulting in clear video images;
•	Wide angle light emission resulting in large apparent screen size;
•	Wide operating temperature range;
•	Good environmental stability (vibration and humidity);
•	Low manufacturing cost; and
•	Low cost system solutions.

Prism Optics

High quality, large view lenses with a wide range for eye positioning are essential for using our displays in near-eye systems. We have developed advanced molded plastic prism lenses which permit our AMOLED microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. We have engaged a firm to manufacture our lenses in order to provide them in larger quantities to our customers and are using them in our certain of our own systems.

Our Market Opportunities

The markets we target broadly fall into the categories of military, industrial/medical, and consumer though many products serve multiple markets (“dual use”). Within each of these market sectors, we believe that our OLED microdisplays, when combined with compact optic lenses, will become a key component for a number of mobile electronic products. Many of these products employ head-wearable displays that incorporate microdisplays mounted in or on eyeglasses, goggles, simple headbands, helmets, or hardhats, and are often referred to as head-mounted displays (HMDs) or headsets. Head-wearable displays may block out surroundings for a fully immersive experience, or be designed as "see-through" or "see-around" to the user's surroundings. They may contain one (monocular) or two (binocular) displays. Some of the increased current interest is due to accelerating the timetable to adapt such systems to military applications such as night vision and fire and rescue applications.

Military

Properly implemented, we believe that head-mounted systems incorporating our microdisplays increases the user’s effectiveness by allowing hands-free operation and increasing situational awareness with enough brightness for use in daylight, yet controllable for nighttime light security. As a COTS (commercial off the shelf) component, OLED microdisplays intrinsically demonstrate performance characteristics important to military and other demanding commercial and industrial applications, including high contrast, wide dimming range, shock and vibration resistance and insensitivity to high G-forces. The image does not suffer from flicker or color breakup in vibrating environments, and the microdisplay's wide viewing angle allows ease of viewing for long periods of time. Most importantly, our OLED's very low power consumption reduces battery weight and increases allowed mission length. The OLED's inherent wide temperature tolerance range is of special interest for military applications because the display can turn on instantly at temperatures far below freezing and can operate at very high temperatures in desert conditions. Our microdisplay products provide power advantages over other microdisplay technologies, particularly liquid crystal displays which require backlights and heaters and cannot provide instant-on capabilities at low temperatures.

Our products’ military applications primarily fall into three broad areas: (1) helmet-mounted displays for situational awareness and data, (2) night vision/thermal imaging goggles and viewers, and (3) training and simulation devices. Similar systems are of interest for other military applications as well as for demanding operations such as urban security, homeland defense, fire and rescue.

Situational Awareness. Situational awareness products include head mounted displays that are used to display such things as digital maps or sensor imagery.  Handheld imagers also provide improved situational awareness for surveillance and training. In certain situations these products are combined with a weapon system in order to give the user the capability of selecting targets without direct exposure. Our OLED microdisplays have been incorporated into both U.S. and foreign military situational awareness programs.

Night Vision/Thermal Imaging. Night vision goggles allow the user to see in low light conditions. Most versions include two different technologies: infrared/thermal, and image intensification. Third and fourth generation military devices usually use some combination of the two modes. Thermal imagers detect infrared energy (heat) and convert it into an electronic signal. The resulting signal needs to be presented on a display. Heat sensed by an infrared camera can be very precisely quantified, or measured, allowing the user to not only monitor thermal performance, but also identify and evaluate the relative severity of heat-related problems. Thermal imaging systems can be stand-alone handheld systems or integrated as part of the aiming mechanism for a larger system.  Our OLED microdisplays are typically targeted to uncooled systems, as opposed to systems that require external cooling in order to increase their sensitivity.  Advances in sensor technology, both in sensitivity and resolution as well as economic efficiency, have been the driving factors in the adoption of thermal technologies for military applications. The power efficiency and environmental ruggedness of our products are strong competitive advantages, particularly in these small hand-held non-cooled systems. Fielded products incorporating eMagin OLED microdisplays include Northrop Grumman’s Lightweight Laser Designator Rangefinders (LLDR), Thales SOPHIE™ handheld thermal imagers, and Thales MINIE™, LUCIE™, and MONIE™ night vision goggles.

Training and Simulation. Our OLED microdisplays and our Z800 3DVisor are used by OEMs for use with their simulation and training products.  The Z800’s capability to integrate 360 degree head tracking and stereo vision, as well as its wide field of view are attractive attributes for any simulation or virtual reality system.  The companies that incorporate our OLEDs in their training and simulation products include: Cubic Corporation, Quantum 3D, Rockwell Collins, Intevac Vision Systems, and Sensics.

Our displays have been commercialized or prototyped for situational awareness and night vision/thermal imaging applications by military systems integrators including Elbit, L-3 Communications, Intevac Vision Systems, Nivisys, BAE Oasys Technology, Qioptiq, Rockwell Collins, Saab, Sagem DS, and Thales, among many others, as well as for related operations such as urban security, fire and rescue.

Commercial, Industrial, and Medical

We believe that a wide variety of commercial and industrial markets offer significant opportunities for our products due to increasing demand for instant data accessibility in mobile workplaces. Some examples of potential microdisplay applications include: immediate access to inventory such as parts, tools and equipment availability; instant accessibility to maintenance or construction manuals; routine quality assurance inspection; endoscopic surgery; and real-time viewing of images and data for a variety of applications. As one potential example, a user wearing a HMD while using test equipment, such as oscilloscopes, can view technical data while simultaneously probing printed circuit boards. Current commercial products equipped with our OLED microdisplays in these sectors include those produced by Liteye, FLIR Systems, Nordic NeuroLab, VRmagic GmbH, Sensics and Total Fire Group, among others.

The Company is exploring opportunities in the digital cinema Electronic View Finder (“EVF”) market. These are similar to those found in consumer video cameras but are of significantly higher performance in the area of resolution and overall image quality.

Consumer

We believe that the most significant driver of the longer term near-eye virtual imaging microdisplay market is growing consumer demand for mobile access to larger volumes of information and entertainment in smaller packages. This desire for mobility has resulted in the development of mobile video personal viewer products in two general categories: (i) an established market for electronic viewers incorporated in products such as viewfinders for digital cameras and video cameras which may potentially also be developed as personal viewers for cell phones and (ii) an emerging market for headset-application platforms which include accessories for mobile devices, portable DVD systems, electronic games, and other entertainment, and wearable computers.

As our OLED displays are manufactured in increasingly higher volumes at reduced costs, we believe that our OLED microdisplay products will be increasingly well positioned to compete with and displace liquid crystal displays in the rapidly growing consumer market as demand for higher-resolution, and better image quality evolves to meet the wish for more sophisticated Personal Viewers. Examples of potential applications for mobile Personal Viewers include handheld personal computers and mobile devices, like smartphones, whose small, direct view screens are often limitations, but which are now capable of running software applications that would benefit from a larger display accessory and  entertainment and gaming video headset systems, which permit individuals to privately view television, including HDTV, video CDs, DVDs and video games on virtual large screens or stereovision.

Our Products

Our first commercial microdisplay was the SVGA+ OLED microdisplay, which was introduced in 2001.  In 2008 we introduced engineering samples of our SXGA OLED microdisplays and began selling significant quantities of the SXGA product in 2010. In the fourth quarter of 2011 we began selling pre-production samples of the WUXGA OLED microdisplays. eMagin OLED display products are being applied or considered for near-eye and headset applications in products to be manufactured by OEM customers for a wide variety of military, medical, industrial, and consumer applications. We offer our products to OEMs and other buyers as both separate components, integrated bundles coupled with our own optics, or full systems. We also offer engineering support to enable customers to quickly integrate our products into their own product development programs and offer design of customized displays with resolutions or features to meet special customer requirements.

SVGA+ OLED Microdisplay Series (Super Video Graphics Array of 852x600).  This 0.62 inch diagonal microdisplay has a resolution of 852x600 triad pixels (1.53 million picture elements). The display also has an internal NTSC monochrome video decoder for low power night vision systems. SVGA+ Rev3 OLED-XL microdisplay is a power efficient OLED display solution for near-eye personal viewer applications which, uses less than 115 mW power in monochrome, such as for thermal imaging applications, and lower than 175 mW at 400 cd/m2 (60Hz video at 70 cd/m2) for full color video. This microdisplay has simpler calibration over temperature and is ideal for demanding binocular luminance and color matching.

SXGA OLED-XL (Super eXtended Graphics Array, 1280 x 1024). Our SXGA OLED microdisplay with a 0.77 inch diagonal active area provides 3,932,160 sub-pixels in an active area. The display’s triad pixel array comprises triads of vertical sub-pixels stacked side by side to make up each 12 x 12mm color pixel. The SXGA OLED-XL microdisplay offers digital signal processing, requiring less than 200mW under typical operation The supported video formats are SXGA, 720p, DVGA (through 1280 x 960 pixel doubling), and both frame sequential and field sequential stereovision.

WUXGA OLED-XL (Widescreen Ultra eXtended Graphics Array, 1920 x 1200). Our WUXGA OLED-XL microdisplay provides higher resolution than most HD (High Definition) flat screen televisions. With a triad sub-pixel structure this display is built of 7,138,360 active dots at 3.2 microns each. The WUXGA OLED-XL is built upon the voltage pixel drive approach first developed for the SXGA OLED-XL which provides improved uniformity, ultra-high contrast (measured at greater that 100,000:1) and lower power. The advanced of the WUXGA design features eMagin’s proprietary “Deep Black” architecture that ensures that off-pixels are truly black, automatically optimizes contrast under all conditions, and delivers better pixel to pixel uniformity. The WUXGA OLED-XL includes a very low-power, low-voltage-differential-signaling (LVDS) serial interface and the overall display power requirement is typically less than 350 mW running standard video. Also included is eMagin’s proprietary motion enhancement technology which smoothes video display and virtually eliminate unwanted artifacts. Like the SXGA, the WUXGA provides a FPGA driver design available on a separate, lower power driver board, or as source code for integration into end product electronics giving OEM developers maximum versatility and flexibility. On-board circuitry ensures consistent color and brightness over a wide range of operating temperatures.

VGA OLED-XL (Video Graphics Array, 640 x 480). The VGA OLED-XL microdisplay was added to eMagin’s product line in April 2011 and is our smallest (0.5 inches) and lowest powered (<60 mW monochrome/<100 mW color). The VGA OLED-XL utilizes the same voltage pixel drive architecture and “Deep Black” technology as the SXGA and WUXGA designs and includes motion artifact reduction technology like the WUXGA. Also like the SXGA and WUXGA, the VGA provides a FPGA driver design for maximum flexibility and versatility. The VGA interface is 30-bit digital RGB.

Lens and Design Reference Kits. We offer a WF05 prism optic, with mounting brackets or combined with OLED microdisplays to form an optic-display module. We provide Design Reference Kits, which include a microdisplay and associated electronics to help OEMs evaluate our microdisplay products and to assist their efforts to build and test new products incorporating our microdisplays.

Integrated Modules. We provide near-eye virtual imaging modules that incorporate our OLED-on-silicon microdisplays with our lenses and electronic interfaces for integration into OEM products. We have shipped customized modules to several customers, some of which have incorporated our products into their own commercial products.

Z800 3DVisor™   Our Z800 3DVisors™ give users the ability to work with their hands while simultaneously viewing information or video on the display. The Z800 3DVisor enables more versatile portable computing, using a 0.59-inch diagonal microdisplay (SVGA-3D capable of delivering an image that appears comparable to that of a 19-inch monitor at 22 to 24 inches from the eye, or a 105 inch movie screen at 12 foot distance.) Our systems are currently being used for personal entertainment, electronic gaming, and military training and simulation, among other applications.

Government Contract Funding

We derive a portion of our revenue from funding that we receive pursuant to research contracts or subcontracts funded by various agencies of the United States Government.  The revenue that we recognize from these contracts represents reimbursement by various government entities.  In 2008, we were awarded a contract for the development of power efficient microdisplays for the United States Army Night Vision and Electronic Sensors Directorate (“NVESD”).  In 2009, this agreement was renewed through 2010. In 2010 we were awarded a Cooperative Research and Development Agreement by NVESD for the Development, Evaluation and Characterization of Active Matrix Organic Light Emitting Diode (AMOLED) for use in Head Mounted Displays.  NVESD also awarded eMagin a contract in 2010 for research and development of microdisplays using Silicon on Insulator technology.  In 2007 we were awarded a contract for the development of an ultra-high resolution display for United States Army Telemedicine and Advanced Technology Research Center (“TATRC”).  In 2008 and 2009, this agreement was renewed and we will continue to provide research and development services for these displays through the first quarter of 2012.  In response to a request from TATRC, we have submitted a proposal to continue this research through 2014.  In February of 2012, we were awarded a Small Business Innovation Research contract by the United States Special Operations Command to optimize our WUXGA for mass production for dual use applications.  Our government contracts require us to conduct the research effort described in the statement of work section of the contract.  These contracts may be modified or terminated at the discretion of the government and are subject to authorization, appropriation and allocation of the required funding on an annual basis. On contracts for which we are the prime contractor, we subcontract portions of the work to various entities and institutions.  Approximately 14% of 2011 revenue was related to research contracts funded by the U.S. Government as compared to 16% in 2010.

Our Strategy

Our strategy is to strengthen our leadership position as a worldwide supplier of microdisplays and virtual imaging technology solutions for applications in high growth segments of the electronics industry by capitalizing on our experience and expertise in active matrix OLED technology.  We aim to provide microdisplays and complementary accessories to enable OEM customers to develop and manufacture new and enhanced electronic products. Some key elements of our strategy to achieve these objectives include the following:

•
Strengthen our technology leadership. As the first to exploit AMOLED microdisplays, we believe that we enjoy a significant advantage in bringing this technology to market. By continuing to invest in research and development, and protecting our intellectual property, we expect to further develop performance improvements and provide a competitive edge for our customers who integrate our displays into their end products.

•
Optimize microdisplay manufacturing efficiencies while protecting proprietary processes. We intend to reduce our production costs primarily through increasing manufacturing yield and lowering fixed costs through reduced cycle time and increased automation, as well as equipment upgrades. We outsource certain portions of microdisplay production, such as chip fabrication, to minimize both our costs and time to market. We intend to retain the OLED-related processes in-house, where we have a core competency and manufacturing expertise. We also believe that by keeping these processes under tight control we can better protect our proprietary technology and process know-how. This strategy will also enhance our ability to continue to optimize and customize processes and devices to meet customer needs
.

•
Build and maintain strong design capabilities. We employ in-house design capabilities supplemented by outsourced design services. Building and maintaining this capability will allow us to reduce engineering costs, accelerate the design process and enhance design accuracy to respond to our customers' needs as new markets develop. In addition, we intend to maintain a product design staff capable of rapidly developing prototype products for our customers and strategic partners. Contracting third party design support to meet demand and for specialized design skills may also remain a part of our overall long term strategy.  Given these capabilities the company continues to look for opportunities to add value to our displays to increase revenue.

•
Leverage strategic relationships. External relationships play an important role in our research and development efforts. Suppliers, equipment vendors, government organizations, contract research groups, external design companies, customer and corporate partners, consortia, and university relationships all enhance the overall research and development effort and bring us new ideas and solutions. In addition, we participate in industry associations such as Society Information Display (“SID”), FlexTech Alliance (formerly known as United States Display Consortium), OLED Association, Consumer Electronics Association, and the Association of the United States Army, among others. Furthermore, we have established a CRADA (Cooperative Research and Development Agreement) with the US Army/RDECOM/NVESD as of August 2010 for the purpose of evaluating and characterizing new and existing AMOLED microdisplay configurations. This agreement expires in 2015.  We believe that strategic relationships allow us to better determine the demands of the marketplace and, as a result, allow us to focus our future research and development activities to satisfy our customers’ evolving requirements.

Sales and Marketing

We primarily provide our OLED display and optics components for OEMs to incorporate into their branded products and sell through their own well-established distribution channels. We have traditionally marketed and sold our products to customers through targeted selling, promotions, select advertising and attendance at trade shows. We identify companies with end products and applications for which we believe our products will provide a key differentiator. Marketing efforts focus on identifying prospects and communicating the product performance attributes foremost in the minds of purchasing decision-makers. This approach is intended to ensure the highest possible return on investment for our marketing expense.

We market our products in North America, Asia, and Europe directly from our sales office located in our Bellevue, Washington facility. We also have distributors in China and Korea.

An OEM design cycle typically requires between 6 and 36 months, depending on the uniqueness of the market, the complexity of the end product, or in the case of military OEM customers, government procurement schedules.  Because our microdisplays are the main functional component that defines many of our customers' end products, we work closely with customers to provide technical assistance throughout the product evaluation and integration process.

Customers

Customers for our products include both large multinational and smaller OEMs. We maintain relationships with OEMs in a diverse range of industries encompassing the military, industrial, medical, and consumer market sectors. During 2011, we estimate 13% of our net product revenues were to firms in the commercial market, 54% to firms in the military market, and 33% to firms in both military and commercial markets as compared to 2010, where 9% were to firms in the commercial market, 41% to firms in the military market, and 50% to firms in both military and commercial markets.  During 2011, 63% of our net revenue was to firms based in the United States and 37% was to international firms as compared to 66% domestic revenue and 34% international revenue during 2010.  In 2011, we had 10 customers that accounted for approximately 48% of our total revenue as compared to 10 customers that accounted for approximately 57% of our total revenue in 2010.  In 2011, we did not have any customer that accounted for more than 10% of our total revenue and in 2010, we had 1 customer that accounted for more than 10% of our total revenue.

Backlog

As of March 31, 2012, we had a backlog of approximately $13.9 million for purchases through December 2012. This backlog primarily consists of non-binding purchase orders and purchase agreements but does not include expected revenue from R&D contracts or expected NRE (non-recurring engineering) programs under development.

The majority of our backlog consists of non-binding purchase orders or purchase agreements for delivery over the next six months. Most purchase orders are subject to rescheduling or cancellation by the customer with no or limited penalties.  We believe that the backlog metric is of limited utility in predicting future sales because many of our OEM customers operate on a ship-to-order basis. Variations in the magnitude and duration of purchase orders and customer delivery requirements may result in substantial fluctuations in backlog from period to period.

Manufacturing, Design and Production Facilities

Our manufacturing facilities are located at IBM's Microelectronics Division facility, known as the Hudson Valley Research Park, located about 70 miles north of New York City in Hopewell Junction, New York. We lease approximately 37,000 square feet of space which houses our own equipment for OLED microdisplay fabrication and research and development, includes a 16,300 square foot class 10 clean room space, additional lower level clean room space, assembly space and administrative offices. The lease expires in May 2014.

Facilities services provided by IBM include our clean room, pure gases, high purity de-ionized water, compressed air, chilled water systems, and waste disposal support. This infrastructure provided by our lease with IBM provides us with many of the resources of a larger corporation without the added overhead costs. It further allows us to focus our resources more efficiently on our product development and manufacturing goals.

We believe manufacturing efficiency is an important factor for success, especially in the consumer markets. Although, we currently have the equipment needed for profitable production in place, we purchased $2.9 million and $2.3 million in 2011 and 2010, respectively, of additional equipment mainly related to manufacturing and we plan to add $4.8 million of equipment in 2012 to increase capacity and yield and to meet expected demand for our microdisplays.

In addition, we lease 2,400 square feet for design and product development in Santa Clara, California.  In June 2012, the lease was extended three years to expire in October 2015.

Competition

The industry in which we operate is highly competitive. We face competition from legacy technologies such as liquid crystal on silicon microdisplays (LCOS), and transmissive liquid crystal displays (LCDs) as well as from alternative flat panel display technologies such as field emission and virtual scanning retinal displays. There are many large and small companies that manufacture or have in development products based on these technologies. Kopin Corporation manufactures LCDs and is currently our principal competitor.

A few manufacturers of high resolution OLED microdisplays have recently emerged which produce microdisplays that compete with our microdisplay products. Yunnan North OLEiD Opto-Electronic Technology Co., Ltd., in China, has begun shipping OLED microdisplays into the market and we believe that MicroOLED, in France, is preparing to do so. Sony Mobile Display Corp., in Japan, produces OLED microdisplays for integration into Sony’s own higher-level systems such as digital cameras and Head Mounted Displays (HMDs).  We are not aware of any plans by Sony to sell its OLED microdisplays to OEMs.  We do not expect these companies to affect our military business however we anticipate some price erosion on our international and commercial customers.

Sony has developed and released a 3D consumer HMD that utilizes their OLED microdisplays. We do not expect the introduction of this product to significantly affect sales of our Z800. The Z800 has an established OEM base and has more flexible interfaces for ease of integration into the training and simulation market (largest market segment), where the Sony HMD was specifically designed for consumer electronic interfaces.

We may also compete with potential licensees of Universal Display Corporation or Global OLED Technology LLC among others, each of which potentially can license OLED technology portfolios. If other new OLED-based companies enter our markets with directly relevant display designs and without manufacturing and reliability issues, we will face additional competition, though we believe that our progress to date in this area gives us a significant head start.

In the future, we believe that competition will come from LCOS, small transmissive LCDs, and from OLED microdisplays manufactured by competitors. While we believe that OLED technology has  a technical advantage to provide higher quality images, greater environmental ruggedness, reduced electronics cost and complexity, and improved power efficiency microdisplays, there is no assurance that we will continue to be the dominant OLED microdisplay supplier.

Intellectual Property

We believe we have developed a substantial intellectual property portfolio of patents, trade secrets and manufacturing know-how. It is important to protect our investment in technology by obtaining and enforcing intellectual property rights, including rights under patent, trademark, trade secret and copyright laws. We seek to protect inventions we consider significant by applying for patents in the United States and other countries when appropriate.  The U.S. Government holds licenses to much of our technology as a result of their funding a significant portion of our research and development.

Our intellectual property covers a wide range of materials, device structures, processes, and fabrication techniques, primarily concentrated in the following areas:

•	OLED Devices, Architecture, Structures, and Processes;
•	Display Color Processing and Sealing;
•	Active Matrix Circuit Methodologies and Designs;
•	Lenses and Tracking (Eye and Head);
•	Ergonomics and Industrial Design;
•	Wearable Computer Interface Methodology; and
•	Legacy Field Emission and General Display Technologies.

We believe that, in addition to patent protection, our success is dependent upon non-patentable trade secrets and technical expertise.  To protect this information and know-how from unauthorized use or disclosure, we use nondisclosure agreements and other measures to protect our proprietary rights, and we require all employees, and where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality and non-competition agreements. We believe that our intellectual property portfolio, coupled with our strategic relationships and accumulated manufacturing know-how in OLED, gives us a significant advantage over potential competitors.

Employees

As of January 31, 2012, we had a total of 98 full time and part time staff.  None of our employees are represented by a labor union.  We have not experienced any work stoppages and consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

Our corporate offices are located in Bellevue, Washington.  Our Washington location includes administrative, finance, operations, research and development and sales and marketing functions and consists of leased space of approximately 5,100 square feet.   The lease expires in August 2014.   Our manufacturing facility is located in Hopewell Junction, New York, where we lease approximately 37,000 square feet from IBM.  The NY facility houses our equipment for OLED microdisplay fabrication, assembly operations, research and development, and administrative functions. The lease expires in May 2014.  In addition, we lease 2,400 square feet for design and product development in Santa Clara, California.  In June 2012, the lease was extended three years to expire in October 2015.    We believe our facilities are adequate for our current and near-term needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

MANAGEMENT

The following table sets forth the names of our directors and executive officers.

Name	Age	Position
Andrew G. Sculley	61	Chief Executive Officer, President and Director
Paul Campbell	56	Chief Financial Officer and Treasurer
Jerome Carollo	60	Senior Vice President, Business Development
Amalkumar Ghosh	57	Senior Vice President, Research and Development
Olivier Prache	52	Senior Vice President, Display Operations and Manufacturing
Susan Taylor	51	Senior Vice President, General Counsel and Corporate Secretary
Claude Charles (1)(2*)(3)	75	Director
Paul Cronson (2)	55	Director
Irwin Engelman (1*)	78	Director
Leslie G. Polgar (3)(4*)	68	Director
Stephen Seay (1)(2)(3*)(4)	65	Director
Jill J. Wittels (4)	63	Director, Chair of the Board
Christopher Brody(2)(3)	43	Director

(1)	Audit Committee
(2)	Governance & Nominating Committee
(3) (4)	Compensation Committee Strategy Committee

* Committee Chair

Andrew G. Sculley became the Company’s Chief Executive Officer and President on June 1, 2008 and was appointed to the Board of Directors on November 2, 2009.  Mr. Sculley served as the General Manager of Kodak’s OLED systems Business Unit and Vice President of Kodak’s Display Business from 2004 to 2008. From 2003 to 2006, he served on the Board of Directors of SK Display, a joint venture between Sanyo and Kodak. From 1996 to 2001, Mr. Sculley served as the Manager of Operations, CFO and member of the Board of Directors of Kodak Japan Ltd., where he managed Distribution, Information Technologies, Legal, Purchasing and Finance. Previously, he held positions in strategic planning and finance in Eastman Kodak Company.  Mr. Sculley holds an MBA from Carnegie-Mellon University and an M.S. in physics from Cornell University. He attended Harvard University’s International Senior Management Program while an executive at Kodak.

Paul Campbell became the Company’s Chief Financial Officer and Treasurer as of May 8, 2009.  Prior to this date, he had served as the Company’s Interim Chief Financial Officer since April 15, 2008.  He served as Interim Corporate Secretary from September, 2010 to February, 2011. Mr. Campbell is a partner with Tatum, LLC (“Tatum”), an executive services firm, since November 2007.  Mr. Campbell served as the Chief Financial Officer of four public companies, including Checkers Drive-In Restaurants, Inc., which until 2006 was traded on the Nasdaq and Famous Dave’s of America, Inc., which is currently trading on the Nasdaq.  Mr. Campbell also served as Chief Financial Officer of Sonus Corporation, a medical device retailer, and from May 2007 through October 2007, he served as Chief Financial Officer of Organic To Go, Inc., an emerging publicly-held food company.  From 2001 through April 2007, Mr. Campbell owned and operated Campbell Capital, LLC, a consulting and investment firm in Seattle, Washington providing strategic planning and financing services to small businesses.  Mr. Campbell received his MBA from Pepperdine University and his B.A. degree in Business Economics from the University of California at Santa Barbara.

Jerome T. Carollo has served as the Senior Vice President of Business Development since March 15, 2011.  He joined eMagin from Intevac Vision Systems where he held the positions of Vice President/General Manager and Vice President of Strategic Planning and Business Development since 2007. He was responsible for developing the domestic and international business strategy for Intevac’s digital night vision systems, sensors, and helmet mounted and eyewear displays. From 2006 to 2007, he was the President and CEO of Creative Display Systems, a company he co-founded to provide innovative microdisplay and optical systems for both commercial and military markets, which he then sold to Intevac. Prior to this, Mr. Carollo held positions of increasing responsibility in the optical and display business including positions with Rockwell Collins Optronics and Kaiser Electro-Optics.  Mr. Carollo holds a B.S. degree in Physics from the State University of New York and an M.S. in Optics from the University of Rochester's Institute of Optics.

Dr. Amalkumar Ghosh was appointed as Senior Vice President of Research and Development in April 2009, after serving as Vice President of OLED Research and Development at the Company since 2005. He is responsible for new microdisplay technology development, government programs, intellectual property and manufacturing process engineering.  Dr. Ghosh has more than twenty five years of industrial research and development experience.  From 2002 to 2005, he was employed by Eastman Kodak Company where he focused on OLED display technology.  From 1995 to 2002, he was employed by the Company.  From 1985 to 1995, he was employed by IBM Corporation where he was involved with semiconductor and LCD display technologies. He has numerous publications and patents to his credit and has been recognized as a leader by the Society for Information Display.  He earned a Ph.D. degree in Physics from Massachusetts Institute of Technology in 1985.

Olivier Prache was appointed Senior Vice President, Display Operations and Development in February 2005, after overseeing microdisplay product development by the Company since 1995, when he joined the Company’s predecessor, FED Corporation.  He was employed by Philips-LCOS from 2002 until 2004, when he rejoined the Company.   His current responsibilities encompass managing OLED manufacturing and product development.  Prior to joining the Company’s predecessor in 1995, he worked for Pixtech in France and OIS Optical Imaging Systems in Troy, Michigan. He received his Diplôme d’Ingénieur from E.N.S.E.R.G. in Grenoble France in 1983. Mr. Prache has published numerous papers and holds several patents related to the design of OLED-on-silicon microdisplays.

Susan R. Taylor joined the Company on February 1, 2011 as Senior Vice President, General Counsel and Corporate Secretary.  Prior to joining the Company, Ms. Taylor provided legal services as a consultant to companies including Amazon.com, Inc. and Avanade Inc.  From September 2008 to February 2009, Ms. Taylor served as Senior Vice President of JP Morgan Chase Bank subsequent to its acquisition of Washington Mutual Bank.  Ms. Taylor joined Washington Mutual in 1999, and at the time of the bank’s acquisition in 2008 served as Associate General Counsel, Senior Vice President and Corporate Secretary.  Prior to that, Ms. Taylor was a partner with Foster Pepper PLLC, a regional law firm based in Seattle.  Ms. Taylor holds a B.S. in Human Biology from Stanford University and a J.D. from the University of California, Berkeley.

Claude Charles has served as a director since April of 2000. Mr. Charles has served as President of Azur Capital Limited since 1999 providing strategic financial and international business advice to companies.  During 2005 and 2006, Mr. Charles served on the audit committee and was lead independent non-executive director on the Board of Pacific Internet Inc., Singapore (listed on NASDAQ during Mr. Charles’ service). From 1996 to 1998 Mr. Charles was Executive Chairman of Equinox Group Holdings. Prior to 1996, Mr. Charles also served as a Board Director and in senior executive positions at SG Warburg and Co. Ltd. (London), Peregrine Investment Holding (Hong Kong), Trident International Finance Ltd. (Hong Kong), and Dow Banking Corporation (Zurich and London). Mr. Charles holds a B.S. in economics from the Wharton School at the University of Pennsylvania and a M.S. in international finance from Columbia University. Mr. Charles’s U.S. and international business and financial knowledge and experience led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Paul Cronson has served as a director since July of 2003. Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he co-founded in 1992. Larkspur is a broker dealer that is a member of FINRA and advises companies seeking private equity or debt. Mr. Cronson's career in finance began in 1979 at Laidlaw, Adams Peck where he worked in asset management and corporate finance. From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed eurobond issuers and structured transactions. Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and he developed synthetic asset products using derivatives. Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments until 1992. Mr. Cronson received his BA from Columbia College in 1979, and his MBA from Columbia College in 1982. He is on the Board of the Evelyn Sharp Foundation in New York, a private foundation supporting various not for profit endeavors. Mr. Cronson’s business management and financial experience and knowledge led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Irwin Engelman has served as a director since May of 2005 and served as Non-Executive Interim Chairman from November 2010 to August 2011.  He is currently a consultant to various industrial companies.  Mr. Engelman became a member of the Board of Directors and Chairman of the Audit Committee of Oaktree Finance Corp. in 2011 and has served as a director of WellGenCorp., a neutrogenic products and technology company for the past twelve years.  Mr. Engelman was a director of Sanford C. Bernstein Mutual Funds, a publicly-traded company, and chairman of its audit committee, from 2000 to 2010.  From November 1999 until April 2002, he served as Executive Vice President and Chief Financial Officer of YouthStream Media Networks, Inc., a media and retailing company serving high school and college markets. From 1992 until April 1999, he served as Executive Vice President and Chief Financial Officer of MacAndrews and Forbes Holdings, Inc., a privately-held financial holding company. From November 1998 until April 1999, he also served as Vice Chairman, Chief Administrative Officer and a director of Revlon, Inc., a publicly-traded consumer products company. From 1978 until 1992, he served as an executive officer of various public companies including International Specialty Products, Inc. (a subsidiary of GAF Holdings Inc.), CitiTrust Bancorporation, General Foods Corporation and The Singer Company. Mr. Engelman received a BBA in Accounting from Baruch College in 1955 and a Juris Doctorate from Brooklyn Law School in 1961. He was admitted to practice law in the State of New York in 1962. In addition, he was licensed as a CPA in the State of New Jersey in 1966. Mr. Engelman’s experience as a director of public companies, as well as his accounting and financial experience and knowledge, led the Governance and Nominating Committee to the conclusion that Mr. Engelman should serve on the Board of Directors, given the Company’s business and structure.

Dr. Leslie G. Polgar has served as a director since November of 2010.  Mr. Polgar has been founder and executive officer of Talpra Consulting, since 1994, where he serves as a consultant to investors and technology companies. From 2005 to 2007 Dr. Polgar was chief executive officer and a member of the board of directors of Forth Dimension Displays Ltd. in Dalgety Bay, Scotland. From 2000 to 2003, Dr. Polgar was the founder and president of Eastman Kodak’s Display Products, where he led the successful commercialization of the world’s first full color organic light emitting diode display (OLED).  Since 2008, Dr. Polgar has taught the capstone Entrepreneurship and Business Development course in the MBA program at St. Mary’s College of California. Dr. Polgar has been active as judge or mentor for the UC Berkeley’s Haas School of Business since 1999. Dr. Polgar’s board experience includes: Shotgun Players Theater Company (non-profit, US) and for-profits Interschola (US), Forth Dimension Displays (UK), SK Display (Japan), Bertram Labs/Chemetall GmbH (US-Germany), and Chemical Suppliers Inc. (US). Dr. Polgar earned an MBA (U. of Connecticut), a PhD and MS in physics (Carnegie Mellon University) and a BS in physics/math (U. of Michigan).   Dr. Polgar’s scientific and technical knowledge and his experience in the industry led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Brig. General Stephen Seay (U.S. Army, Ret.) has served as a director since January 2006. Brig. General Seay founded Seay Business Solutions, LLC, Florida veteran owned small business, in 2006 . Brig. General Seay provides expertise in high technology operational modeling, simulation, education and training, mission command, cyber operations, strategic planning, resource management/allocation, operations research and system life cycle planning, programming, execution, and sustainment. He held a wide variety of command and staff positions during his thirty-three year Army career, culminating as the Commanding General, Joint Contracting Command-Iraq/Head of Contracting Authority, Operation Iraqi Freedom (2004-2005) and Program Executive Officer, Simulation, Training and Instrumentation (PEO STRI) from 2000-2005. He performs corporate and independent director responsibilities as a member of audit, compensation, finance, governance and executive committees. He is an Associate in The Spectrum Group, Alexandria, Virginia and CMA & Associates, Virginia Beach, Virginia. He serves on the Board of Directors and as Treasurer for Kid’s House of Seminole County, Florida (children’s advocacy), Orlando Science Center, Orlando, Florida (STEM) and on the Board of Advisors, ADS Tactical Corporation, Virginia Beach, Virginia (force provider). Brig. General Seay holds a Bachelor of Science degree from the University of New Hampshire and a Master of Science degree from the North Carolina State University. Brig. General Seay’s Army operational experience and understanding of high technology devices, optics and digital displays, his business knowledge and experience in transitioning emerging technology into practical applications led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Dr. Wittels has served as a director and Chair of the Board since August, 2011. She served on the Company’s Board previously from 2003 to 2006. From 2001 until July, 2011, Dr. Wittels was Corporate Vice President, Business and Technology Strategy of L-3 Communications. Her responsibilities at L-3 included strategies for growth, oversight of R&D, diligence support for M&A, and cross-company business development coordination. From 1979 to 2001 she held a variety of positions with BAE Systems, including Vice President and General Manager, Acting President and Vice President of Engineering. She served on the board of Innovative Micro Technology, Inc. from 2002 through July 2011, and from June 1995 through June 2011 on the Board of the Fermi National Accelerator Laboratory, a laboratory of the U.S. Department of Energy Office of High Energy Physics. She also served on the board of Millivision, Inc. from 2002 to 2006. Dr. Wittels holds a BS and a PhD in Physics, both from the Massachusetts Institute of Technology. Dr. Wittels’ business management experience, her scientific knowledge, her knowledge of the Company, and her experience in developing strategy and strategic alliances led the Governance and Nominating Committee to the conclusion that she should serve on the board of directors, given the Company’s business and structure.

Christopher Brody has served as a director since June 2012.   Since February of 2012, Mr. Brody has served as the President and Managing Director of Stillwater LLC, his employer, and as the Vice President of Stillwater Trust LLC.  Both Stillwater LLC and Stillwater Trust LLC are affiliates of Stillwater Holdings LLC, our largest stockholder, which nominated him.  From 2008 to 2011, Mr. Brody was the Chief Investment Officer of BAWAG P.S.K. Bank Fur Arbeit und Wirtschaft Und Osterreichische Sparkasse Aktiengesellschaft, a large Austrian commercial bank, and on the management committee of its shareholder, BAWAG Holdings GmbH.  He now serves on the boards of both companies.  From 2001 to 2008, he served as Managing Director of Cerberus Capital Management L.P., an alternate asset hedge fund.  He previously served on the board of Scottish Re Group LTD, which is traded on the NYSE, and on numerous other boards of private companies held in the portfolio of Cerberus Capital Management L.P. Mr. Brody holds a B.A. from Brandeis University.  Mr. Brody’s U.S. and international business and financial knowledge and experience led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.  The Board has determined that Mr. Brody qualifies as an independent director under the listing standards of the NYSE.

Directorships

Except as otherwise reported above, none of our directors have held directorships in other reporting companies and registered investment companies at any time during the past five years.

There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer.  Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, Stillwater Holdings LLC, which beneficially owns 35.7% of our common stock, nominated Christopher S. Brody to stand for election on our board of directors at our 2012 Annual Meeting of our shareholders.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.
•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

COMPENSATION OF DIRECTORS

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2011.

Name	Fees earned or paid in cash($)	Option awards($)(1)	Total($)
Claude Charles	46,000	227,405	273,405
Paul Cronson	29,750	227,405	257,155
Irwin Engelman	71,500	484,905	556,405
Leslie G. Polgar	34,250	227,405	261,655
Stephen Seay	47,750	227,405	275,155
Jill J. Wittels	38,500	142,345	180,845

 (1)  Please see Note 10 to our financial statements for the year ended December 31, 2011, included in this prospectus.

Fees Earned or Paid in Cash

Board Retainer.  Each Non-Employee Director received an annual cash retainer of $15,000 for his or her service as a member of the Board of Directors.

Meeting Fees.  Non-Employee Directors were eligible to receive meeting fees of $1,250 for each in-person Board or committee meeting attended and $750 for each Board or committee meeting attended over the telephone.   In addition, the Committee Chairs received additional meeting fees as follows:  $500 for each Audit Committee meeting chaired and $250 for chairing any one of the Compensation, Governance and Nominating or Strategy Committee meetings.

Option Awards

Each Non-Employee Director received equity compensation in the form of 50,000 stock options and 15,000 stock options granted in connection with the Director’s re-election to the Board.

Chair of the Board

The 2011 director compensation program provided that as additional compensation, the Chair was to receive an annual cash retainer of $60,000 and 50,000 additional stock options. Mr. Engelman served as Chair until August 2011, when Dr. Wittels began her service as Chair.  For their service as Non-Executive Chair in 2011, Mr. Engelman received $35,000 and 50,000 options (valued at $257,500), while Dr. Wittels received $25,000 and 20,833 options (valued at $52,332). Mr. Engelman and Dr. Wittels each received a pro rata share of the compensation for serving as Chair for their partial year of service, except that Mr. Engelman was granted 50,000 options in anticipation of his serving a full year.

2012 Non-Employee Director Compensation

On March 13, 2012, following analysis and discussion of information provided by our compensation consultant as discussed in the “Compensation Discussion and Analysis” section, the Compensation Committee approved the following 2012 compensation for Non-Employee Directors:

-	Annual Cash Retainer of $40,000
-	Stock Option grant valued at $65,000
-	No meeting fees

The Chair will receive as additional compensation an annual cash retainer of $30,000 and 50,000 stock options. The Chairman of the Audit Committee will receive an annual cash retainer of $5,000.

 ITEM 11. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In 2011, we achieved a number of milestones while navigating through a challenging environment and increased competition.  Our 2011 results were mixed.  We opened additional avenues of growth by securing new contracts and developing key new technologies. We also installed new machinery that should significantly increase capacity.  At the same time, our revenues and operating income for 2011 declined from 2010.  As a result of not achieving all of our goals, the size of the bonus pool decreased and our named executive officers received smaller incentive payments in 2011 than in 2010.   The exercise price of stock option awards granted in 2011 was generally below the market price of our common stock by the end of 2011 and the value of executive stock holdings decreased overall.  Toward the end of 2011, the Compensation Committee engaged a compensation consultant and is now in the process of reviewing the compensation programs for the executive officers and the directors, as well as certain company-wide programs.  We have already made some changes to our compensation policies, including changes to director compensation, adoption of a clawback policy and the decision to contribute to the Company’s 401(k) plan, and other changes are under consideration.  The Compensation Committee is reviewing the Company’s incentive plans and employment arrangements to ensure that pay is aligned with performance, and is reaching out to our largest shareholders for input on compensation philosophy.

Executive Compensation Objectives

The objectives of our compensation program are as follows:

•	Attract, hire and retain well-qualified executives.

•	Reward performance that drives substantial increases in shareholder value, as evidenced through both future operating profits and increased market price of our common shares.

Compensation Setting Process

Role of Compensation Committee. The role of the Compensation Committee is to oversee the Company’s executive compensation strategy, oversee the administration of its executive compensation and its equity based compensation plans, review and approve the compensation of the Company’s CEO, and oversee the Company’s compensation plan for the Board of Directors.  The Compensation Committee is comprised exclusively of independent outside directors and includes members with executive level experience in other companies who bring a perspective of reasonableness to compensation matters with our Company. In addition, the Compensation Committee compares executive compensation practices of similar companies at similar stages of development.

Role of Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities.  In October 2011, the Compensation Committee engaged Towers Watson, a global professional services company with strong compensation and awards expertise, to provide a share usage analysis, in part so that the Compensation Committee had information to better understand issues raised by shareholders voicing concerns on the proposed 2011 Incentive Stock Plan.   Then, in December of 2011, the Compensation Committee again engaged Towers Watson to assist in the identification and selection of peer companies for purposes of comparing compensation practices, to provide guidance regarding the amount and types of compensation that we provide to our executives and board of directors, and other compensation-related matters.  Towers Watson reports directly to the Compensation Committee and provides no services to management, although Towers Watson meets with members of management for the purpose of gathering information.  Towers Watson provided its analysis of board and executive compensation to the Compensation Committee in March 2012.  The Compensation Committee anticipates working with Towers Watson to continue to improve our compensation program. Implementation of agreed upon policies will be made during 2012 and disclosed in our proxy statement for 2013.

Role of Management.  In setting compensation for 2011, our CEO worked closely with the Compensation Committee and attended its meetings of the Compensation Committee.  Our CEO made recommendations to the Compensation Committee regarding compensation of our executive officers other than him.  No executive officer participated directly in the final deliberations regarding his or her own compensation package.

Use of Comparative Market Data. The Compensation Committee approved a benchmark peer group of companies based on the analysis and advice of Towers Watson in January of 2012.  The companies were selected as peers based on their being in a similar industry, primarily manufacturers of electronic components or electronic equipment and instruments, and of a generally similar size, based mainly on revenue.  Our peer group consists of the following 17 companies:

Advanced Photonix Inc.	Microvision Inc.
Clearfield, Inc.	NVE Corporation
Digital Ally Inc.	Photonic Products Group Inc.
Intricon Corp.	RF Monolitics Inc.
Kopin Corp.	Solar Power, Inc.
LightPath Technologies Inc.	Supertex Inc.
LRAD Corporation	The LGL Group, Inc.
Micronetics Inc.	Universal Display Corp.
Micropac Industries Inc.

The peer group was established after Mr. Sculley’s new employment contract was entered into in June of 2011, but the Compensation Committee compared the total direct compensation of the Company’s executive officers with the total direct compensation paid to the top executive officers at the companies in the peer group, as well as to compensation levels revealed in survey data provided by Towers Watson, for purposes of establishing 2012 salaries for executives other than Mr. Sculley.

The Compensation Committee set Mr. Sculley’s base salary under his new employment contract at $384,000, which represents a 20% increase over the salary of $320,000 that he had been earning since mid-2009. The Compensation Committee evaluated Mr. Sculley’s performance prior to the Company entering into the new employment contract and recognized his achievements since joining the Company as CEO in 2008 and the progress made.  During his three year tenure from June, 2008 to June, 2011 the Company’s stock price had increased from $0.88 to $6.33, the Company’s debt had been paid off and the Company’s manufacturing process had been stabilized.  The peer group listed above had not been determined prior to reviewing Mr. Sculley’s contract.  The Compensation Committee reviewed CEO salaries of companies that they identified as comparable, based on their being competitive firms or in similar industries and of generally the same size, measured both in revenue and market capitalization as of early 2011.  In setting Mr. Sculley’s compensation the Committee considered compensation levels for CEOs of the following companies: QuikLogic Corporation, RAE Systems, Lime Energy, Co., Microvision, RadiSys Corporation, Spectrum Control, Herley Industries, Kopin Corporation and Planar Systems, Inc. Additional information on Mr. Sculley’s employment agreement is described below in the “Employment Agreements” section.

Elements of Executive Compensation

The compensation level of our executives generally reflects their level of experience and is designed to provide an incentive to positively affect our future operating performance and shareholder value.

Salary. Base salary is the primary fixed element in the Company’s compensation program and is intended to provide an element of certainty and security to the Company’s executive officers on an ongoing basis.  Most of the executive officers have three-year employment agreements with the Company and their initial salaries are set by contract. Messrs. Prache and Ghosh, the two executive officers who have been employed the longest, do not have contracts.  The Compensation Committee is currently assessing the desirability of continuing to enter into employment contracts with executives.  Salaries are based on the executive’s level of experience, specialty and responsibility. Executive salaries are reviewed on an annual basis by the Compensation Committee. Any increases in salary are based on an evaluation of the individual’s performance, level of responsibility and, when such information is available, the level of pay compared to the salaries paid to persons in similar positions in the Company’s peer group or as shown in survey data.

In 2011, the base salaries of our executive officers were moderately increased over the prior year.   The increases were primarily merit based and intended to reward our executive officers for their overall performance on behalf of the Company in 2010.

Equity. Part of the compensation paid to our executives is in the form of equity, which to date has been exclusively through stock option grants. The stock option exercise price is generally the fair market value of the stock on the date of grant. Therefore, a gain is only recognized if the value of the stock increases, which promotes a long term alignment between the interests of the Company’s executives and its shareholders.  The Compensation Committee is currently considering whether to start granting restricted stock as another form of equity compensation and is assessing the economic and practical implications to both the Company and its employees, including executives.

The Compensation Committee approves all option grants, generally in connection with the annual performance assessment that occurs during the first quarter of the year with input and recommendations from the Chief Executive Officer, with the exception that the Chief Executive Officer and Chief Financial Officer have been delegated authority to approve initial grants made to newly hired employees. New executives typically receive a substantial option grant when hired in order to immediately align their interests with the new company and then are eligible for an option grant on the same basis as all other employees going forward.

In 2011, significant option grants were made to Ms. Taylor in connection with her joining the Company and to Messrs. Prache and Ghosh, in recognition of their becoming executive officers of the Company.   Mr. Sculley also received a substantial grant of options in connection with his new employment agreement, as discussed below.   Mr. Campbell’s grant of options, as well as separate smaller grants made to the other named executive officers except for Ms. Taylor, reflected the grant of options made to all employees of the Company, which in 2011 the Compensation Committee set at 9% of salary based on Company performance in 2010.

Bonus. The executive officers’ cash incentive awards are tied to achieving performance metrics established by the Compensation Committee at the beginning of each year, with input from the Chief Executive Officer, which are not re-set during the year, regardless of Company performance or economic conditions.  The program creates incentive for the executive officers to direct their efforts toward achieving specified company goals. To measure our 2011 performance, the Compensation Committee established goals related to the Company’s financial performance and attainment of strategic milestones.   In 2011, we fell short of reaching the Company’s financial performance goals. Other strategic milestones related to the development of certain technologies and attaining certain production milestones were achieved.  The program was funded by establishing a pool based on a percentage of annual EBITDA, which was then adjusted by an overall company performance modifier based on goal achievement to reach the final bonus pool.  The end result in 2011 was a bonus pool of $369,000, of which $179,000 was shared among the named executive officers proportionately based on certain percentage of salary thresholds that had been established. The remainder of the pool was shared among other employees.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in short-term or speculative transactions such as trading in eMagin stock on a short-term basis, purchasing eMagin stock on the margin or engaging in short sales.

Clawback Policy

Our Clawback Policy provides that the Company will seek to recover, under the direction of the Compensation Committee, any compensation paid to an executive officer of the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, through such deductions or clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.

Summary Compensation Table

The following table sets forth information regarding compensation paid to our principal executive officer, principal financial officer, and our other three highest paid executive officers.

Name and principal position	Year	Salary	Option awards (1)	Non-equity incentive plan compensation	Total
		($)	($)	($)	($)
Andrew G. Sculley, Chief Executive Officer & President	2011	358,564	526,097	63,000	947,661
	2010	321,231	29,795	137,000	488,026
	2009	317,115	-	25,550	342,665

Paul Campbell, Chief Financial Officer and Treasurer	2011	304,993	103,144	44,000	452,137
	2010	283,085	26,256	106,000	415,341
	2009	287,331	222,326	22,516	532,173

Olivier Prache, SVP, Display Operations and Manufacturing (2)	2011	280,366	471,195	29,000	780,561

Amalkumar Ghosh, SVP, Research and Development (2)	2011	265,747	466,236	27,000	758,983

Susan R. Taylor, SVP, General Counsel and Corporate Secretary (3)	2011	160,865	735,525	16,000	912,390

(1)
The amounts in this column represent the fair value of option awards to the named executive officer as computed on the date of the option grants using the Black-Scholes option-pricing model. Please see Note 10 to our financial statements for the year ended December 31, 2011, included in this prospectus.

(2)
On May 11, 2011, the Board of Directors determined that Mr. Prache and Mr. Ghosh were executive officers under Section 16 of the Securities Exchange Act of 1934.  The compensation shown represents compensation earned for the entire year.

(3)	Ms. Taylor joined the Company on February 1, 2011.

Grants of Plan-Based Awards
Grants of Plan-Based Awards

The following table sets forth information regarding stock option awards to our named executive officers under our stock option plans for the year ended December 31, 2011 as follows:

Name	Grant Date	Approval Date (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Total Grant Date Fair Value ($)
Andrew G. Sculley	March 15, 2011		28,800	7.79	108,374
	November 3, 2011		188,333	4.03	417,723
Paul Campbell	March 15, 2011		27,410	7.79	103,144
Olivier Prache	March 15, 2011		100,000	7.79	376,300
	March 15, 2011		25,218	7.79	94,895
Amalkumar Ghosh	March 15, 2011		100,000	7.79	376,300
	March 15, 2011		23,900	7.79	89,936
Susan R. Taylor (1)	February 1, 2011	January 11, 2011	225,000	6.82	735,525

(1)	The Compensation Committee took action to grant awards on the grant dates shown, except that the grant to Ms. Taylor was approved in conjunction with approval of her employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officer during 2011, and each person who served as an executive officer of eMagin Corporation as of December 31, 2011.

	Option awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised options (#)	Options exercise price ($)	Option expiration date
Andrew G. Sculley	309,800	-	309,800	0.81	June 2, 2015
	25,796	-	25,796	1.94	March 3, 2017
	-	28,800	28,800	7.79	March 15, 2016
	-	188,333	188,333	4.03	November 3, 2018

Paul Campbell	137,604	-	137,604	1.09	May 8, 2014
	22,733	-	22,733	1.94	March 3, 2017
	--	27,410	27,410	7.79	March 15, 2016

Olivier Prache	6,500	-	6,500	2.60	November 30, 2012
	21,366	-	21,366	1.94	March 3, 2017
	-	100,000	100,000	7.79	March 15, 2016
	-	25,218	25,218	7.79	March 15, 2016

Amalkumar Ghosh	16,136	-	16,136	0.98	May 5, 2014
	18,974	-	18,974	1.94	March 3, 2017
	-	100,000	100,000	7.79	March 15, 2016
	-	23,900	23,900	7.79	March 15, 2016

Susan Taylor	-	225,000	225,000	6.82	February 1, 2016

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises by our named executive officers for the year ended December 31, 2011 as follows:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew G. Sculley	100,000	607,210	-	-
Paul Campbell	112,396	711,629	-	-
Olivier Prache	19,260	66,143	-	-
Amalkumar Ghosh	13,000	15,730	-	-
Susan R. Taylor	-	-	-	-

Pension Benefits

eMagin does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Non-qualified Deferred Compensation

eMagin does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

Effective as of June 1, 2011, eMagin and Andrew G. Sculley, Jr. entered into an executive employment agreement (the “Sculley Employment Agreement”), pursuant to which Mr. Sculley will continue serving as the Company’s President and Chief Executive Officer.  The Sculley Employment Agreement will continue until December 31, 2013 unless it is terminated sooner pursuant to its terms. Under the Sculley Employment Agreement, Mr. Sculley is paid an annual base salary of $384,000.  Pursuant to the Sculley Employment Agreement, the Company agreed to use reasonable efforts to submit a proposal to its shareholders at its next annual meeting relating to the approval of a new incentive stock plan (“Plan”)  and to grant Mr. Sculley stock options (the “Options”) and/or restricted shares of the Company’s Common Stock, valued at $400,000 (based on a Black Scholes valuation method for the Options and the market price on the day of the grant for the restricted stock), within ten days of the annual meeting, provided the Plan was approved.  On November 3, 2011, Mr. Sculley was granted 188,333 options at $4.03 per share, of which (i) 1/3 shall vest on the 1st annual anniversary of the Employment Agreement, (ii) 1/3 shall vest on the 2nd annual anniversary of the Employment Agreement and (iii) 1/3 shall vest on December 31, 2013.

Pursuant to the Sculley Employment Agreement, Mr. Sculley’s employment may be terminated by the Company with or without cause and he may terminate his employment for Good Reason (as defined in the Sculley Employment Agreement) and such other reasons set forth in the Sculley Employment Agreement. If Mr. Sculley’s employment agreement is terminated without cause or if he terminates it for Good Reason, then  Mr. Sculley, at the Company’s sole discretion,  shall  be entitled to the lesser of (i) the total amount of his  base salary that remains unpaid under the Employment Agreement, which shall be paid monthly or (ii)  monthly salary payments for twelve (12) months, based on his  monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole  discretion pay such payments in a lump-sum. Mr. Sculley shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but have not been paid. Additionally, any non-vested options held by Mr. Sculley shall vest immediately. If the Employment Agreement is terminated with cause or if Mr. Sculley terminates it without Good Reason then Mr. Sculley shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.  If Mr. Sculley’s employment is terminated or his position significantly changed or salary decreased as a result of the acquisition of the Company, Mr. Sculley shall be entitled to severance equal to the amount he would have been due if he had been terminated without cause.

On January 19, 2011, the Company entered into an executive employment agreement (the “Taylor Employment Agreement”) with Susan R. Taylor to serve as the Company’s Corporate Secretary, Senior Vice President and General Counsel effective February 1, 2011.  Pursuant to the Taylor Employment Agreement, Ms. Taylor is paid a base salary of $175,000 and was granted 225,000 options which are exercisable at $6.82 per share, the market price on the date of the grant, of which one third will vest annually on the subsequent three anniversary dates. If Ms. Taylor voluntarily terminates her employment with the Company, other than for Good Reason as defined in the Taylor Employment Agreement, she shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Ms. Taylor’s employment with or without cause.  If the Company terminates without cause or, if as a result of the acquisition of the Company, her position changes significantly or her salary decreases, Ms. Taylor will be entitled to, at the Company’s sole discretion, either (i) monthly salary payments for twelve (12) months, based on her monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of her salary for such 12 month period, based on her monthly rate of base salary at the date of such termination. Ms. Taylor shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Taylor Employment Agreement, but have not been paid.   All non-vested options shall vest immediately.

On May 8, 2009, the Company entered into a three year executive employment agreement with Paul Campbell to serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer.  Mr. Campbell had been serving as the Company’s Interim Chief Financial Officer since April 15, 2008.  Pursuant to the employment agreement, Mr. Campbell was paid an annual salary of $282,000 and was granted options to purchase 340,000 shares of the Company’s common stock which were exercisable at $1.09 per share, the market price on the date of the grant.  The options vested as follows:  one third of the options vested immediately and one third will vested annually on the subsequent two anniversary dates.   If Mr. Campbell voluntarily terminates his employment with the Company, other than for good reason as defined in the employment agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Campbell’s employment with or without cause.  If the Company terminates without cause or, if as a result of the acquisition of the Company, his position changes significantly or his salary decreases, Mr. Campbell will be entitled to, at the Company’s sole discretion, either (i) monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of his salary for such 12 month period, based on his monthly rate of base salary at the date of such termination. Mr. Campbell shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the agreement, but have not been paid.   All non-vested options shall vest immediately.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or employee of eMagin during the years ending December 31, 2009, 2010 and 2011.  In addition, during the most recent fiscal year, no eMagin executive officer served on the Compensation Committee (or equivalent), or the Board, of another entity whose executive officer(s) served on our Compensation Committee or Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The  following table sets forth the number of shares known to be beneficially owned by all persons who own at least 5% of eMagin's outstanding common stock, the Company's directors, the executive officers, and the directors and executive officers as a group as of June 15, 2012, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

	Common Stock Beneficially Owned**	Percentage of Common
Name of Beneficial Owner		Stock **
Stillwater Holdings LLC (f/k/a Stillwater LLC) (1)	12,631,492	35.7%
Ginola Limited (2)	4,540,694	12.8%
Rainbow Gate Corporation (3)	1,720,658	4.9%
Paul Cronson (4)	574,396	1.6%
Andrew G. Sculley (5)	407,974	1.2%
Irwin Engelman (6)	370,076	1.1%
Claude Charles (7)	344,525	1.0%
Stephen Seay (8)	307,800	*
Paul Campbell (9)	169,474	*
Leslie G. Polgar (10)	105,000	*
Jill J. Wittels (11)	94,166	*
Olivier Prache (12)	80,896	*
Amalkumar Ghosh (13)	77,885	*
Susan Taylor (14)	75,000	*
Jerome Carollo (15)	33,333	*
All executive officers and directors as a group (consisting of 12 individuals) (16)	2,640,525	7.5%
*Less than 1% of the outstanding common stock

** Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or preferred shares exercisable or convertible within 60 days of June 15, 2012 are deemed outstanding for computing the percentage of the person holding such option or warrant.  Percentages are based on a total of 35,402,870 shares: 23,542,853 shares of common stock outstanding on June 15, 2012 and 11,860,017 shares issuable upon the exercise of options, warrants exercisable and preferred shares convertible on or within 60 days of June 15, 2012, as described below.

(1) This figure represents: (i) 5,316,826 shares of common stock owned by Stillwater Holdings LLC (f/k/a Stillwater LLC), which includes 783,325 shares of common stock owned by Rainbow Gate Corporation, in which the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation; (ii) warrants held by Stillwater Holdings LLC to purchase 1,000,000 shares of common stock and (iii) 6,314,666 shares of common stock underlying convertible preferred shares which includes 937,333 shares of common stock underlying convertible preferred shares held by Rainbow Gate Corporation, in which the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation. Mortimer D. A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, and Mortimer D. A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation as “beneficially owned”.

(2) This figure represents: (i) 2,532,694 shares of common stock owned by Ginola Limited, which include: 783,325 shares of common stock held indirectly by Rainbow Gate Corporation; 78,478 shares of common stock owned by Mount Union Corp.; 57,372 shares of common stock owned by Chelsea Trust Company Limited, as trustee (Ginola Limited disclaims beneficial ownership of the shares owned by Rainbow Gate Corporation, Mount Union Corp. and Chelsea Trust Company Limited, as trustee); and 372,972 shares of common stock owned by Crestflower Corporation, in which the sole shareholder of Crestflower Corporation is Ginola Limited (Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation except to the extent of its pecuniary interest therein); and (ii) 2,008,000 shares of common stock underlying convertible preferred shares, which includes 937,333 shares of common stock underlying convertible preferred shares held by Rainbow Gate Corporation (Ginola Limited disclaims beneficial ownership of the shares owned by Rainbow Gate Corporation). Stillwater Holdings LLC (f/k/a Stillwater LLC) and Ginola Limited are beneficially owned by separate parties and therefore do not exert voting control over one another. However, Stillwater Holdings LLC does include the shares held by Rainbow Gate as “beneficially owned” since the sole member of Stillwater Holdings LLC is the investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation.  Jonathan White, Joerg Fischer and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

(3) This figure represents (1) 783,325 shares of common stock owned by Rainbow Gate Corporation; and (ii) 937,333 shares of common stock underlying convertible preferred shares. Mortimer D. A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation.

(4) This figure represents 168,471 shares of common stock owned by Mr. Cronson, 245,925 shares of common stock underlying options, and 160,000 shares of common stock underlying convertible preferred shares held directly and indirectly by Paul Cronson. This includes (i) 13,294 shares of common stock held indirectly by a family member of Paul Cronson; and (ii) 155,177 shares of common stock and 160,000 shares of common stock underlying convertible preferred shares held indirectly by Navacorp III, LLC. Mr. Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III, LLC.

(5) This figure represents shares underlying options.

(6) This figure represents shares underlying options.

(7) This figure represents shares underlying options.

(8) This figure represents shares underlying options.

(9) This figure represents shares underlying options.

(10) This figure represents shares underlying options.

(11) This figure represents shares underlying options.

(12) This figure represents 11,291 shares of common stock owned by Olivier Prache and 69,605 shares underlying options.

(13) This figure represents 1,475 shares of common stock owned by Amalkumar Ghosh and 76,410 shares underlying options.

(14) This figure represents shares underlying options.

(15) This figure represents shares underlying options.

(16) This figure represents:  (i) 181,237 shares; (ii) 160,000 shares of common stock underlying convertible preferred shares; and (iii) 2,299,288 shares of common stock issuable upon exercise of stock options.

There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Transfer Agent

Our transfer agent for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY 10004.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of  Incorporation, as amended and restated, provide to the fullest extent permitted by Delaware law that our directors shall not be personally liable to us or our shareholders for damages for breach of such director's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders’ (through shareholders' derivative suits on behalf of our company) right to recover damages against a director for breach of the fiduciary duty of care as a director or (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Our Certificate of Incorporation and By Laws also provide that the Company shall indemnify each director and officer to the fullest extent permitted by applicable law. Under applicable law and our By Laws, we may only indemnify a director or officer upon a finding that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We believe that the indemnification provisions in our Certificate of Incorporation By Laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. Our By Laws also provide that, to the extent that a person who is or was a director, officer, employee or agent of the Company has been successful on the merits or otherwise in an action such person was party to by reason of the fact that he or she was or is a director, officer employee or agent of the Company, we shall indemnify such person against expenses actually and reasonably incurred in connection therewith. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers, except with respect to indemnification of employees and agents under our By Laws for expenses actually and reasonably incurred upon a final judicial determination that such person has been successful on the merits or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions, including gifts;
•	covering short sales made after the date of this prospectus;
•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method of sale permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. As of June 15, 2012, there were 23,542,853 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

The Company filed the Certificate of Designations with the State of Delaware on December 19, 2008.  The Certificate of Designations designates 10,000 shares of the Company’s preferred stock as Series B Convertible Preferred Stock.  The Preferred Stock has a stated value of $1,000 and has a conversion price of $.75 per share.  The Preferred Stock does not pay interest.  The holders of the Preferred Stock are not entitled to receive dividends unless the Company’s Board of Directors declared a dividend for holders of the Company’s common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock into shares of the Company’s common stock.  Each share of Preferred Stock has voting rights equal to (i) the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) when the Preferred Stock votes together with the Company’s Common Stock or any other class or series of stock of the Company and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause. In the event of a liquidation, dissolution, or winding up of the Company, the Preferred Stock is entitled to receive liquidation preference before the Common Stock. The Company may at its option redeem the Preferred Stock by providing the required notice to the holders of the Preferred Stock and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock to be redeemed. As of June 15, 2012, there were 5,659 shares of Preferred Stock issued and outstanding.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 15, 2012, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

Name	Shares Beneficially Owned Before the Offering	Shares of Common Stock Included in Prospectus Being Sold		Shares Beneficially Owned After the Offering		Percent of Outstanding After Completion of the Offering (5)
Stillwater Holdings LLC	12,631,492	9,478,723	(1)	2,215,436	(6)	7%
Rainbow Gate Corporation	1,720,658	937,333	(2)	783,325	(7)	2%
Ginola Limited	4,540,694	1,070,667	(3)	2,532,694	(8)	8%
Navacorp III LLC	315,177	160,000	(4)	151,177	(9)	-
Total	19,208,021	11,646,723		5,686,632

(1)
Represents 1,438,096 shares issued upon conversion of the Stillwater Note and accrued interest, 2,663,294 shares issued or issuable upon exercise of Warrants and 5,377,333 shares underlying Series B Convertible Preferred Stock. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, and Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation as “beneficially owned”.

(2)
Represents 937,333 shares underlying Series B Convertible Preferred Stock. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation.

(3)
Represents 1,070,667 shares underlying Series B Convertible Preferred Stock.  The sole shareholder of Ginola Limited and the sole shareholder of Rainbow Gate Corporation are the estates of the same person.  Stillwater Holdings LLC and Ginola Limited are beneficially owned by separate parties and therefore do not exert voting control over one another. However, Stillwater Holdings LLC does include the shares held by Rainbow Gate Corporation as “beneficially owned” since the sole member of Stillwater Holdings LLC is the investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation. Jonathan White, Joerg Fischer and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

(4)	Represents 160,000 shares underlying Series B Convertible Preferred Stock. Mr. Paul Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III LLC.

(5)	Assumes the sales of all shares of Common Stock included in this prospectus.

(6)
Represents 2,215,436 shares of common stock owned by Stillwater Holdings LLC, which includes 783,325 shares of common stock owned by Rainbow Gate Corporation, in which the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation.  Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, and Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation as “beneficially owned”.

(7)
Represents 783,325 shares of common stock owned by Rainbow Gate Corporation. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation.

(8)
This figure represents: 2,532,694 shares of common stock owned by Ginola Limited, which include: 783,325  shares of common stock held indirectly by Rainbow Gate Corporation; 78,478 shares of common stock owned by Mount Union Corp.; 57,372 shares of common stock owned by Chelsea Trust Company Limited, as trustee (Ginola Limited disclaims beneficial ownership of the shares owned by Rainbow Gate Corporation, Mount Union Corp. and Chelsea Trust Company Limited, as trustee); and 372,972 shares of common stock owned by Crestflower Corporation, in which the sole shareholder of Crestflower Corporation is Ginola Limited.  (Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation except to the extent of its pecuniary interest therein).  Stillwater Holdings LLC and Ginola Limited are beneficially owned by separate parties and therefore do not exert voting control over one another. However, Stillwater Holdings LLC does include the shares held by Rainbow Gate Corporation as “beneficially owned” since the sole member of Stillwater Holdings LLC is investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation.  Jonathan White, Joerg Fischer and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

(9)	Represents 155,177 shares of common stock owned by Navacorp III LLC. Mr. Paul Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III LLC.

A person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. As of November 18, 2011 there were 23,331,334 shares of our common stock issued and outstanding.

None of the selling stockholders is a member, affiliate or associate of any broker-dealer. With respect to the shares being registered on behalf of Navacorp III LLC (“Navacorp”), Mr. Paul Cronson, a director of the Company, is the controlling shareholder of Navacorp.  Except for the aforementioned, and except as set forth in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders. We have been advised by the selling stockholders that they do not have a short position in our common stock. Except as described in this prospectus, we do not have any agreements or understandings with any of the stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

At no time during the last two fiscal years has any executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to the Company or was involved in any transaction in which the amount exceeded $120,000 and such person had a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board of Directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and the effectiveness of internal control over financial reporting appearing in this Prospectus and Registration Statement have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their reports appearing elsewhere herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of eMagin Corporation as of December 31, 2010 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010, and financial statement schedule included in Item 16 for the two-year period ended December 31, 2010 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

eMAGIN CORPORATION

McGladrey & Pullen, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
eMagin Corporation
Bellevue, Washington

We have audited the accompanying consolidated balance sheet of eMagin Corporation and subsidiary as of December 31, 2011, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2011. Our audit also includes the financial statement schedule of eMagin Corporation listed in Item 16. These consolidated financial statements and financial statement schedule are the responsibility of Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eMagin Corporation as of December 31, 2011, and the results of their operations and their cash flows for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of Public Company Accounting Oversight Board (United States), eMagin Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 14, 2012, expressed an unqualified opinion on the effectiveness of eMagin Corporation’s internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Seattle, Washington
March 14, 2012

McGladrey & Pullen, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
eMagin Corporation
Bellevue, Washington

We have audited eMagin Corporation's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. eMagin Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, eMagin Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2011, of eMagin Corporation and our report dated March 14, 2012, expressed an unqualified opinion.

/s/ McGladrey & Pullen, LLP

Seattle, Washington
March 14, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
eMagin Corporation

We have audited the accompanying consolidated balance sheet of eMagin Corporation (the "Company") as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2010. Our audits also included the financial statement schedule - Valuation and Qualifying Accounts - listed in the index at item 16. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eMagin Corporation as of December 31, 2010, and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/EisnerAmper LLP
New York, New York
October 6, 2011

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$7,571	$7,796
Investments	5,745	3,100
Accounts receivable, net	5,576	5,150
Inventory, net	2,760	1,905
Prepaid expenses and other current assets	1,008	777
Total current assets	22,660	18,728
Long-term investments	1,000	1,500
Equipment, furniture and leasehold improvements, net	5,980	3,287
Intangible assets, net	35	39
Other assets	92	92
Deferred tax asset	8,165	9,056
Total assets	$37,932	$32,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$961	$1,100
Accrued compensation	1,283	1,975
Other accrued expenses	963	1,781
Advance payments	177	101
Deferred revenue	138	26
Warrant liability	—	7,694
Other current liabilities	299	170
Total current liabilities	3,821	12,847
Warrant liability	—	5,158
Total liabilities	3,821	18,005

Commitments and contingencies (Note 11)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2011and 5,679 issued and outstanding as of December 31, 2010	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,513,978 shares as of December 31, 2011 and 21,210,445 shares as of December 31, 2010	24	21
Additional paid in capital	220,838	206,298
Accumulated deficit	(186,656)	(191,622)
Treasury stock, 25,000 shares as of December 31, 2011	(95)	—
Total shareholders’ equity	34,111	14,697
Total liabilities and shareholders’ equity	$37,932	$32,702

See notes to Consolidated Financial Statements

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2011	2010		2009
	(In thousands, except share and per share data)
Revenue:
Product	$23,507		$23,596	$19,775
Contract	5,674		6,862	4,047
Total revenue, net	29,181		30,458	23,822
Cost of goods sold:
Product	11,080		8,373	7,865
Contract	2,627		3,645	2,310
Cost of goods sold	13,707		12,018	10,175
Gross profit	15,474		18,440	13,647
Operating expenses:
Research and development	3,063		2,370	1,996
Selling, general and administrative	9,136		10,055	6,900
Total operating expenses	12,199		12,425	8,896
Income from operations	3,275		6,015	4,751
Other income (expense):
Interest expense	(103)		(115)	(466)
Other income	41		16	67
Change in the fair value of warrant liability	2,548		(15,987)	(6,533)
Total other income (expense), net	2,486		(16,086)	(6,932)
Income (loss) before provision for income taxes	5,761		(10,071)	(2,181)
Income tax expense (benefit)	795		(8,931)	90
Net income (loss)	$4,966	$	(1,140)	$(2,271)
Less net income allocated to participating securities	1,250		—	—
Net income (loss) allocated to common shares	$3,716	$	(1,140)	$(2,271)

Income (loss) per common share, basic	$0.17		$(0.06)	$(0.14)
Income (loss) per common share, diluted	$0.07		$(0.06)	$(0.14)

Weighted average number of shares outstanding:
Basic	22,448,138		19,239,933	16,343,650
Diluted	25,574,522		19,239,933	16,343,650

See notes to Consolidated Financial Statements

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands, except for share data)

	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Treasury Shares	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance, December 31, 2008	5,739	$—	15,213,959	$15	—	$—	$204,818	$(201,172)	$3,661
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(15,091)	12,961	(2,130)
Fair value of warrants reclassified from liability to equity upon exercise	—	—	—	—	—	—	1,785	—	1,785
Issuance of common stock for services	—	—	498,533	—	—	—	304	—	304
Expiration of put options	—	—	522,500	1	—	—	428	—	429
Cashless exercise of common stock warrants	—	—	726,910	1	—	—	(1)	—	—
Exercise of common stock options	—	—	5,342	—	—	—	5	—	5
Stock based compensation	—	—	—	—	—	—	1,110	—	1,110
Net loss	—	—	—	—	—	—	—	(2,271)	(2,271)
Balance, December 31, 2009	5,739	$—	16,967,244	$17	—	$—	$193,358	$(190,482)	$2,893
Fair value of warrants reclassified from liability to equity upon exercise	—	—	—	—	—	—	10,013	—	10,013
Cashless exercise of common stock warrants	—	—	3,518,110	4	—	—	(4)	—	—
Conversion of Series B Preferred Stock to common stock	(60)	—	80,000	—	—	—	—	—	—
Issuance of common stock for services	—	—	15,363	—	—	—	55	—	55
Exercise of common stock warrants	—	—	100,000	—	—	—	250	—	250
Exercise of common stock options	—	—	529,728	—	—	—	805	—	805
Stock based compensation	—	—	—	—	—	—	1,821	—	1,821
Net loss	—	—	—	—	—	—	—	(1,140)	(1,140)
Balance, December 31, 2010	5,679	$—	21,210,445	$21	—	$—	$206,298	$(191,622)	$14,697
Fair value of warrants reclassified from liability to equity	—	—	—	—	—	—	10,304	—	10,304
Cashless exercise of common stock warrants	—	—	476,663	1	—	—	(1)	—	—
Cashless exercise of common stock options	—	—	49,685	—	—	—	—	—	—
Conversion of Series B Preferred Stock to common stock	(20)	—	26,666	—	—	—	—	—	—
Exercise of common stock warrants	—	—	1,072,116	1	—	—	561	—	562
Exercise of common stock options	—	—	678,403	1	—	—	769	—	770
Stock based compensation	—	—	—	—	—	—	2,907	—	2,907
Purchase of treasury stock	—	—	—	—	(25,000)	(95)	—	—	(95)
Net income	—	—	—	—	—	—	—	4,966	4,966
Balance, December 31, 2011	5,659	$—	23,513,978	$24	(25,000)	$(95)	$220,838	$(186,656)	$34,111

See notes to Consolidated Financial Statements

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2011	2010	2009
	(In thousands except share data)
Cash flows from operating activities:
Net income (loss)	$4,966	$(1,140)	$(2,271)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	170	86	82
Amortization of deferred financing and waiver fees	—	—	362
Reduction of doubtful accounts and sales returns	(106)	(270)	(273)
Stock based compensation	2,907	1,821	1,110
Deferred income taxes (benefit)	891	(9,056)	—
Amortization of common stock issued for services	—	65	233
Loss on disposal of asset	2	—	—
Gain on settlement	—	—	(38)
Change in the fair value of warrant liability	(2,548)	15,987	6,533
Changes in operating assets and liabilities:
Accounts receivable	(320)	(377)	(647)
Inventory	(855)	274	195
Prepaid expenses and other current assets	(231)	(110)	5
Advance payments	76	(110)	(483)
Deferred revenue	112	(212)	74
Accounts payable, accrued compensation, and accrued expenses	(1,648)	1,998	285
Other current liabilities	129	(662)	93
Net cash provided by operating activities	3,545	8,294	5,260
Cash flows from investing activities:
Purchase of equipment	(2,861)	(2,348)	(718)
Purchase of investments	(2,145)	(4,500)	(3)
Net cash used in investing activities	(5,006)	(6,848)	(721)
Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	1,331	1,055	5
Purchase of treasury stock	(95)	—	—
Payments of debt and capitalized lease obligations	—	—	(1,653)
Net cash provided by (used in) financing activities	1,236	1,055	(1,648)
Net (decrease) increase in cash and cash equivalents	(225)	2,501	2,891
Cash and cash equivalents, beginning of year	7,796	5,295	2,404
Cash and cash equivalents, end of year	$7,571	$7,796	$5,295

Cash paid for interest	$75	$91	$107
Cash paid for taxes	$115	$164	$138
Supplemental non-cash transactions:
Issuance of common stock for services charged to prepaid expenses	$—	$—	$304
Issuance of 476,673, 3,518,110 and 726,910 shares of common stock for cashless exercise of 581,895; 5,148,811 and 2.9 million warrants in 2011, 2010 and 2009, respectively.	$—	$—	$—
Conversion of 20 and 60 shares of Series B Convertible Preferred Stock for 26,666 and 80,000 shares of common stock in 2011 and 2010, respectively.	$—	$—	$—
Issuance of 49,685 shares of common stock for cashless exercise of 60,000 stock options in 2011.	$—	$—	$—

See notes to Consolidated Financial Statements

eMAGIN CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - NATURE OF BUSINESS

eMagin Corporation and its wholly owned subsidiary (the “Company”) designs, develops, manufactures and markets OLED-on-silicon microdisplays and virtual imaging products which utilize OLED microdisplays. The Company’s products are sold mainly in North America, Asia, and Europe.

Note 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements include the accounts of eMagin Corporation and its wholly owned subsidiary.  All intercompany transactions have been eliminated in consolidation.

Use of estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to, among others, allowance for doubtful accounts, warranty reserves, inventory reserves, stock-based compensation expense, deferred tax asset valuation allowances, litigation, fair value of financial instruments and other loss contingencies. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue and cost recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.   Product revenue is generally recognized when products are shipped to customers. The Company defers revenue recognition on products sold directly to the consumer with a maximum thirty day right of return.  Revenue is recognized upon the expiration of the right of return.

The Company also earns revenues from certain R&D activities (contract revenues) under both firm fixed-price contracts and cost-type contracts.  Revenues relating to firm fixed-price contracts and cost-type contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis).  Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Product warranty

The Company offers a one-year product replacement warranty. In general, the standard policy is to repair or replace the defective products. The Company accrues for estimated returns of defective products at the time revenue is recognized based on historical activity as well as for specific known product issues. The determination of these accruals requires the Company to make estimates of the frequency and extent of warranty activity and estimate future costs to replace the products under warranty. If the actual warranty activity and/or repair and replacement costs differ significantly from these estimates, adjustments to cost of revenue may be required in future periods.

Research and development expenses

Research and development costs are expensed as incurred.

Cash and cash equivalents

All highly liquid instruments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.

Investments

Investments are certificates of deposit in financial institutions carried at cost on the accompanying balance sheet.

Accounts receivable

The majority of the Company’s commercial accounts receivable are due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due.

Allowance for doubtful accounts

The allowance for doubtful accounts reflects an estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on a variety of factors, including the length of time receivables are past due, historical experience, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole.  The Company will record a specific reserve for individual accounts when the Company becomes aware of a customer's inability to meet its financial obligations, deterioration in the customer's operating results or financial position, or deterioration in the customer’s credit history. If circumstances related to customers change, the Company would further adjust estimates of the recoverability of receivables.  Account balances, when determined to be uncollectible, are charged against the allowance.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. The Company regularly reviews inventory quantities on hand, future purchase commitments with the Company’s suppliers, and the estimated utility of the inventory. If the Company review indicates a reduction in utility below carrying value, the inventory is reduced to a new cost basis.

Equipment, furniture and leasehold improvements

Equipment, furniture and leasehold improvements are stated at cost. Depreciation on equipment is calculated using the straight-line method of depreciation over its estimated useful life. Amortization of leasehold improvements is calculated by using the straight-line method over the shorter of their estimated useful lives or lease terms. Expenditures for maintenance and repairs are charged to expense as incurred.

The Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. Impairment losses, if any, are recognized based on the excess of the assets' carrying amounts over their estimated fair values.

Intangible assets

The Company’s intangible assets consist of patents that are amortized over their estimated useful lives of fifteen years using the straight line method.  Total intangible amortization expense was approximately $4 thousand for each of the years ended December 31, 2011, 2010, and 2009, respectively.  The accumulated amortization as of December 31, 2011 was $30 thousand.

Advertising

Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred.  Advertising expense was $3 thousand, $4 thousand and $0 for the years ended December 31, 2011, 2010 and 2009.

Shipping and handling fees

The Company includes costs related to shipping and handling in cost of revenues.

Income taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  The effect on deferred tax assets and liabilities of changes in tax rates will be recognized as income or expense in the period that the change occurs.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  Changes in circumstances, assumptions and clarification of uncertain tax regimes may require changes to any valuation allowances associated with the Company’s deferred tax assets.

Due to the Company’s operating loss carryforwards, all tax years remain open to examination by the major taxing jurisdictions to which the Company is subject. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense.

Net income (loss) per common share

Basic loss per share (“Basic EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period.  Diluted loss per share (“Diluted EPS”) is computed by dividing the net loss by the weighted average number of common shares outstanding during the reporting period while also giving effect to all potentially dilutive common shares that were outstanding during the reporting period.

In accordance with ASC 260, entities that have issued securities other than common stock that participate in dividends with the common stock (“participating securities”) are required to apply the two-class method to compute basic EPS.  The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security as if all such earnings had been distributed during the period.  On December 22, 2008, the Company issued Convertible Preferred Stock – Series B which participates in dividends with the Company’s common stock and is therefore considered to be a participating security.   However, the participating convertible preferred stock is not required to absorb any net loss. Thus, the Company calculates EPS using the two-class method.  The Company does not intend to pay dividends on its common or preferred stock.

The Company uses the more dilutive method of calculating the diluted earnings per share, either the two class method or “if-converted” method.  Under the “if-converted” method, the convertible preferred stock is assumed to have been converted into common shares at the beginning of the period.

The following table summarizes the net income allocated to common shares and the basic and diluted shares used in the net income per share computations (in thousands, except share data):

	For the Years Ended
	2011	2010	2009

Net income (loss)	$4,966	$(1,140)	$(2,271)
Less income (loss) allocated to participating securities	1,250	—	—
Net income (loss) allocated to common shares - basic	$3,716	$(1,140)	$(2,271)
Less change in fair value of warrant liability allocated to common shares	1,907	—	—
Net income (loss) allocated to common shares - diluted	$1,809	$(1,140)	$(2,271)

Weighted average shares outstanding for basic earnings per share	22,448,138	19,239,933	16,343,650
Dilutive common share equivalents	3,126,384	—	—
Weighted average shares outstanding for diluted earnings per share	25,574,522	19,239,933	16,343,650

Potentially dilutive securities not included in weighted average share calculation due to anti-dilutive effect	1,933,586	13,381,742	19,737,395

Comprehensive loss

Companies are required to report as comprehensive income all changes in equity during a period, except those resulting from investments by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) items, such as unrealized gains or losses on foreign currency translation adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive loss, which were not already in net loss for the years ended December 31, 2011, 2010 and 2009. Accordingly, the Company's comprehensive loss is the same as its net loss for the periods presented.

Stock-based compensation

The Company uses the fair value method of accounting for share-based compensation arrangements. The fair values of stock options are estimated at the date of grant using the Black-Scholes option valuation model. Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.  Compensation cost recognized for the years ended December 31, 2011, 2010, and 2009 includes a) compensation cost for all share-based compensation granted prior to, but not vested as of January 1, 2006, based on the estimated grant-date fair value estimated and b) compensation cost for all share-based compensation granted beginning January 1, 2006, based on the estimated grant-date fair value.  The compensation cost was recognized using the straight-line attribution method.

Fair value of financial instruments

Authoritative accounting guidance defines fair value, establishes a framework for measuring fair value and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. The fair value of financial instruments is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – valued based on quoted prices at the measurement date for identical assets or liabilities trading in active markets.
Level 2 – quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3 – valuations derived from valuation techniques in which one or more significant inputs are not readily observable.

Warrant Liability

As of September 30, 2011, the Company and Stillwater Holdings LLC (“the Holder”) signed an agreement to amend the warrant issued to the Holder on December 22, 2008 to purchase 1,875,467 shares of the Company’s common stock.  There are 1,000,000 shares remaining as the Holder exercised 875,467 shares in April 2010.  The Amendment changed the expiration date from December 22, 2013 to June 22, 2014 and removed the anti-dilution feature.  The warrant was reclassified from a warrant liability to equity as of September 30, 2011.

Prior to the amendment, the Company accounted for the warrant as a liability measured at fair value on a recurring basis using the Monte Carlo Simulation method.  The warrant liability was categorized as a Level 3 as the fair value was determined using unobservable inputs.

The table below provides a reconciliation of the beginning and ending balances for the warrant liability measured at fair value using significant unobservable inputs (Level 3) (in thousands).

	December 31,
	2011	2010
Balance as of January 1	$12,852	$6,878
Change in fair value of warrants	(2,548)	16,345
Fair value of warrants exercised	(8,490)	(10,013)
Fair value of warrants expired	—	(358)
Fair value of warrant modified	(1,814)	—
Balance as of December 31	$—	$12,852

For the year ended December 31, 2011, the change in the fair value of the warrant liability of $2.5 million was recorded as other income in the accompanying consolidated statements of operations.  For the year ended December 31, 2010, the change in the fair value of the warrant liability of $16.0 million, net of $358,000 due to the expiration of certain warrants, was recorded as other expense in the accompanying consolidated statements of operations.

The Company estimated the fair value of the warrant liability utilizing the Monte Carlo Simulation method.   The following assumptions were used in the Monte Carlo Simulation model to determine the fair value of the warrant liability:

	September 30, 2011 (at modification)	December 31, 2010
Risk-free interest rate	0.42%	0.19% - 1.02%
Expected volatility	81.0%	71.9% - 79.2%
Expected life ( in years)	2.75	0.50 – 3.0
Expected dividend yield	0%	0%

Concentration of credit risk

The majority of eMagin’s products are sold throughout North America, Asia, and Europe.  Sales to the Company’s recurring customers are generally made on open account while sales to occasional customers are typically made on a prepaid basis.  eMagin performs periodic credit evaluations on its recurring customers and generally does not require collateral.  An allowance for doubtful accounts is maintained for credit losses.

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and short-term and long-term investments.  The Company’s cash and cash equivalents are deposited with financial institutions which, at times, may exceed federally insured limits.  The Company has funds invested in a money market account which are not insured.  The Company has Certificates of Deposits (“CDs”), classified as short and long-term investments, which are federally insured. To date, the Company has not experienced any loss associated with this risk.

Recently issued accounting standards

In June 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update relating to the presentation of other comprehensive income. The accounting update eliminates the option to present components of other comprehensive income as part of the statement of stockholders’ equity. Instead, companies must report comprehensive income in either a single continuous statement of comprehensive income (which would contain the current income statement presentation followed by the components of other comprehensive income and a total amount for comprehensive income), or in two separate but consecutive statements. This guidance is effective for the Company's fiscal year beginning January 1, 2012. The Company does not expect the guidance to impact its consolidated financial statements.

In May 2011, the FASB issued an accounting standard update related to fair value measurements and disclosures to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with United States GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurement requirements, while other amendments change a principle or requirement for measuring fair value or for disclosing information about fair value measurements. Specifically, the guidance requires additional disclosures for fair value measurements that are based on significant unobservable inputs. The updated guidance is to be applied prospectively and is effective for the Company's interim and annual periods beginning January 1, 2012. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.

Note 3- RECEIVABLES

Receivables consisted of the following (in thousands):

	December 31,
	2011	2010
Trade receivables	$5,844	$5,524
Less allowance for doubtful accounts	(268)	(374)
Net receivables	$5,576	$5,150

Note 4 - INVENTORY

The components of inventory were as follows (in thousands):

	December 31,
	2011	2010
Raw materials	$1,092	$748
Work in process	985	681
Finished goods	683	476
Total inventory	$2,760	$1,905

Note 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2011	2010
Vendor prepayments	$237	$83
Other prepaid expenses*	771	694
Total prepaid expenses and other current assets	$1,008	$777
*No individual amounts greater than 5% of current assets.

Note 6 – EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

Equipment, furniture and leasehold improvements consist of the following (in thousands):

	December 31,
	2011	2010
Computer hardware and software	$1,103	$1,063
Lab and factory equipment	4,338	3,801
Furniture, fixtures, and office equipment	323	309
Assets under capital leases	66	66
Construction in progress	5,118	2,850
Leasehold improvements	473	473
Total equipment, furniture and leasehold improvements	11,421	8,562
Less: accumulated depreciation	(5,441)	(5,275)
Equipment, furniture and leasehold improvements, net	$5,980	$3,287

Depreciation expense was $166 thousand, $82 thousand and $78 thousand for the years ended December 31, 2011, 2010, and 2009, respectively.  Assets under capital leases are fully amortized.

Note 7– DEBT

For the years ended December 31, 2011, 2010, and 2009, interest expense includes interest paid or accrued, of approximately $74 thousand, $87 thousand, and $76 thousand, respectively, on outstanding debt. For the year ended December 31, 2009, approximately $0.4 million of deferred debt issuance costs were amortized to interest expense.

Line of Credit

2011

At December 31, 2011, the Company had available a credit facility with Access Business Finance, LLC (“Access”) under which the Company may borrow up to a maximum of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The terms of the line of credit were amended as follows:  the minimum monthly interest payment has decreased from $5,000 to $1,000; the interest rate has increased from Prime plus 4% but not less than 7.25% to Prime plus 5% but not less than 8.25%; the collateral management fee has decreased from .4% to 0%; the early termination fee has decreased from $18,000 to $6,000; and the borrowing minimum monthly income has decreased from $6,000 to $2,000.  The renewal date is September 1, 2012.

The Company paid $30,000 in loan fees to Access which were charged to prepaid expense and will be amortized over the life of the Agreement.  The Company’s obligations under the agreement are secured by its assets.   As of December 31, 2011, the Company had not borrowed on its line of credit.

2010

At December 31, 2010, the Company had available a credit facility with Access Business Finance, LLC (“Access”) under which the Company may borrow up to a maximum of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The terms of the credit facility are unchanged from 2009.  The renewal date is September 1, 2011.  The Company paid $30,000 in loan fees to Access which were charged to prepaid expense and will be amortized over the life of the Agreement.  As of December 31, 2010, the Company had not borrowed on its line of credit.

2009

At December 31, 2009, the Company had available a credit facility with Access under which the Company may borrow up to a maximum of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The interest on the line of credit is equal to the Prime Rate plus 4.00% but may not be less than 7.25% with a minimum monthly interest payment of $5,000.  The term of the agreement with Access is for one year and automatically renews for successive one year terms unless, at least 60 days prior to the end of the current term, the Company gives Access prior written notice of its intent not to renew or if Access, at least ten days prior to the end of the current term, gives the Company written notice of its intent not to renew. The renewal date is September 1, 2010.  The Company’s obligations under the agreement are secured by its assets.   The Company paid $25,000 in loan fees to Access which were charged to prepaid expense and will be amortized over the life of the Agreement.  As of December 31, 2009, the Company had not borrowed on its line of credit.

Prior to Access, the Company had a line of credit with Moriah Capital, L. P. (“Moriah”) which matured on August 7, 2009 and was not renewed.

Note 8 - INCOME TAXES

Net income (loss) before income taxes consists of the following (in thousands):

	For the years ended December 31,
	2011	2010	2009
Domestic	$5,761	$(10,071)	$(2,181)
Total	$5,761	$(10,071)	$(2,181)

The federal and state income tax (benefit) provision is summarized as follows (in thousands):

	For the years ended December 31,
	2011	2010	2009
Current:
Federal	$(96)	$125	$90
Total current tax (benefit) expense	(96)	125	90
Deferred:
Federal	962	(9,056)	—
State	(71)	—	—
Total deferred tax expense ( benefit)	891	(9,056)	—
Total tax expense (benefit)	$795	$(8,931)	$90

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant items comprising the Company’s deferred taxes as of December 31 are as follows (numbers are in thousands):

	For the years ended December 31,
	2011	2010	2009
Deferred tax assets:
Federal and state net operating loss carryforwards	$36,210	$37,160	$39,391
Research and development tax credit carryforwards	1,684	1,589	1,440
Stock based compensation	2,241	1,378	1,240
Depreciation and amortization	8	223	385
Other provisions and expenses not currently deductible	614	1,019	988
Accrued severance	—	222	—
Total deferred tax assets	$40,757	$41,591	$43,444
Deferred tax liabilities:
Prepaid expenses	$(227)	$(170)	$(197)
Total deferred tax liabilities	$(227)	$(170)	$(197)
Less valuation allowance	$(32,365)	$(32,365)	$(43,247)
Net deferred tax asset	$8,165	$9,056	$0

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  The effect on deferred tax assets and liabilities of changes in tax rates will be recognized as income or expense in the period that the change occurs.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  Changes in circumstances, assumptions and clarification of uncertain tax regimes may require changes to any valuation allowances associated with the Company’s deferred tax assets.

Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Through December 31, 2009, the Company’s net deferred tax assets were fully reserved due to uncertainty of realization through future earnings.  In 2010, the Company determined that based on all available evidence, both positive and negative, and based on the weight of the available evidence, including the Company’s cumulative taxable income over the past three years and expected profitability in 2011 through 2013 that certain of its deferred tax assets were more likely than not realizable through future earnings.   Accordingly, the Company reduced its valuation allowance by $9.1 million and recorded a corresponding tax benefit of $9.1 million.

In 2011, the Company determined that based on all available evidence, both positive and negative, and based on the weight of the available evidence, including the Company’s projected cumulative taxable income through 2016 that certain of its deferred tax assets were more likely than not realizable through future earnings. The projected cumulative tax benefit on taxable income through 2016 was less than the projected cumulative tax benefit used in an analysis prepared in 2010.  The Company determined that the realizable asset was less than the amount recorded in the prior year and accordingly the net asset after the valuation allowance is approximately $1 million less as of December 31, 2011.  The Company used projected taxable income through 2016 based on its history of taxable income and losses and estimates that the taxable income through 2016 is more likely than not to be realized and is less likely in periods after 2016.

As of December 31, 2011, 2010, and 2009, the Company has net deferred tax assets of approximately of $40.5, $41.4, and $43.2 million, respectively, primarily resulting from the future tax benefit of net operating loss carryforwards. The valuation allowance decreased by $0, $10.9, and $1.4, million during the years 2011, 2010, and 2009, respectively.  The amount of the valuation allowance for deferred tax assets associated with excess tax deduction from stock based compensation arrangement that is allocated to contributed capital if the future tax benefits are subsequently recognized is $3.1 million at December 31, 2011.

During the year ended December 31, 2011, the Company did not utilize its prior years’ net operating loss carryforward.   As of December 31, 2011, eMagin has federal and state net operating loss carryforwards of approximately $109 million and $2.7 million, respectively. The federal research and development tax credit carryforwards are approximately $1.8 million. The net operating losses and tax credit carryforwards will be available to offset future taxable income, if any, from 2013 to 2033. The utilization of net operating losses is subject to a limitation due to the change of ownership provisions under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating losses before their utilization. The Company has done an analysis regarding prior year ownership changes, and it has been determined that the Section 382 limitation on the utilization of net operating losses will currently not materially affect the Company's ability to utilize its net operating losses.

The difference between the statutory federal income tax rate on the Company's pre-tax loss and the Company's effective income tax rate is summarized as follows:
	For the years ended December 31,
	2011	2010	2009
U.S. Federal income tax expense (benefit) at federal statutory rate	34%	(34)%	(34)%
Change in valuation allowance	—%	(108)%	(62)%
Change in effective state tax rate	(2)%	—%	(3)%
Change in the fair value of warrant liability	(15)%	54%	102%
Credits	(2)%	—%	—%
Other, net	(1)%	(1)%	1%
Effective tax rate	14%	(89)%	4%

The Company did not have unrecognized tax benefits which would require an adjustment to the January 1, 2007 beginning balance of retained earnings.  The Company did not have any unrecognized tax benefits at December 31, 2011, 2010, or 2009.  The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense.  During the years ended December 31, 2011, 2010, and 2009, the Company recognized no interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction, California, New York and Virginia.  Due to the Company's operating losses, all tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

Note 9 - SHAREHOLDERS' EQUITY

Preferred Stock

Preferred Stock – Series B Convertible Preferred Stock (“the Preferred Stock – Series B”)

The Company has designated 10,000 shares of the Company’s preferred stock as Preferred Stock – Series B at a stated value of $1,000 per share.  The Preferred Stock – Series B is convertible into common stock at a conversion price of $0.75 per share.  The Preferred Stock – Series B does not pay interest.  The holders of the Preferred Stock – Series B are not entitled to receive dividends unless the Company’s Board of Directors declare a dividend for holders of the Company’s common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock – Series B into shares of the Company’s common stock. Each share of Preferred Stock – Series B has voting rights equal to (i) the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock – Series B at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) when the Preferred Stock – Series B votes together with the Company’s Common Stock or any other class or series of stock of the Company and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause.  In the event of a liquidation, dissolution, or winding up of the Company, the Preferred Stock – Series B is entitled to receive liquidation preference before the Common Stock.  The Company may at its option redeem the Preferred Stock – Series B by providing the required notice to the holders of the Preferred Stock – Series B and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock – Series B to be redeemed.

On December 22, 2008, the Company entered into a Securities Purchase Agreement pursuant to which the Company sold and issued an aggregate of 4,033 shares of its Preferred Stock – Series B for an aggregate price of approximately $4.03 million and warrants to purchase 1,875,467 shares of common stock at $1.03 per share.  The fair value of the warrants was recorded as equity and there was no impact on the consolidated financial position or the results of operations.  As of January 1, 2009, the Company adopted ASC 815 and as a result the warrants were reclassified as liabilities using a Monte Carol Simulation model to estimate the fair value of the liabilities.    At each reporting date, the change in the fair value of the liability was recorded in the Consolidated Statements of Operations.

The Company and Stillwater Holdings LLC (“the Holder”) signed an agreement to amend the warrant as of September 30, 2011.  There were 1,000,000 shares remaining as the Holder had exercised 875,467 shares in April 2010.  The Amendment changed the expiration date from December 22, 2013 to June 22, 2014 and removed the anti-dilution feature.  As a result, the warrant was reclassified from a warrant liability to equity.

During the years ended December 31, 2011 and 2010, there were 20 and 60 shares of Preferred Stock - Series B converted into 26,666 and 80,000 shares of common stock, respectively.  As of December 31, 2011, there were 5,659 shares of Preferred Stock – Series B issued and outstanding.

Common Stock

2011

During the year ended December 31, 2011, the Company received approximately $770 thousand for the exercise of 678,403 options and $561 thousand for 1,072,116 warrants exercised.  There were 60,000 options exercised on a cashless basis resulting in 49,685 shares of common stock issued.  There were 581,895 warrants exercised on a cashless basis resulting in 476,663 shares of common stock issued.

On August 24, 2011, eMagin’s Board of Directors approved a stock repurchase plan authorizing the Company to repurchase common stock not to exceed $2.5 million in total value.  The Company accounts for the treasury stock using the cost method.  During the year ended December 31, 2011, the Company repurchased 25,000 shares at an average cost of $3.81 per share.

2010

During the year ended December 31, 2010, the Company received approximately $805 thousand for options exercised and $250 thousand for 100,000 warrants exercised.  There were 5,148,811 million warrants exercised on a cashless basis resulting in 3,518,110 shares of common stock issued.

During the year ended December 31, 2010, the Company also issued 15,363 shares of common stock for payment of approximately $55 thousand for services rendered.  As such, the Company recorded the fair value of the services in selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2010.

2009

During the year ended December 31, 2009, the Company received approximately $5 thousand for options exercised and there were 2.9 million warrants exercised on a cashless basis resulting in 726,910 shares of common stock issued.

During the year ended December 31, 2009, the Company also issued 498,533 shares of common stock for payment of approximately $304 thousand for services rendered and to be rendered in the future.  As such, the Company recorded the fair value of the services in prepaid expenses and selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2009.

At December 31, 2008, the 522,500 shares underlying the 2007 and 2008 put options (“put options”) granted to Moriah were presented on the balance sheet as redeemable common stock in the amount of $429 thousand which represented the amount for which the shares may be redeemed at the option of Moriah.   On August 7, 2009, the put options expired when Moriah elected not to exercise its put options.  The 522,500 shares are classified as permanent equity on the December 31, 2009 balance sheet.

Note 10 - STOCK COMPENSATION

Employee stock purchase plan

In 2005, the stockholders approved the 2005 Employee Stock Purchase Plan (“ESPP”).  The ESPP provides the Company’s employees with the opportunity to purchase common stock through payroll deductions. Employees may purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates. At December 31, 2011, the number of shares of common stock available for issuance was 300,000.  As of December 31, 2011, the plan had not been implemented.

Incentive compensation plans

In 2003, the Company established the 2003 Stock Option Plan (the "2003 Plan"). The 2003 Plan provided for the granting of options to purchase an aggregate of 920,000 shares of the common stock to employees and consultants. On July 2, 2003, the shareholders approved the plan and the 2003 Plan was subsequently amended by the Board of Directors on July 2, 2003 to reduce the number of additional shares that may be provided for issuance under the "evergreen" provisions of the 2003 Plan. The amended 2003 Plan provides for an increase of 200,000 shares in January 2004 and an annual increase on January 1 of each year for a period of nine (9) years commencing on January 1, 2005 of 3% of the diluted shares outstanding.  The shareholders approved an amendment to the 2003 Plan to provide grants of shares of common stock in addition to options to purchase shares of common stock. In 2011, there were 1,204,608 options issued from the 2003 Plan.

The 2008 Incentive Stock Plan (“the 2008 Plan”) adopted and approved by the Board of Directors on November 5, 2008 provides for  shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants.  The 2008 Plan has an aggregate of 2,000,000 shares.  In 2011, there were 200,000 options issued from the 2008 Plan.

The 2011 Incentive Stock Plan (the “2011 Plan”) was approved by the Company’s shareholders on November 3, 2011.  The 2011 Plan provides for grants of common stock and options to purchase common stock to employees, officers, directors and consultants.  The Board of Directors reserved 1.4 million shares of common stock for issuance under the 2011 Plan. In addition, the 2011 Plan includes an evergreen provision that provides for an annual increase in common stock available for issuance however, on October 31, 2011 the Board committed to submit an amendment to the 2011 Plan to shareholders to eliminate the evergreen provision and to prohibit the repricing or exchange of stock options without stockholder approval. The Board also committed to maintain an average run rate over 2012 that does not exceed 4.5%. Run rate is defined as the sum of the number of stock options granted during the year, divided by the Company’s fully diluted shares outstanding.  In 2011, there were 473,499 options issued from the 2011 Plan.

Vesting terms of the options range from immediate vesting to a ratable vesting period of 5 years. Option activity for the year ended December 31, 2011 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Balances at December 31, 2008	1,615,673	$1.63
Options granted	1,278,840	1.03
Options exercised	(5,342)	0.98
Options forfeited	(71,597)	2.60
Options cancelled	—	—
Balances at December 31, 2009	2,817,574	$1.33
Options granted	949,585	2.85
Options exercised	(529,728)	1.52
Options forfeited	(67,904)	3.17
Options cancelled	(17,413)	1.90
Balances at December 31, 2010	3,152,114	$1.71
Options granted	1,878,107	6.62
Options exercised	(728,088)	6.60
Options forfeited	(28,043)	4.91
Options cancelled	(31,839)	1.13
Balances at December 31, 2011	4,242,251	$3.93	5.76	$4,676,445
Vested or expected to vest at December 31, 2011(1)	4,164,959	$3.88	5.76	$4,672,401
Exercisable at December 31, 2011	2,696,412	$2.30	6.21	$4,595,573

(1)  The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total unvested options.

At December 31, 2011, there were 1,097,979 shares available for grant under the 2011, 2008 and 2003 Plans.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying options and the quoted price of the Company’s common stock on December 31, 2011 for the options that were in-the-money.  As of December 31, 2011 there were 2,088,366 options that were in-the-money.   The Company’s closing stock price was $3.70 as of December 31, 2011. The Company issues new shares of common stock upon exercise of stock options.  The intrinsic value of the 2011 options exercised was $3.6 million.

Stock based compensation

The Company uses the fair value method of accounting for share-based compensation arrangements. The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model.   Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

The following table summarizes the allocation of stock-based compensation to expense categories for the years ended December 31, 2011, 2010, and 2009 (in thousands):

	For the years ended December 31,
	2011	2010	2009
Cost of revenue	$208	$176	$134
Research and development	412	172	201
Selling, general, and administrative	2,287	1,473	775
Total stock compensation expense	$2,907	$1,821	$1,110

At December 31, 2011, total unrecognized compensation costs related to stock options was approximately $3.8 million, net of estimated forfeitures.  Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of approximately 2.4 years.

Options granted to non-employees are measured at the grant date using a fair value options pricing model and remeasured to the current fair market value at each reporting period as the underlying options vest and services are rendered.  There were 12,500 options granted to consultants in the year ended December 31, 2011 which were fully vested upon grant.   The following assumptions were used in the Black-Scholes option pricing model to determine the fair value of stock options granted to non-employees:  dividend yield – 0%; risk free interest rate – 2.32%; expected volatility – 85.7%; and expected term – 5 years.

In determining the fair value of stock options granted during the years ended December 31, 2011, 2010, and 2009, the following key assumptions were used in the Black-Scholes option pricing model:

	For the years ended December 31,
	2011	2010	2009

Dividend yield	0%	0%	0%
Risk free interest rates	1.04 - 2.37%	1.14 - 2.57%	1.44 – 2.51%
Expected volatility	67 - 86%	81% - 87%	68% - 86%
Expected term ( in years)	3.5 - 5.5	3.5 - 5.5	3 - 5.5

The weighted average fair value per share for options granted in 2011, 2010, and 2009 was $3.58, $1.91, and $0.64, respectively.  We have not declared or paid any dividends and do not currently expect to do so in the near future.  The risk-free interest rate used in the Black-Scholes option pricing model is based on the implied yield currently available on U.S. Treasury securities with an equivalent term.   Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period.  The expected term of options represents the period that eMagin’s stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

Warrants

At December 31, 2011, there are 1,000,000 warrants to purchase shares of common stock outstanding and exercisable at an exercise price of $1.03 and expiration date of June 22, 2014.

	Outstanding Warrants
	Shares	Weighted Average Exercise Price
Balances at December 31, 2008	12,279,240	$1.88
Warrants granted	—	—
Warrants exercised	(2,900,000)	1.03
Warrants expired	(111,418)	1.28
Balances at December 31, 2009	9,267,822	$2.16
Warrants granted	—	—
Warrants exercised	(5,248,811)	1.24
Warrants expired	(1,361,382)	8.17
Balances at December 31, 2010	2,657,629	$0.89
Warrants granted	—	—
Warrants exercised	(1,654,012)	0.79
Warrants expired	(3,617)	7.54
Balances at December 31, 2011	1,000,000	$1.03

Note 11 - COMMITMENTS AND CONTINGENCIES

Royalties

The Company signed a license agreement on March 29, 1999 with Eastman Kodak (“Kodak’), under which it is obligated to make royalty payments. Under this agreement, the Company must pay to Kodak a minimum royalty plus a certain percentage of net sales with respect to certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid will be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the issued patent which is the last to expire.  The Company was notified that Kodak sold substantially all rights and obligations under the Company’s license agreement to Global OLED Technology (“GOT”) as of December 30, 2009.

In late 2008, the Company began evaluating the status of its manufacturing process and the use of the intellectual property (“IP”) associated with its license agreement.  After this analysis and after making a few changes to its manufacturing process, by the end of 2008 the Company had stopped using the IP covered under the license agreement.  The last royalty payment under the license agreement was made in November 2009.  The Company determined that it is no longer required to pay the minimum royalty payment and as such has not paid or accrued this amount.

In April 2011, the Company received a request for royalty payments from a representative of GOT. The Company responded stating that the licenses were no longer in force and that the request for royalties was untimely.  Although GOT does not agree, both parties have expressed an interest in resolving the disagreement amicably.  Communications to date have been very preliminary regarding its resolution.  The Company estimates that the range of loss contingency is between $0 and $250 thousand.

Operating leases

The Company leases office facilities and office, lab and factory equipment under operating leases.  The Company currently has lease commitments for space in Hopewell Junction, New York, Bellevue, Washington, and Santa Clara, California.

The Company’s manufacturing facilities are leased from IBM in Hopewell Junction, New York.  eMagin leases approximately 37,000 square feet to house its equipment for OLED microdisplay fabrication and for research and development, an assembly area and administrative offices. The lease expires May 31, 2014 with the option of extending the lease for five years.   The corporate headquarters are located in Bellevue, Washington where eMagin leases approximately 6,300 square feet.   The lease expires on August 31, 2014.  In addition, the Company leases approximately 2,400 square feet of office space for design and product development in Santa Clara, California and the lease expires on October 31, 2012.

The future minimum lease payments through 2014 are $2.9 million. Rent expense was approximately $1.2 million, $1.1 million, and $1.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The following is a schedule of future minimum lease payments under long-term operating leases (in thousands):

Year Ending December 31,
2012	$1,222
2013	1,227
2014	480
Net minimum lease payments	$2,929

Equipment purchase commitments

eMagin has committed to equipment purchases of $1.8 million at December 31, 2011.

Employee benefit plans

eMagin has a defined contribution plan (the 401(k) Plan) under Section 401(k) of the Internal Revenue Code, which is available to all employees who meet established eligibility requirements. Employee contributions are generally limited to 15% of the employee's compensation. Under the provisions of the 401(k) Plan, eMagin may match a portion of the participating employees' contributions. There was no matching contribution to the 401(k) Plan for the years ended December 31, 2011, 2010 and 2009.

Legal proceedings

On March 17, 2010, Gary Jones, a former executive at the Company, filed a complaint for damages in the Superior Court of the State of Washington for King County (the "Court") against the Company and the Company's Chief Financial Officer. The complaint alleged unspecified damages for failure to pay contractual payments and wages under Washington law and included, among other claims, breach of contract, breach of the duty of good faith and fair dealing, promissory estoppel and misrepresentation.

On May 21, 2010, the Court granted eMagin's and the Chief Financial Officer’s motions to dismiss certain of the claims. Then, on March 21, 2011, the Company executed a Settlement Agreement and Full and Complete Mutual Release (the “Settlement Agreement”) among the Company, Mr. Jones and the Company’s Chief Financial Officer, which became effective on March 29, 2011.On April 5, 2011, pursuant to the Settlement Agreement, the Company made the following payments in the aggregate amount of $650 thousand: (i) payment to Mr. Jones in the gross amount of $478 thousand for payment amounts set forth in the Executive Separation and Consulting Agreement (“ECSA”) and Expense Reimbursement and Compensation Schedule (“ERCS”) entered into by Mr. Jones and the Company in January 2007; (ii) payment to Mr. Jones in the amount of approximately $27 thousand for a negotiated interest amount pursuant to the ECSA and ERCS; and (iii) approximately $145 thousand in attorney’s fees paid to  Mr. Jones’ attorneys (collectively, the “Settlement Payments”).  The settlement offer was recorded as a liability on the Company’s Consolidated Balance Sheet and included in selling, general, and administrative expense on the Company’s Consolidated Statements of Operations as of December 31, 2010.

The Settlement Agreement contains mutual releases among the Company, its Chief Financial Officer and Mr. Jones, and pursuant to the Settlement Agreement, Mr. Jones agreed to dismiss the Complaint against the Company and its Chief Financial Officer with prejudice.  On April 7, 2011 the Complaint was dismissed with prejudice by the Court.

On December 6, 2005, New York State Urban Development Corporation commenced action against eMagin in the Supreme Court of the State of New York, County of New York asserting breach of contract and seeking to recover a $150,000 grant which was made to eMagin based on goals set forth in the agreement for recruitment of employees.  On July 13, 2006, eMagin agreed to a settlement with the New York State Urban Development Corporation to repay $112,200 of the $150,000 grant. The settlement required that repayments be made on a monthly basis in the amount of $3,116.67 per month commencing August 1, 2006 and ending on July 1, 2009.  As of December 31, 2009, the settlement was paid in full and $37,800 was forgiven as a result of timely payments and was recorded in other income on the Company’s Consolidated Statements of Operations.

Separation and employment agreements

2011

Effective as of June 1, 2011, the Company and Andrew G. Sculley entered into an executive employment agreement (the “Employment Agreement”) pursuant to which Mr. Sculley will continue serving as the Company’s President and Chief Executive Officer until December 31, 2013 unless the contract is terminated sooner pursuant to its terms.  Under the Employment Agreement, Mr. Sculley is paid an annual base salary of $384,000.  Pursuant to the Employment Agreement, the Company agreed to use reasonable efforts to submit a proposal to its shareholders at its next annual meeting relating to the approval of a new incentive stock plan (“Plan”)  and to grant Mr. Sculley stock options (the “Options”) and/or restricted shares of the Company’s Common Stock, valued at $400,000 (based on a Black Scholes valuation method for the Options and the market price on the day of the grant for the restricted stock), within ten days of the annual meeting, provided the Plan was approved.  On November 3, 2011, Mr. Sculley was granted 188,333 options at $4.03 per share, of which (i) 1/3 shall vest on the 1st annual anniversary of the Employment Agreement, (ii) 1/3 shall vest on the 2nd annual anniversary of the Employment Agreement and (iii) 1/3 shall vest on December 31, 2013.

Pursuant to the Employment Agreement, Mr. Sculley’s employment may be terminated by the Company with or without cause and he may terminate his employment for Good Reason (as defined in the Employment Agreement) and such other reasons set forth in the Employment Agreement.  If Mr. Sculley’s employment agreement is terminated without cause or if he terminates it for Good Reason, then  Mr. Sculley, at the Company’s sole discretion,  shall  be entitled to the lesser of (i) the total amount of his base salary that remains unpaid under the Employment Agreement, which shall be paid monthly or (ii)  monthly salary payments for twelve (12) months, based on his  monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump-sum.  Mr. Sculley shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but have not been paid. Additionally, any non-vested options held by Mr. Sculley shall vest immediately.  If the Employment Agreement is terminated with cause or if Mr. Sculley terminates it without Good Reason then Mr. Sculley shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.

On March 15, 2011, the Company signed an executive employment agreement (the “Employment Agreement”) with Jerry Carollo to serve as the Company’s Senior Vice President Business Development effective March 21, 2011.  Pursuant to the Employment Agreement, Mr. Carollo is paid a base salary of $270,000 and was granted 100,000 options which are exercisable at $6.89 per share, the market price on the date of the grant, of which one third will vest annually on the subsequent three anniversary dates. If Mr. Carollo voluntarily terminates his employment with the Company, other than for Good Reason as defined in the Employment Agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Carollo’s employment with or without cause.  If the Company terminates without cause, Mr. Carollo will be entitled to the lesser of (i) the total amount of base salary that remains unpaid under the Employment Agreement which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, or in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump- sum. Mr. Carollo shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but not been paid.   All non-vested options shall vest immediately.

On January 19, 2011, the Company signed an executive employment agreement (the “Employment Agreement”) with Susan R. Taylor to serve as the Company’s Corporate Secretary, Senior Vice President and General Counsel effective February 1, 2011.  Pursuant to the Employment Agreement, Ms. Taylor is paid a base salary of $175,000 and was granted 225,000 options which are exercisable at $6.82 per share, the market price on the date of the grant, of which one third will vest annually on the subsequent three anniversary dates. If Ms. Taylor voluntarily terminates her employment with the Company, other than for Good Reason as defined in the Employment Agreement, she shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Ms. Taylor’s employment with or without cause.  If the Company terminates without cause, Ms. Taylor will be entitled to, at the Company’s sole discretion, either (i) monthly salary payments for twelve (12) months, based on her monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of her salary for such 12 month period, based on her monthly rate of base salary at the date of such termination. Ms. Taylor shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but not been paid.   All non-vested options shall vest immediately.

2010

Pursuant to the Employment Agreement between the Company and Susan Jones (as previously amended and extended, the “Employment Agreement”), the term of Ms. Jones’ contract with the Company ended May 12, 2010 and her employment with the Company ceased at that time. Under the terms of the Employment Agreement between Susan Jones and the Company, Ms. Jones was entitled to a payment of eighteen months salary totaling approximately $473 thousand which payment was made as of June 30, 2010, incentive payments of 1% of revenue paid quarterly for a period of eighteen months, continuation of health insurance for twenty four months and a moving allowance for personal effects of $7.5 thousand. In addition, 12,696 unvested options immediately vested and became exercisable upon termination.  As a result, the Company took a one-time non-cash compensation charge of $28 thousand in the second quarter of 2010.

The Company accounted for the incentive payments under guidance that benefits provided in accordance with an agreement be recorded as a liability when it is probable that the employee is entitled to the benefits and the amount can be reasonably estimated.  At June 30, 2010, the Company estimated that $440 thousand was a reasonable estimate of the eighteen months of incentive payments and approximately $21 thousand was a reasonable estimate for the continuation of health insurance for twenty four months.  Thus, at that time the Company recorded a liability of approximately $469 thousand which included the incentive payments, health insurance coverage, and the moving allowance and the associated expense as a selling, general and administrative expense in the financial statements issued for the period ended June 30, 2010.  At December 31, 2010, the Company reviewed the estimates and assessed the liability for the incentive payments and health insurance coverage, and recorded an additional liability of $175 thousand.   Total severance expense for 2010 was $1.1 million.

2009

On May 8, 2009, the Company signed a three year executive employment agreement with Paul Campbell to serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer.  Mr. Campbell had been serving as the Company’s Interim Chief Financial Officer since April 15, 2008.  Pursuant to the employment agreement, Mr. Campbell was paid an initial annual salary of $282 thousand and was granted options to purchase 340,000 shares of the Company’s common stock which are exercisable at $1.09 per share, the market price on the date of the grant.  The options vested as follows:  one third of the options vested immediately and one third vested annually on the subsequent two anniversary dates.   If Mr. Campbell voluntarily terminates his employment with the Company, other than for good reason as defined in the employment agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Campbell’s employment with or without cause.  If the Company terminates without cause, Mr. Campbell will be entitled to one year of salary.

In connection with the employment of Paul Campbell, the Company entered into an agreement with Tatum LLC (“Tatum”).  Pursuant to the agreement with Tatum, the Company paid Tatum a signing fee of approximately $99 thousand. In addition, the Company granted Tatum 60,000 options with the same vesting and exercise price as Mr. Campbell's.

Note 12 - CONCENTRATIONS

The following is a schedule of domestic and international revenue as a percentage of total net revenues:

	For the years ended December 31,
	2011	2010	2009
Domestic	63%	66%	57%
International	37%	34%	43%

The following is a schedule of revenue by geographic location (in thousands):

	For the years ended December 31,
	2011	2010	2009
North and South America	$19,068	$20,609	$13,742
Europe, Middle East, and Africa	7,107	6,874	5,939
Asia Pacific	3,006	2,975	4,141
Total	$29,181	$30,458	$23,822

The Company purchases principally all of its silicon wafers from a single supplier located in Taiwan.

In 2011, there was no customer that accounted for more than 10% of its net revenue and there was one customer that accounted for approximately 13% and 12% of its net revenue in 2010 and 2009, respectively.

At December 31, 2011 and 2010, there were 10 customers who comprised 59% and 74%, respectively, of the outstanding accounts receivable. The Company had no customers that accounted for more than 10% of its outstanding receivable in 2011 and three customers that each accounted for more than 10% of its outstanding accounts receivable in 2010.

Note 13 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial information for 2011 and 2010 are as follows (in thousands except share data):
	Quarters Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenues	$5,441	$7,449	$8,263	$8,028
Gross margin	$2,246	$3,626	$4,359	$5,243
Net (loss) income before provision for income tax	$(3,497)	$3,184	$4,607	$1,467
Net (loss) income	$(3,339)	$2,971	$4,119	$1,215
Net (loss) income per share – basic	$(0.16)	$0.10	$0.13	$0.04
Net (loss) income per share – diluted	$(0.16)	$0.01	$0.03	$0.04
Weighted average number of shares outstanding – basic	21,522,716	21,853,631	23,084,229	23,331,975
Weighted average number of shares outstanding –diluted	21,522,716	25,717,758	25,322,920	23,371,771
	Quarters Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues	$5,927	$8,312	$8,256	$7,963
Gross margin	$3,318	$4,739	$5,468	$4,915
Net (loss) income before provision for income tax	$(8,616)	$84	$3,607	$(5,146)
Net (loss) income	$(8,617)	$66	$3,551	$3,860	(1)
Net (loss) income per share – basic	$(0.50)	$0.00	$0.13	$0.14
Net (loss) income per share – diluted	$(0.50)	$0.00	$0.08	$0.13
Weighted average number of shares outstanding – basic	17,109,706	19,338,241	19,883,029	20,583,516
Weighted average number of shares outstanding –diluted	17,109,706	22,258,364	24,244,477	22,594,197

(1)	Included in net income for the three months ended December 31, 2010 is the tax benefit of $9.1 million related to the reversal of the deferred tax valuation allowance. See Note 8 – Income Taxes.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2012 (unaudited)	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$5,832	$7,571
Investments	7,245	5,745
Accounts receivable, net	4,644	5,576
Inventories, net	2,800	2,760
Prepaid expenses and other current assets	1,255	1,008
Total current assets	21,776	22,660
Long-term investments	1,000	1,000
Equipment, furniture and leasehold improvements, net	6,521	5,980
Other assets	127	127
Deferred tax asset	8,165	8,165
Total assets	$37,589	$37,932

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$883	$961
Accrued expenses	1,886	2,246
Other current liabilities	383	614
Total current liabilities	3,152	3,821

Commitments and contingencies (Note 8)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2012 and December 31, 2011	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,537,978 shares as of March 31, 2012 and 23,513,978 as of December 31, 2011	24	24
Additional paid-in capital	221,616	220,838
Accumulated deficit	(187,108)	(186,656)
Treasury stock, 25,000 shares as of March 31, 2012 and December 31, 2011	(95)	(95)
Total shareholders’ equity	34,437	34,111
Total liabilities and shareholders’ equity	$37,589	$37,932

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Revenue:
Product	$5,830	$4,310
Contract	307	1,131
Total revenue, net	6,137	5,441

Cost of goods sold:
Product	3,302	2,609
Contract	154	586
Total cost of goods sold	3,456	3,195
Gross profit	2,681	2,246

Operating expenses:
Research and development	1,140	532
Selling, general and administrative	2,263	2,141
Total operating expenses	3,403	2,673
Loss from operations	(722)	(427)

Other income (expense):
Interest expense, net	(3)	(29)
Other income, net	7	16
Change in fair value of warrant liability	—	(3,057)
Total other income (expense), net	4	(3,070)
Loss before benefit from income taxes	(718)	(3,497)
Benefit from income taxes	(266)	(158)
Net loss	$(452)	$(3,339)

Loss per common share, basic	$(0.02)	$(0.16)
Loss per common share, diluted	$(0.02)	$(0.16)

Weighted average number of common shares outstanding:
Basic	23,507,172	21,522,716
Diluted	23,507,172	21,522,716

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(452)	$(3,339)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	57	34
Reduction of provision for doubtful accounts	—	(204)
Deferred tax benefit	—	(150)
Stock-based compensation	749	856
Change in fair value of warrant liability	—	3,057
Changes in operating assets and liabilities:
Accounts receivable	932	656
Inventories, net	(40)	(244)
Prepaid expenses and other current assets	(247)	73
Accounts payable, accrued expenses and other current liabilities	(669)	58
Net cash provided by operating activities	330	797
Cash flows from investing activities:
Purchase of equipment	(598)	(284)
Purchase of investments	(1,500)	(650)
Net cash used in investing activities	(2,098)	(934)
Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	29	104
Net cash provided by financing activities	29	104
Net decrease in cash and cash equivalents	(1,739)	(33)
Cash and cash equivalents, beginning of period	7,571	7,796
Cash and cash equivalents, end of period	$5,832	$7,763

Cash paid for interest, net of amount capitalized of $4 thousand in 2012	$—	$15
Cash paid for taxes	$—	$—
Non-cash financing activities:
Issuance of 310,897 shares of common stock for cashless exercise of 380,511 warrants in 2011	$—	$—

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 1:  Summary of Significant Accounting Policies

eMagin Corporation (the “Company”) designs, develops, manufactures, and markets OLED (organic light emitting diode) on silicon microdisplays and virtual imaging products which utilize OLED microdisplays. The Company’s products are sold mainly in North America, Asia, and Europe.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of eMagin Corporation and its subsidiary reflect all adjustments, including normal recurring accruals, necessary for a fair presentation.  All significant intercompany balances and transactions have been eliminated in consolidation.  Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission.  The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed consolidated financial statements are read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  The results of operations for the period ended March 31, 2012 are not necessarily indicative of the results to be expected for the full year.  The consolidated condensed financial statements of December 31, 2011 are derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to, among others, allowance for doubtful accounts, warranty reserves, inventory reserves, stock-based compensation expense, deferred tax asset valuation allowances, litigation and other loss contingencies. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued an accounting standard update related to fair value measurements and disclosures to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with United States GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurement requirements, while other amendments change a principle or requirement for measuring fair value or for disclosing information about fair value measurements. Specifically, the guidance requires additional disclosures for fair value measurements that are based on significant unobservable inputs. On January 1, 2012, the Company adopted this guidance on a prospective basis and there was no impact on the Company's condensed consolidated financial statements.

Net Loss per Common Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period, and excludes any dilutive effects of common stock equivalent shares, such as stock options, warrants, and convertible preferred stock. Diluted loss per share is computed using the weighted average number of common shares outstanding and potentially dilutive common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is anti-dilutive.

The Company’s Series B Convertible Preferred stock (“Preferred Stock – Series B”) is considered a participating security as the preferred stock participates in dividends with the common stock, which requires the use of the two-class method when computing basic and diluted earnings per share.  The Preferred Stock – Series B is not required to absorb any net loss.

For all periods presented, the Company has reported a net loss and as a result, basic and diluted net loss per common share are the same.  Therefore, in calculating net loss per share amounts, shares underlying the following potentially dilutive common stock equivalents were excluded from the calculation of diluted net income per common share because their effect was anti-dilutive for each of the periods presented.

	Three Months Ended March 31,
	2012	2011

Options	4,628,749	4,418,374
Warrants	1,000,000	2,205,001
Convertible preferred stock	7,545,333	7,572,000
Total	13,174,082	14,195,375

Note 2:  Accounts Receivable

The majority of the Company’s commercial accounts receivable are due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required.

Accounts receivable consisted of the following (in thousands):

	March 31, 2012 (unaudited)	December 31, 2011
Accounts receivable	$4,912	$5,844
Less allowance for doubtful accounts	(268)	(268)
Accounts receivable, net	$4,644	$5,576

 Note 3:  Inventories, Net

The components of inventories are as follows (in thousands):

	March 31, 2012 (unaudited)	December 31, 2011
Raw materials	$1,268	$1,092
Work in process	526	985
Finished goods	1,015	689
	2,809	2,766
Less inventory reserve	(9)	(6)
Total inventories, net	$2,800	$2,760

Note 4:  Line of credit

At March 31, 2012, the Company had available a credit facility with Access Business Finance, LLC (“Access”) under which the Company may borrow up to a maximum of $3 million based on a borrowing base equivalent of 75% of eligible accounts receivable.  The terms of the line of credit are:  the minimum monthly interest payment is $1,000; the interest rate is Prime plus 5% but not less than 8.25%; and the early termination fee is $6,000.  The renewal date is September 1, 2012.  The Company’s obligations under the agreement are secured by its assets.    As of March 31, 2012, the Company had not borrowed on its line of credit.

 Note 5:  Stock-based Compensation

The Company uses the fair value method of accounting for share-based compensation arrangements. The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model.  Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method of attribution.

The following table summarizes the allocation of non-cash stock-based compensation to our expense categories for the three month periods ended March 31, 2012 and 2011 (in thousands):

	Three Months Ended March 31, (unaudited)
	2012	2011
Cost of goods sold	$64	$25
Research and development	141	19
Selling, general and administrative	544	812
Total stock-based compensation expense	$749	$856

At March 31, 2012, total unrecognized compensation costs related to stock options was approximately $4.0 million, net of estimated forfeitures and is expected to be recognized over a weighted average period of approximately 2.3 years.

The key assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options granted and the weighted average grant date fair value per share are as follows:

	Three Months Ended March 31, (unaudited)
	2012	2011
Dividend yield	0%	0%
Risk free interest rates	0.51 to 0.87%	1.04 to 2.37%
Expected volatility	71.8 to 81.2%	67.1 to 85.7%
Expected term (in years)	3.5 to 5.5	3.5 to 5.5
Weighted average grant date fair value per share	$2.25	$3.92

The Company has not declared or paid any dividends and does not expect to do so in the near future.  The risk-free interest rate used in the Black-Scholes option pricing model is based on the implied yield currently available on U.S. Treasury securities with an equivalent term.   Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period.  The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

A summary of the Company’s stock option activity for the three months ended March 31, 2012 is presented in the following tables:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	4,242,251	$3.93
Options granted	410,500	3.88
Options exercised	(24,000)	1.20
Options forfeited	—	—
Options cancelled	—	—
Outstanding at March 31, 2012	4,628,751	$3.94	5.93	$3,676,255
Vested or expected to vest at March 31, 2012 (1)	4,555,187	$3.91	5.94	$3,673,636
Exercisable at March 31, 2012	3,157,477	$3.03	6.14	$3,623,865
(1) The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total unvested options.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying options and the quoted price of the Company’s common stock.   During the three months ended March 31, 2012, the aggregate intrinsic value of options exercised was $62 thousand. The Company issues new shares of common stock upon exercise of stock options.

Note 6:  Shareholders’ Equity

Preferred Stock - Series B Convertible Preferred Stock (“the Preferred Stock – Series B”)

As of March 31, 2012, there were 5,659 shares of Preferred Stock – Series B issued and outstanding.

Common Stock

For the three months ended March 31, 2012, the Company received approximately $29 thousand for 24,000 stock options exercised.   For the three months ended March 31, 2011, the Company received approximately $22 thousand for 23,250 stock options exercised.  For the three months ended March 31, 2011, there were 380,511 warrants exercised on a cashless basis resulting in 310,897 shares of common stock issued.   In addition, the Company received proceeds of approximately $81 thousand from the exercise of warrants and issued 72,116 shares of common stock in the three months ended March 31, 2011.

Note 7:  Income Taxes

The Company’s effective tax rates for the three months ended March 31, 2012 and 2011 was 37.1% and 36%, respectively.  The differences between the effective tax rate of 37.1% and the U.S. federal statutory rate of 34% for the three months ended March 31, 2012 were primarily due to the impact of state income taxes and alternative minimum tax.  For the three months ended March 31, 2011, the difference between the effective tax rate of 36% and the U.S. federal statutory rate of 34% was alternative minimum tax.

Due to the Company’s operating loss carryforwards, all tax years remain open to examination by the major taxing jurisdictions to which the Company is subject. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense.

Note 8:  Commitments and Contingencies

Royalty Payments

The Company signed a license agreement on March 29, 1999 with Eastman Kodak (“Kodak’), under which it is obligated to make royalty payments. Under this agreement, the Company must pay to Kodak a minimum royalty plus a certain percentage of net sales with respect to certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid will be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the issued patent which is the last to expire.  The Company was notified that Kodak sold substantially all rights and obligations under the Company’s license agreement to Global OLED Technology (“GOT”) as of December 30, 2009.

In late 2008, the Company began evaluating the status of its manufacturing process and the use of the intellectual property (“IP”) associated with its license agreement.  After this analysis and after making a few changes to its manufacturing process, by the end of 2008 the Company had stopped using the IP covered under the license agreement.  The last royalty payment under the license agreement was made in November 2009.  The Company determined that it is no longer required to pay the minimum royalty payment and as such has not paid or accrued this amount.

In April 2011, the Company received a request for royalty payments from a representative of GOT. The Company responded stating that the licenses were no longer in force and that the request for royalties was untimely.  Although GOT does not agree, both parties have expressed an interest in resolving the disagreement amicably.  Communications to date have been preliminary regarding its resolution.  The Company estimates that the range of loss contingency is between $0 and $250 thousand.

Operating Leases

The Company leases office facilities and office, lab and factory equipment under operating leases.  Certain leases provide for payments of monthly operating expenses. The Company currently has lease commitments for space in Hopewell Junction, New York, Bellevue, Washington, and Santa Clara, California.

The Company’s manufacturing facilities are leased from IBM in Hopewell Junction, New York.  eMagin leases approximately 37,000 square feet to house its equipment for OLED microdisplay fabrication and for research and development, an assembly area and administrative offices. The lease expires May 31, 2014 with the option of extending the lease for five years.   The corporate headquarters are located in Bellevue, Washington where eMagin leases approximately 6,300 square feet.   The lease expires on August 31, 2014.  In addition, the Company leases approximately 2,400 square feet of office space for design and product development in Santa Clara, California and the lease expires on October 31, 2012.

For the three months ended March 31, 2012 and 2011, rent expense was approximately $302 thousand and $289 thousand, respectively.

Equipment Purchase Commitments

The Company has committed to equipment purchases of $1.7 million at March 31, 2012.

Note 9:  Concentrations

For the three months ended March 31, 2012, approximately 52% of the company’s net revenues were derived from customers in the United States and approximately 48% of the Company’s net revenues were derived from international customers.   For the three months ended March 31, 2011, approximately 74% of the company’s net revenues were derived from customers in the United States and approximately 26% of the Company’s net revenues were derived from international customers.

The following is a schedule of revenue by geographic location (in thousands):

	Three Months Ended March 31, (unaudited)
	2012	2011
North America	$3,375	$4,095
Europe, Middle East and Africa	2,042	814
Asia	720	532
Total	$6,137	$5,441

The Company purchases principally all of its silicon wafers from a single supplier located in Taiwan.

Note 10:  Subsequent Events

On May 8, 2012, the Company entered into a new employment agreement with Paul Campbell under which he will continue serving as the Company’s Chief Financial Officer and Treasurer.  The agreement will expire on December 31, 2013.   Mr. Campbell will be paid an annual salary of $318,000 and receive stock options valued at $82,400 on May 8, 2012.  The agreement provides that he will receive equity in the form of stock options or restricted stock valued at $123,600 on December 31, 2012.

Pursuant to the employment agreement, Mr. Campbell’s employment may be terminated by the Company with or without cause and he may terminate his employment for Good Reason (as defined in the agreement), among other reasons.  If Mr. Campbell’s employment is terminated without cause or if he terminates it for Good Reason, then Mr. Campbell, at the Company’s sole discretion, shall be entitled to the lesser of (i) the total amount of his base salary that remains unpaid under the employment agreement, which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination. Mr. Campbell shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term, but have not been paid. Additionally, any non-vested options held by Mr. Campbell shall vest immediately. If the agreement is terminated with cause or if Mr. Campbell terminates it without Good Reason then Mr. Campbell shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.  If Mr. Campbell’s employment is terminated or his position significantly changed or salary decreased as a result of the acquisition of the Company, Mr. Campbell shall be entitled to severance equal to the amount he would have been due if he had been terminated without cause.

The foregoing descriptions of the employment agreement does not purport to be complete and is qualified in their entirety by reference to this agreement which is attached as an exhibit to this 10-Q and is incorporated into this Item by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$2,470	+
Accounting fees and expenses	25,000	*
Legal fees and expenses	15,000	*
Miscellaneous	15,000	*
TOTAL	$57,470	*
 + Of this amount, $113 was paid in connection with the Registration Statement on Form S-3 (SEC file No. 333-144865) and $2,357 was paid in connection with the Registration Statement on Form S-3 (SEC file No. 333-168019.
*  Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of  Incorporation, as amended and restated, provide to the fullest extent permitted by Delaware law that our directors shall not be personally liable to us or our shareholders for damages for breach of such director's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders’ (through shareholders' derivative suits on behalf of our company) right to recover damages against a director for breach of the fiduciary duty of care as a director or (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Our Certificate of Incorporation and By Laws also provide that the Company shall indemnify each director and officer to the fullest extent permitted by applicable law. Under applicable law and our By Laws, we may only indemnify a director or officer upon a finding that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We believe that the indemnification provisions in our Certificate of Incorporation By Laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. Our By Laws also provide that, to the extent that a person who is or was a director, officer, employee or agent of the Company has been successful on the merits or otherwise in an action such person was party to by reason of the fact that he or she was or is a director, officer employee or agent of the Company, we shall indemnify such person against expenses actually and reasonably incurred in connection therewith. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers, except with respect to indemnification of employees and agents under our By Laws for expenses actually and reasonably incurred upon a final judicial determination that such person has been successful on the merits or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to various cashless warrant and option exercises in the twelve months ended December 31, 2011, 2010 and 2009, the Company issued 526,348; 3,158,110 and 726,910 shares, respectively, of common stock.

As previously reported on a Form 8-K that was filed with the Securities and Exchange Commission on December 23, 2008, pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) entered into on December 18, 2008 between eMagin and an accredited Investor ("Investor") on December 22, 2008 (the “Closing”), we sold the Investor for an aggregate purchase price of $4,033,000 an aggregate of 4,033 shares of its Series B Convertible Preferred Stock (the “Preferred Stock”), which have a stated value of $1,000 per share, a conversion price of $0.75 per share and have the rights and preferences set forth in the Certificate of Designations of Series B Convertible Preferred Stock filed with the Secretary of State for the State of Delaware on December 19, 2008 (the “Certificate of Designations”), and warrants to purchase 1,875,467 shares of common stock at $1.03 per share. The warrants terminate on December 22, 2013.

On December 22, 2008, we entered into an Exchange Agreement (the “Exchange Agreement”) with three holders (“Exchange Holders”) of our outstanding Amended Notes (as defined below).  Pursuant to the Exchange Agreement, on December 22, 2008, the Exchange Holders exchanged $1,700,000 of their outstanding Amended Notes and accrued and unpaid interest thereon and received 1,706 shares of the Preferred Stock (the amount of the outstanding principal and accrued and unpaid interest due on the Amended Notes exchanged divided by $1,000).

*All of the above issuances and sales were deemed to be exempt under Rule 506 of Regulation D and Section (2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of eMagin or executive officers of eMagin, and transfer was restricted by eMagin in accordance with the requirement of the Securities Act of 1933. In addition to representations by the above-reference persons, we have made independent determinations that 11 of the above-referenced person were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits and financial statement schedule:  Schedule II – Valuation and Qualifying Accounts are included as part of this Post-Effective Amendment No. 2 on Form S-1. References to “the Company” in this Exhibit List mean eMagin Corporation, a Delaware corporation.

Exhibit Number	Description

2.1
Agreement and Plan of Merger between Fashion Dynamics Corp., FED Capital Acquisition Corporation and FED Corporation dated March 13, 2000 (incorporated by reference to exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed on March 17, 2000).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to an appendix to the Registrant's Definitive Proxy Statement filed on September 21, 2006).

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to an appendix to the Registrant’s Definitive Proxy Statement filed on October 26, 2010).

3.3	Bylaws of the Registrant (incorporated by reference to exhibit 99.3 to the Registrant's Definitive Proxy Statement filed on June 14, 2001).

3.4	Certificate of Designations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s current report on Form 8-K filed on December 23, 2008).

4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed on December 23, 2008).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (previously filed).

10.1	2000 Stock Option Plan, (incorporated by reference to Annex A to Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*

10.2	Form of Agreement for Stock Option Grant pursuant to 2003 Stock Option Plan (incorporated by reference to exhibit 99.2 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*

10.3
Nonexclusive Field of Use License Agreement relating to OLED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 29, 1999 (incorporated by reference to exhibit 10.6 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.4
Amendment Number 1 to the Nonexclusive Field of Use License Agreement relating to the LED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 16, 2000 (incorporated by reference to exhibit 10.7 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.5
Lease between International Business Machines Corporation (“IBM”) and FED Corporation dated May 28, 1999 (incorporated by reference to exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.6
Amendment Number 1 to the Lease between IBM and FED Corporation dated July 9, 1999 (incorporated by reference to exhibits 10.8 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001)

10.7
Amendment Number 2 to the Lease between IBM and FED Corporation dated January 29, 2001 (incorporated by reference to exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.8	Amendment Number 3 to Lease between IBM and FED Corporation dated May 28, 2002 (incorporated by reference to the Company’s Form S-1A as filed November 12, 2008).

10.9	Amendment Number 4 to Lease between IBM and FED Corporation dated December 14, 2004 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 20, 2004).

10.10	Amended and Restated 2003 Stock Option Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*

10.11	2005 Employee Stock Purchase Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*

10.12	Employment Agreement effective as of January 1, 2006 by and between eMagin and Susan Jones, filed January 27, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.13	Amendment to Employment Agreement as of April 17, 2006 by and between eMagin and Susan Jones.

10.14	2004 Amended and Restated Non-Employee Compensation Plan, filed September 21, 2006, as filed in the Registrant's Definitive Proxy Statement incorporated herein by reference.*

10.15	Securities Purchase Agreement, dated December 18, 2008 (incorporated by reference to exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

10.16	Registration Rights Agreement, dated December 18, 2008 (incorporated by reference to exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

10.17	Exchange Agreement, dated December 18, 2008 (incorporated by reference to exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

10.18	Amendment Number 6 to the lease between IBM and eMagin Corporation dated May 27, 2009 (incorporated by reference to the Registrant’s Current Report on Form 8-k filed on June 19, 2009).

10.19	Lease between Northup Building LLC and eMagin dated May 28, 2009 (incorporated by reference to the Registrant’s Current Report on Form 8-k filed on June 19, 2009).

10.20	Amendment No. 2 to the Employment Agreement between eMagin Corporation and Susan Jones.

10.21	Loan and Security Agreement between the Company and Access Business Finance, LLC (incorporated by reference to exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on September 11, 2009).

10.22
Executive Employment Agreement between Susan R. Taylor and the Company dated January 19, 2011 (incorporated by reference to exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed January 25, 2011).

10.23
Executive Employment Agreement between the Company and Andrew G. Sculley dated June 1, 2011 (incorporated by reference to exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on June 7, 2011).

10.24
First Amendment of Loan and Security Agreement, dated as of September 1, 2011, between the Company and Access Business Finance L.L.C. (incorporated by reference to exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on September 30, 2011.

10.25	Amended and Restated 2011 Incentive Stock Plan, as filed on April 23, 2012 in the Registrant’s Definitive Proxy Statement incorporated herein by reference.

10.26	Executive Employment Agreement between the Company and Paul C. Campbell dated May 8, 2012 (incorporated by reference to exhibit 10.1 of the Registrant’s Q1 201210-Q filed on May 10, 2012).

23.1	Opinion of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

23.2	Consents of Independent Registered Public Accounting Firm (filed herewith).

EX-101.INS	XBRL Instance Document

EX-101.SCH	XBRL Taxonomy Extension Schema Document

EX-101.CAL	XBRL Taxonomy Extension Calculation Linkbase

EX-101.DEF	XBRL Taxonomy Extension Definition Linkbase

EX-101.LAB	XBRL Taxonomy Extension Labels Linkbase

EX-101.PRE	XBRL Taxonomy Extension Presentation Linkbase

* Each of the Exhibits noted by an asterisk is a management compensatory plan or arrangement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES (cont.)

eMAGIN CORPORATION
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

Year Ended	Beginning Balance	Charged to Cost and Expenses	Deductions	Ending Balance

2011
Allowance for doubtful accounts	$374	$(98)	$(8)	$268
Inventory reserves	55	22	(70)	6
Warranty reserves	169	234	(122)	281

2010
Allowance for doubtful accounts	$584	$(200)	$(10)	$374
Inventory reserves	117	(62)	—	55
Warranty reserves	831	(506)	(156)	169

2009
Allowance for doubtful accounts	$857	$105	$(378)	$584
Inventory reserves	20	97	—	117
Warranty reserves	738	254	(161)	831

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and,

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Bellevue, State of Washington on July 23, 2012.

EMAGIN CORP.

Date: July 23, 2012	By: /s/ Andrew G. Sculley
Andrew G. Sculley
Chief Executive Officer and President (Principal Executive Officer)

Date: July 23, 2012	By: /s/ Paul Campbell
Paul Campbell
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Andrew G. Sculley	Chief Executive Office, President and Director (Principal Executive Officer)	July 23, 2012
Andrew G. Sculley
/s/ Paul Campbell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 23, 2012
Paul Campbell

/s/ Jill Wittels	Director	July 23, 2012
Jill Wittels

/s/ Claude Charles	Director	July 23, 2012
Claude Charles

/s/ Paul Cronson	Director	July 23, 2012
Paul Cronson

/s/ Irwin Engelman	Director	July 23, 2012
Irwin Engelman

/s/ Dr. Leslie Polgar	Director	July 23, 2012
Dr. Leslie Polgar

/s/ Brig. Gen. Stephen Seay	Director	July 23, 2012
Brig. Gen. Stephen Seay

/s/	Director	July 23, 2012
Christopher Brody